Exhibit 4.1

Execution Version

INDENTURE

Dated as of April 23, 2021

Among

DIAMOND FOREIGN ASSET COMPANY,

DIAMOND FINANCE, LLC,

THE GUARANTORS NAMED ON THE SIGNATURE PAGES HERETO,

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Trustee

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent

9.00%/11.00%/13.00% SENIOR SECURED FIRST LIEN PIK TOGGLE NOTES DUE 2027

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EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit B-1	Form of Accredited Investor Certificate
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Supplemental Indenture to be Delivered by Subsequent Guarantors
Exhibit E	Form of Intercreditor Agreement

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INDENTURE, dated as of April 23, 2021, among Diamond Foreign Asset Company, an exempted company formed under the laws of the Cayman Islands and a Wholly Owned Subsidiary of the Company (as defined below) (the “Cayman Issuer”), and Diamond Finance, LLC, a limited liability company organized and existing under the laws of the State of Delaware and a Wholly Owned Subsidiary of the Cayman Issuer (the “U.S. Issuer,” together with the Cayman Issuer, the “Issuers”), Diamond Offshore Drilling, Inc., a corporation incorporated under the laws of the State of Delaware (the “Company”), the other Guarantors (as defined herein) listed on the signature pages hereto, Wilmington Savings Fund Society, FSB, as Trustee, and Wells Fargo Bank, National Association, as Collateral Agent.

W I T N E S S E T H

WHEREAS, the Issuers have duly authorized the creation of an issue of $85,320,750 aggregate principal amount of 9.00%/11.00%/13.00% Senior Secured First Lien PIK Toggle Notes due 2027 (the “Initial Notes”); and

WHEREAS, the Issuers and each of the Guarantors have duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, the Issuers, the Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acceptable Appraisal” means a third-party desktop appraisal conducted by an Approved Firm; provided that, with respect to any “idle” Rig, such appraisal shall not be required to discount the value of such Rig as a result of its “idle” status (and, in the case of the appraisal delivered on the Issue Date, shall not take into account the discounts for idleness contemplated in the definition of “Rig Value”), but shall set forth the estimated reactivation costs of such “idle” Rig (other than for any “idle” Rig for which the Rig Value is required to be $0 in accordance with the definition thereof).

“Acceptable Security Interest” means, with respect to any Property, a Lien which (a) exists in favor of the Collateral Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby, other than Specified Permitted Liens, (c) secures the Secured Obligations, (d) is enforceable, except as such enforceability may be limited by any applicable Debtor Relief Laws, (e) other than as to Excluded Perfection Collateral, is perfected (or the equivalent under the Applicable Law of any non-U.S. jurisdiction with respect to applicable non-U.S. security interests), and (f) is subject to the Intercreditor Agreement.

“Acquisition” means any acquisition, or any series of related acquisitions, consummated on or after the date of this Indenture, by which any Issuer or Guarantor or any of their Restricted Subsidiaries (a) acquires any business or all or substantially all of the assets of any Person, or business unit, line of business, or division thereof, whether through purchase of assets, exchange, issuance of stock, or other equity or debt securities, merger, reorganization, amalgamation, division, or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of members of the board of directors or the equivalent governing body (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Acquisition EBITDA Adjustments” means, with respect to the calculation of Consolidated EBITDA as of any date of determination:

(a) solely in connection with calculating Consolidated EBITDA for the purposes of any incurrence test in connection with any Permitted Acquisition or similar Permitted Investment, the amount of Consolidated EBITDA forecasted to be attributable to such Rig(s) contemplated to be acquired pursuant to such transaction for the first 12-month period following the consummation of the applicable Permitted Acquisition or similar investment, based solely on contracts which, as of the date such Permitted Acquisition or other similar Permitted Investment is to be consummated, (i) have commenced or have an estimated contract start date (as determined in good faith by the Company as of such date) that is no later than the six-month anniversary of the date of such consummation and (ii) have a remaining term of at least one (1) year from the date of such consummation (such amount to be determined in good faith by the Company based on customer contracts relating to such transaction, projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, contractual limitations on distributions and other factors and assumptions believed by the Issuers to be reasonable or appropriate at the time); and

(b) otherwise with respect to any Rig(s) acquired or constructed after the date hereof during any Reference Period (and notwithstanding any restatement of the consolidated financial statements of the Company or any direct or indirect parent of the Company in connection with any such acquisition), an amount equal to the lesser of (i) the Consolidated EBITDA that would have been attributable to such Rig(s) if such Rig(s) had been acquired, or completed and delivered, on the first day of the four-quarter period mostly recently ended prior to the consummation of such transaction, determined on a historical pro forma basis and (ii) an amount determined by the Issuers, in the same manner as set forth in the foregoing clause (a), as the Consolidated EBITDA forecasted to be attributable to such Rig(s) for the balance of the four full fiscal quarter period following the consummation of such transaction.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.01 and 4.09 hereof. The Initial Notes and the Additional Notes, if any, shall constitute one series for all purposes under this Indenture (and as such will vote together on matters under the Indenture).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” means any transaction, contract, agreement, understanding, loan advance or guarantee with any Affiliate of the Company.

“Agent” means any Registrar, Paying Agent or authenticating agent.

“AI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations, and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Premium” means, with respect to any Note being redeemed on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) such principal amount of such Notes as of such Redemption Date, plus (ii) all required interest payments due on such Note (assuming cash interest payments) through, in each case, April 22, 2023, computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the then outstanding principal amount of such Note.

The Issuers shall calculate or cause to be calculated the Applicable Premium and the Trustee shall have no duty to calculate or verify the Issuers’ calculation of the Applicable Premium.

“Applicable Procedures” means, with respect to any selection of Notes, transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such selection, transfer or exchange.

“Approved Firm” means any of (a) Clarkson Valuations Limited, (b) Fearnley Offshore Supply Pte. Ltd., (c) Bassoe Offshore, (d) Arctic Offshore, (e) Pareto Offshore, (f) any successor or affiliated ship broker of those ship brokers listed in clauses (a) – (e), and (g) any other similarly qualified, independent ship broker that is not an Affiliate of the Company, the Issuers or any Subsidiary.

“Asset Sale” means:

(1) the sale, transfer, license, lease or other disposition, whether in a single transaction or a series of related transactions, of any Property (including by way of a sale and leaseback transaction and any division, merger or disposition of Equity Interests) of the Company or any of its Restricted Subsidiaries (each referred to as a “disposition”); or

(2) the issuance of Equity Interests by any Restricted Subsidiary of the Company to any Person that is not an Issuer or a Guarantor or any Restricted Subsidiary thereof, whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition in the ordinary course of business of obsolete, worn-out or surplus assets no longer used or useful in the business of the Company or any of its Restricted Subsidiaries, in each case other than a Rig;

(b) the sale, transfer or other disposition of assets to the Issuers or any Guarantor pursuant to any other transaction expressly permitted pursuant to Article 5 hereof;

(c) dispositions of cash and Cash Equivalents in the ordinary course of business;

(d) dispositions (i) between or among the Issuers and/or Guarantors, (ii) by any Excluded Subsidiary to any Issuer or Guarantor (provided that in connection with any new transfer, such Issuer or Guarantor shall not pay more than an amount equal to the fair market value of such assets as determined in good faith by the Company at the time of such transfer) and (iii) by any Excluded Subsidiary to any other Excluded Subsidiary;

(e) non-exclusive licenses and sublicenses of intellectual property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the business of the Issuers and their Subsidiaries; (f) any disposition in connection with the receipt by any Issuer or Guarantor or any Restricted Subsidiary thereof of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking, or similar event with respect to any of their respective Property;

(g) any disposition of property (other than a Rig or Rig Subsidiary) in the form of an Investment permitted pursuant to the definition of Permitted Investments (other than clause (e) thereof);

(h) any disposition of any Property other than any Rig or Rig Subsidiary, (i) that is made for fair market value to a third party on arm’s-length terms and the consideration received for such disposition is no less than 85% in cash, (ii) in respect of which any Net Proceeds and other consideration are pledged as Collateral subject to an Acceptable Security Interest to the extent required by Article 13 promptly following the date such transaction is consummated, and (iii) for consideration in an amount that does not cause the aggregate consideration for all dispositions under this clause (h) (other than the sale of the Mexico Office Building) since the Issue Date to exceed $5,000,000;

(i) the sale of:

(i) either of the Ocean America and the Ocean Valiant; provided, that (A) such Rig (x) is cold-stacked at the time of such disposition, and (y) is sold for at least fair market value to a third-party on arm’s-length terms and the consideration received from such disposition is no less than 85% in cash, (B) the Net Proceeds and other consideration of such disposition are pledged as Collateral subject to an Acceptable Security Interest to the extent required by Article 13 promptly following the date such transaction is consummated, (C) no Default has occurred and is continuing or would result therefrom and (D) the Company is in Pro Forma Compliance with each Collateral Coverage Ratio Requirement, both before and after giving effect to such disposition; and

(ii) the Ocean Valor, so long as (A) such Rig is sold for at least fair market value to a third party on arm’s-length terms and the consideration received is no less than 85% in cash based on an Acceptable Appraisal, (B) the Net Proceeds and other consideration of such disposition are pledged as Collateral subject to an Acceptable Security Interest to the extent required by Article 13 promptly following the date such transaction is consummated and (C) no Default has occurred and is continuing or would result therefrom;

(j) [Reserved];

(k) any “asset swap” for which (i) the replacement assets received in connection therewith have an appraised value greater than or equal to the appraised value of the replaced assets as reflected in an Acceptable Appraisal in respect of any replacement Rig (with such appraised value to include, for this purpose, the value of net cash flows through any then-existing contracted backlog), (ii) all assets received as consideration for such “asset swap” or acquired with the Net Proceeds therefrom, shall be pledged as Collateral subject to an Acceptable Security Interest to the extent required by Article 13 promptly following the date such transaction is consummated, (iii) no Default has occurred and is continuing or would result therefrom, and (iv) the Company is in Pro Forma Compliance with each Collateral Coverage Ratio Requirement, both before and after giving effect to such “asset swap”; and

(l) any disposition of any Property for scrap in the ordinary course of business, (i) that is made for at least fair market value to a third party on arm’s-length terms and the consideration received is no less than 85% in cash, (ii) that does not cause the consideration for each such transaction or series of related transactions under this clause (l) to exceed $500,000, and (iii) in respect of which any Net Proceeds and other consideration are pledged as Collateral subject to an Acceptable Security Interest to the extent required by Article 13 promptly following the date such transaction is consummated.

Notwithstanding anything to the contrary, prior to the RCF Discharge Date, any Asset Sale that is permitted under the Revolving Loan Credit Agreement (whether pursuant to the terms of the Revolving Loan Credit Agreement (and any related documents) or as a result of any determination made thereunder, or by amendment or waiver of the terms of the Revolving Loan Credit Agreement, or otherwise) shall be permitted under this Indenture and the other Note Documents without any further action required by any party hereto.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“BOP Lease Agreement” means that certain Lease Agreement, dated as of February 5, 2016, between Diamond Offshore Limited and EFS BOP, LLC, as amended by that certain Amendment to Lease Agreement dated as of March 31, 2021.

“Business Day” means each day which is not a Legal Holiday.

“Capital Expenditures” means, with respect to the Company and its Restricted Subsidiaries on a Consolidated basis, for any period, (a) the additions to property, plant, and equipment and other capital expenditures that are (or would be) set forth in a Consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP and (b) Capital Lease Obligations during such period, but excluding expenditures for the restoration, repair, or replacement of any fixed or capital asset which was destroyed or damaged, in whole or in part, to the extent financed by the proceeds of an insurance policy maintained by such Person.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock) but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency), (c) investments in certificates of deposit, banker’s acceptances, money market deposits and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and having a long-term debt rating of “A” or better by S&P or “A2” or better from Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency), (d) investments in any money market fund or money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (c) above, (ii) net assets of not less than $250,000,000, and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency), and (e) substantially equivalent investments to those outlined in clauses (a) through (d) above which are reasonably comparable in tenor and credit quality (taking into account the jurisdiction where the Company and its Restricted Subsidiaries conduct business) and customarily used in the ordinary course of business by similar companies for cash management purposes in any jurisdiction in which such Person conducts business (it being understood that such investments may be denominated in the currency of any jurisdiction in which such Person conducts business).

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables and purchasing cards), electronic funds transfer, and other cash management arrangements.

“Cayman Issuer” has the meaning set forth in the preamble hereto.

“Change of Control” means the occurrence of any event or series of events by which:

(i) any “person” or related Persons constituting a “group” (as such terms are used in Rule 13d-5 under the Exchange Act) (other than Pacific Investment Management Company LLC or Avenue Capital Management II, L.P., their respective Affiliates, and/or funds controlled by Pacific Investment Management Company LLC or Avenue Capital Management II, L.P. or any of their Affiliates) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of voting power of the ordinary shares of the Company (or the Permitted Holdco on or after a Permitted Holdco Event, for so long as the conditions set forth in the definition of “Permitted Holdco Event” continue to be satisfied) (such “person” or “group” a “Parent”); provided, that such ownership by a Parent shall not constitute a change of control if no “person” or related Persons constituting a “group” directly or indirectly owns more than 50% of the voting power of the ordinary shares of such Parent;

(ii) a majority of the members of the board of directors (or equivalent governing body) of the Company (or the Permitted Holdco on or after a Permitted Holdco Event, for so long as the conditions set forth in the definition of “Permitted Holdco Event” continue to be satisfied) shall not constitute Continuing Directors;

(iii) there shall have occurred under any document evidencing any Material Indebtedness any “change of control” or similar provision (as set forth in such document); or

(iv) the Company shall cease to own directly or indirectly, 100% of the Equity Interests of any of the Issuers or any Guarantor (or the Permitted Holdco (on or after a Permitted Holdco Event, for so long as the conditions set forth in the definition of “Permitted Holdco Event” continue to be satisfied) shall cease to own directly or indirectly, 100% of the Equity Interests of the Company).

Notwithstanding anything to the contrary in this Indenture, the Company shall be permitted to engage in a business combination with any Person engaged in a Similar Business, and no Change of Control shall result from such combination if, after giving pro forma effect to such combination, either: (A) both the Consolidated Total Net Leverage Ratio and the Consolidated Secured Net Leverage Ratio, in each case on a Pro Forma Basis (excluding synergies) would be less than or equal to the Consolidated Total Net Leverage Ratio or Consolidated Secured Net Leverage Ratio, as applicable, before giving effect to such transaction(s); or (B) either (i) a Permitted Holdco Event has occurred or (ii) the Equity Interests of the Combination Party is held in a separate ownership-silo such that (x) creditors of the business combined shall have no recourse to the assets of the Company and (y) creditors of the Company shall have no recourse to the assets of the acquired Person; provided, for the avoidance of doubt, any transaction between such two silos will continue to be subject to the to the terms of this Indenture.

“Chapter 11 Cases” means the chapter 11 cases of the Company and certain of its Subsidiaries jointly administered as Bankruptcy Case No. 20-32307 before the Bankruptcy Court.

“Clearstream” means Clearstream Banking S.A. and its successors.

“Code” means the United States Internal Revenue Code of 1986, as amended, or any successor thereto.

“Collateral” means all the assets and properties subject to the Liens created by the Security Documents.

“Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as collateral agent for the Secured Parties, together with its successors and assigns in such capacity.

“Collateral Coverage Ratio” means either of the RCF Collateral Coverage Ratio or the Total Collateral Coverage Ratio, or both, as the context requires.

“Collateral Coverage Ratio Requirement” means either of the RCF Collateral Coverage Ratio Requirement or the Total Collateral Coverage Ratio Requirement, or both, as the context requires.

“Collateral Rig Value” means, as of any date of determination, the sum of the Rig Value of all Rigs that are directly owned, operated, and chartered by the Issuers and the Guarantors, in each case to the extent (x) each such Rig is subject to an Acceptable Security Interest and not subject to any other Liens securing Indebtedness for borrowed money (other than the Revolving Loans and L/C Obligations, Last Out Term Loans, the Notes and the Last Out Incremental Debt), and (y) each such Rig is not subject to any other financing arrangement (other than the Revolving Loans and L/C Obligations, Last Out Term Loans, the Notes and the Last Out Incremental Debt); provided that the Rig Value attributable to non-marketed Rigs shall not constitute more than 5% of the Collateral Rig Value as calculated hereunder.

“Company” has the meaning set forth in the preamble hereto.

“Commercial Operation Date” means the date on which an acquired Rig commences commercial operations in accordance with the terms of its material customer contracts.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for any Person:

(a) Consolidated Net Income for such period, plus

(b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period:

(i) Consolidated Interest Expense;

(ii) expense for Taxes measured by net income, profits, or capital (or any similar measures), paid or accrued, including federal and state and local income Taxes, foreign income Taxes, and franchise Taxes;

(iii) depreciation, amortization, and other non-cash charges or non-cash expenses, including any write-offs or write-downs, but excluding any non-cash charge or non-cash expense that represents an accrual for a cash expense to be taken in a future period;

(iv) net cash proceeds from business interruption insurance or reimbursement of expenses received related to any Permitted Acquisition or dispositions of Property; provided that the aggregate amount added back pursuant to this clause (b)(iv), when combined with the amounts added back pursuant to clauses (b)(v), (vii), and (ix), shall not exceed the greater of (x) $2,500,000 and (y) 5% of Consolidated EBITDA in any Reference Period (calculated before giving effect to any such amounts added back);

(v) all other extraordinary, unusual, or non-recurring charges, expenses, losses (whether cash or non-cash); provided that the aggregate amount of such cash charges, expenses or losses under this clause (b)(v), when combined with the amounts added back pursuant to clauses (b)(iv), (vii), and (ix), shall not exceed the greater of (x) $2,500,000 and (y) 5% of Consolidated EBITDA in any Reference Period (calculated before giving effect to any such amount added back);

(vi) any non-cash adjustments and charges stemming from the application of fresh start accounting;

(vii) transaction expenses incurred in connection with Permitted Acquisitions, dispositions of Property and Permitted Holdco Events; provided that (A) the aggregate amount of such cash expenses under this clause (b)(vii) (1) when combined with the charges and expenses added back pursuant to clauses (b)(iv), (v), and (ix), shall not exceed the greater of (x) $2,500,000 and (y) 5% of Consolidated EBITDA in any Reference Period (calculated before giving effect to any such amounts added back) and (2) shall not exceed 1% of the total transaction value of the applicable Permitted Acquisition, Permitted Holdco Event or dispositions of Property, as applicable, and (B) no such transaction expenses added back hereunder shall have been paid to any Affiliate of the Company or any of its Restricted Subsidiaries (except to the extent such payment is in respect of third party expenses required to be paid or reimbursed by the Company or any Restricted Subsidiary);

(viii) non-cash charges and expenses relating to employee benefit plans or equity compensation plans;

(ix) charges, costs or losses attributable to the severance in connection with any undertaking or implementation of restructurings (including any tax restructuring), cost savings initiatives and cost rationalization programs, business optimization initiatives, systems implementation, termination or modification of Material Contracts, entry into new markets, strategic initiatives, expansion or relocation, consolidation of any facility, modification to any pension and post-retirement employee benefit plan, software development, new systems design, project startup, consulting, business, integrity and corporate development; provided that the aggregate amount of cash charges, costs, or losses under this clause (b)(ix), when combined with the charges and expenses added back pursuant to clauses (b)(iv), (v), and (vii), shall not exceed the greater of (x) $2,500,000 and (y) 5% of Consolidated EBITDA in any Reference Period (calculated before giving effect to any such amounts added back); and

(x) any Acquisition EBITDA Adjustments; less

(c) the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period:

(i) interest income,

(ii) federal, state, local, and foreign income Tax credits of the Company and its Restricted Subsidiaries for such period (to the extent not netted from income Tax expense);

(iii) any extraordinary, unusual, or non-recurring income;

(iv) non-cash gains or non-cash items;

(v) any cash expense made during such period which represents the reversal of any non-cash expense that was added in a prior period pursuant to clause (b)(iii) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred; and

(vi) the Consolidated EBITDA attributable to any Rig disposed of by such Person during such Reference Period.

For purposes of this Indenture, Consolidated EBITDA shall be calculated on a Pro Forma Basis. Unless otherwise expressly stated, references to Consolidated EBITDA shall mean the Consolidated EBITDA of the Company and its Restricted Subsidiaries.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Restricted Subsidiaries on a Consolidated basis, the sum of, without duplication, (a) all liabilities, obligations, and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes, or other similar instruments of any such Person, (b) all purchase money indebtedness, (c) all obligations to pay the deferred purchase price of Property or services of any such Person (including all payment obligations under non-competition, earn-out, or similar agreements, solely to the extent any such payment obligation under non-competition, earn-out, or similar agreements becomes a liability on the balance sheet of such Person in accordance with GAAP), except trade payables arising in the ordinary course of business not more than 180 days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person, (d) the Attributable Indebtedness of such Person with respect to such Person’s Capital Lease Obligations and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP), (e) all drawn and unreimbursed obligations, contingent or otherwise, of (i) any such Person relative to letters of credit, including any reimbursement obligation thereunder, and (ii) banker’s acceptances issued for the account of any such Person, (f) all obligations of any such Person in respect of Disqualified Stock which shall be valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends that are past due, (g) all Guarantees of any such Person with respect to any of the foregoing, and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, to the extent such Indebtedness is recourse to such Person.

“Consolidated Funded Secured Indebtedness” means, as of any date of determination, any Consolidated Funded Indebtedness that is secured by a Lien on any Property of the Company and its Restricted Subsidiaries.

“Consolidated Interest Expense” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Company and its Restricted Subsidiaries in accordance with GAAP, interest expense (including interest expense attributable to Capital Lease Obligations and all net payment obligations pursuant to Hedge Agreements) for such period.

“Consolidated Net Income” means, with respect to the Company and its Restricted Subsidiaries, for any period, the Consolidated net income (or loss) of the Company and its Restricted Subsidiaries; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Company or any of its Restricted Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Company and its Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Company or to any of its Restricted Subsidiaries, as the case may be, (b) the net income (or loss), in each case determined in accordance with GAAP, during such period of any Subsidiary that is not a Restricted Subsidiary, except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Company or to any of its Restricted Subsidiaries, as the case may be, (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction, (d) any extraordinary gains or losses during such period, including any cancellation of indebtedness income, (e) any non-cash gains or losses or positive or negative adjustments under ASC 815 (and any statements replacing, modifying or superseding such statement), in each case as the result of changes in the fair market value of derivatives, and (f) any gains or losses attributable to writeups or writedowns of any Property.

“Consolidated Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated Funded Secured Indebtedness on such date minus (ii) Specified Cash, to (b) Consolidated EBITDA for the most recently completed Reference Period.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Company and its Restricted Subsidiaries determined on a Consolidated basis in accordance with GAAP.

“Consolidated Total Gross Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness on such date to (b) Consolidated EBITDA for the most recently completed Reference Period.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated Funded Indebtedness on such date minus (ii) Specified Cash, to (b) Consolidated EBITDA for the most recently completed Reference Period.

“Continuing Directors” means:

(a) prior to a Permitted Holdco Event and following the occurrence of a Permitted Holdco Event and whenever the conditions set forth in the definition of “Permitted Holdco Event” cease to be satisfied, the directors (or equivalent governing body) of the Company on the Issue Date and each other director (or equivalent) of the Company, if, in each case, such other Person’s nomination for election to the board of directors (or equivalent governing body) of the Company is approved by at least 51% of the then Continuing Directors, or

(b) on and after a Permitted Holdco Event, the directors (or equivalent governing body) of the Permitted Holdco on the date of the occurrence of such Permitted Holdco Event and each other director (or equivalent) of the Permitted Holdco, if, in each case, such other Person’s nomination for election to the board of directors (or equivalent governing body) of the Permitted Holdco is approved by at least 51% of the then Continuing Directors.

“Corporate Trust Office” shall be at the address of the Trustee or the Collateral Agent, as applicable, specified in Section 12.02 hereof or such other address as to which the Trustee or Collateral Agent, respectively, may give notice to the Holders and the Issuers.

“Custodian” means the Trustee, as custodian for the Depositary with respect to the Notes in global form, or any successor entity thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration by the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration.

“Determination Date” shall mean, with respect to each Interest Period, the tenth calendar day immediately prior to the first day of such Interest Period.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event or condition, (1) matures or is mandatorily redeemable (other than solely for Capital Stock of such Person that would not otherwise constitute Disqualified

Stock) pursuant to a sinking fund obligation or otherwise, other than solely as a result of a change of control, asset sale, casualty, eminent domain or condemnation event, or (2) is redeemable at the option of the holder thereof (other than solely for Capital Stock of such Person that would not otherwise constitute Disqualified Stock) other than solely as a result of a change of control, asset sale, casualty, eminent domain or condemnation event, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its respective Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its respective Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Restricted Subsidiary organized under the laws of any political subdivision of the United States.

“Drilling Contract” means any drilling contract with respect to any Rig.

“Eligible Local Content Entities” means a Local Content Entity that (a) is not prohibited by its Organizational Documents or Applicable Law from providing a Guarantee of the Secured Obligations (subject to inclusion of any local Applicable Law-required limitations), (b) is controlled by the Company, and (c) is not an Unrestricted Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuers or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Issuers’ or any direct or indirect parent company’s common stock registered on Form S-8; and

(2) issuances to any Subsidiary of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.

“Euroclear” means Euroclear Bank SA/NV and its successors, as operator of the Euroclear System.

“European Union” means all members of the European Union as of January 1, 2004. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Rate” means, on any day, the rate at which the currency other than the Required Currency may be exchanged into the Required Currency at approximately 11:00 a.m., New York City time, on such date on the Bloomberg Key Cross Currency Rates Page for the relevant currency. To the extent that such rate does not appear on any Bloomberg Key Cross Currency Rate Page, the Exchange Rate shall be determined by the Company in good faith.

“Excluded Perfection Collateral” has the meaning set forth in Section 1.1 of the Revolving Loan Credit Agreement, as applied mutatis mutandis with respect to the Notes in good faith by the Issuers.

“Excluded Property” has the meaning set forth in Section 1.1 of the Revolving Loan Credit Agreement, as applied mutatis mutandis with respect to the Notes in good faith by the Issuers.

“Excluded Subsidiary” means:

(a) any Subsidiary (other than a Rig Subsidiary) (i) that would be prohibited or restricted from guaranteeing the Secured Obligations by any Governmental Authority with authority over such Subsidiary, Applicable Law, or analogous restriction or contract (including any requirement to obtain the consent, approval, license, or authorization of any Governmental Authority or a third party, unless such consent, approval, license, or authorization has been received, but excluding any restriction in any Organizational Documents of such Subsidiary; except for any such Subsidiary that is deemed not to be an Excluded Subsidiary pursuant to the terms of the Revolving Loan Credit Agreement;

(b) any non-Wholly Owned Subsidiary (other than a Rig Subsidiary) that is prohibited from guaranteeing the Secured Obligations pursuant to its Organizational Documents (provided that no Wholly Owned Subsidiary that is a Guarantor as of the Closing Date shall be or be deemed to be an “Excluded Subsidiary” pursuant to this clause (b)(i) solely because a portion (but not all) of the Equity Interests in such Subsidiary are sold, transferred, or otherwise disposed of to any Person that is not an Issuer or a Guarantor, and, notwithstanding such sale, transfer, or other disposition of a portion (but not all) of the Equity Interests in such Subsidiary, such Subsidiary shall remain a Guarantor to the extent it does not otherwise constitute an Excluded Subsidiary)

(c) any Unrestricted Subsidiary;

(d) any Immaterial Subsidiary;

(e) any Wholly Owned Restricted Subsidiary (other than a Rig Subsidiary) acquired with pre-existing Indebtedness permitted pursuant to Section 4.09(b)(vi) hereof, the terms of which prohibit the provision of a Guarantee being provided by such Subsidiary; and

(f) any Foreign Subsidiary that is deemed to be an Excluded Subsidiary pursuant to the terms of the Revolving Loan Credit Agreement and is not otherwise an Excluded Subsidiary described in clauses (a) through (e) of the definition hereof.

“Exempt Entity” means any non-Guarantor.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith.

“Fitch” means Fitch, Inc., or any successor to its rating agency business.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems (or gives irrevocable notice of redemption for), repays, retires or extinguishes any Indebtedness

(other than Indebtedness incurred or repaid under any revolving credit facility, unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption (including as contemplated by any such irrevocable notice of redemption), repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on the Fixed Charge Coverage Ratio, Consolidated Secured Net Leverage Ratio, Consolidated Total Gross Leverage Ratio, Consolidated Total Net Leverage Ratio and Collateral Coverage Ratio, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other basket (other than a ratio basket based on the Fixed Charge Coverage Ratio, Consolidated Secured Net Leverage Ratio, Consolidated Total Gross Leverage Ratio, Consolidated Total Net Leverage Ratio and Collateral Coverage Ratio) on the same date. Each item of Indebtedness that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant Fixed Charge Coverage Ratio, Consolidated Secured Net Leverage Ratio, Consolidated Total Gross Leverage Ratio, Consolidated Total Net Leverage Ratio and Collateral Coverage Ratio Requirement.

This Indenture provides that any calculation or measure that is determined with reference to the Company’s financial statements (including Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income, Fixed Charges, Fixed Charge Coverage Ratio, Consolidated Secured Net Leverage Ratio, Consolidated Total Gross Leverage Ratio and Consolidated Total Net Leverage Ratio) may be determined with reference to the financial statements of a parent entity instead, so long as such parent entity does not hold any material assets other than, directly or indirectly, the Capital Stock of the Company.

For purposes of making the computation referred to in the paragraph above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period (subject to the threshold specified in the previous sentence).

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Global Note Legend” means the legend set forth in Section 2.06(g)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01, 2.06(b) or 2.06(d) hereof.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantors” means the Cayman Issuer, the U.S. Issuer, the Guarantors and any future Guarantor that becomes a party to the Notes Security Agreement.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other monetary obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuers’ Obligations under this Indenture.

“Guarantor” means the Company and each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of this Indenture.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions, or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Immaterial Subsidiary” means any Restricted Subsidiary of the Company, which, together with its Subsidiaries that are Restricted Subsidiaries, as of the last day of the most recently ended Reference Period of the Company for which financial statements are available, (a) contributed less than two and one-half percent (2.5%) of the Consolidated EBITDA of the Company and its Restricted Subsidiaries for such period and (b) owns, directly or indirectly through its Subsidiaries, total assets (excluding intercompany obligations owing by or to such Restricted Subsidiary) of less than two and one-half percent (2.5%) of Consolidated Total Assets as of the last day of such period; provided that such Restricted Subsidiary, taken together with all Immaterial Subsidiaries as of such date, (i) contributed less than five percent (5.0%) of the Consolidated EBITDA of the Company and its Restricted Subsidiaries for such period, and (ii) owns, directly or indirectly through its Subsidiaries, total assets (excluding intercompany obligations owing by or to such Restricted Subsidiary) of less than five percent (5.0%) of Consolidated Total Assets as of the last day of such period; provided further, that no Restricted Subsidiary shall be an Immaterial Subsidiary if such Restricted Subsidiary as of such date (x) is a Rig Subsidiary or (y) is owed gross intercompany receivables by the Company or another of its Restricted Subsidiaries (without netting of any payables owed by such Restricted Subsidiary) in an aggregate amount greater than $35,000,000.

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a) all liabilities, obligations, and indebtedness of such Person for borrowed money, including obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments, of such Person;

(b) all obligations of such Person to pay the deferred purchase price of Property or services of such Person (including all payment obligations under non-competition, earn-out, or similar agreements, solely to the extent any such payment obligation under non-competition, earn-out, or similar agreements becomes a liability on the balance sheet of such Person in accordance with GAAP), except trade payables arising in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c) the Attributable Indebtedness of such Person with respect to such Person’s Capital Lease Obligations and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person to the extent of the value of such Property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e) all Indebtedness of any other Person secured by a Lien on any Property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all obligations, contingent or otherwise, of such Person relative to the face amount of letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(g) all obligations of such Person in respect of Disqualified Stock;

(h) all net obligations of such Person under any Hedge Agreements; and

(i) all Guarantees of such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. In respect of Indebtedness of another Person secured by a Lien on the Property of the specified Person, if such Indebtedness shall not have been assumed by such Person or is limited in recourse to the Property securing such Lien, the amount of such Indebtedness as of any date of determination will be the lesser of (i) the fair market value of such Property as of such date (as determined in good faith by the Company) and (ii) the amount of such Indebtedness as of such date. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The amount of obligations in respect of any Disqualified Stock shall be valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends that are past due.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, substantially in the form of Exhibit M to the Revolving Loan Credit Agreement, executed by each Issuer and Guarantor and their Restricted Subsidiaries, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time as permitted hereunder.

“Intercreditor Agreement” means the Collateral Agency and Intercreditor Agreement, dated as of the date hereof and executed by the Issuer and the Guarantors, the Collateral Agent, the RCF Administrative Agent, the Term Loan Administrative Agent and the Trustee, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with its terms and as permitted hereunder, including, without limitation, any modification to include the requisite holders or an authorized representative thereof (with the consent of the requisite holders) of any Last Out Incremental Debt as parties thereto.

“Interest Payment Date” means April 30 and October 31 of each year to stated maturity, except as otherwise provided in the Note.

“Interest Period” means the period commencing on the Issue Date and ending on (but excluding) the first Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date.

“Intermediate DOFC” means Diamond Offshore Finance Company, a Delaware corporation.

“Intermediate DOSC” means Diamond Offshore Services, LLC, a Delaware corporation.

“Investment Grade Rating” means a rating equal to or higher than (x) Baa3 (or the equivalent) by Moody’s, (y) BBB- (or the equivalent) by S&P or (z) a rating of BBB- (or the equivalent) by Fitch, as applicable, or if the Notes are not then rated by Moody’s, S&P or Fitch, an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers and distributors, commission, travel and similar advances to employees, directors, officers, managers, distributors and consultants in each case made in the ordinary course of business and excluding, in the case of the Company and its Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment.

For purposes of Section 4.07 and Section 4.20 hereof:

(1) “Investments” shall include the portion (proportionate to the Company’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company or the applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Company “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash or other property by the Company or a Restricted Subsidiary in respect of such Investment.

“Issue Date” means April 23, 2021.

“Issuer Order” means a written request or order signed on behalf of each Issuer by an Officer of such Issuers and delivered to the Trustee.

“Issuers” has the meaning set forth in the preamble hereto until a successor replaces the applicable entity in accordance with the applicable provisions of this Indenture and, thereafter, includes such successor.

“Junior Indebtedness” means, with respect to the Company and its Restricted Subsidiaries, any (a) Subordinated Indebtedness, (b) Indebtedness secured by Liens that are junior to the Liens securing the Secured Obligations, and (c) unsecured Indebtedness with an aggregate outstanding principal amount in excess of the Threshold Amount.

“Last Out Incremental Debt” means any first lien last out secured Indebtedness issued after the Issue Date, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption, or sinking fund obligation prior to the latest of (i) the 365th day after the “Maturity Date” under the Revolving Loan Credit Agreement, (ii) the “Maturity Date” under the Last Out Term Loan Agreement, and (iii) the scheduled maturity date of the Notes, other than customary offers to purchase upon a change of control, asset sale, or casualty or condemnation event and customary acceleration rights following an event of default (however denominated), in each case, subject to the prior repayment in full in cash of the RCF Secured Obligations (as defined in the Revolving Loan Credit Agreement) (other than contingent indemnification obligations not then due), (b) the covenants, events of default, guarantees, collateral requirements, and other terms of which (other than interest rate, fees, funding discounts, and redemption or prepayment premiums and other pricing terms determined by the Issuer to be “market” rates, fees, discounts, and other premiums at the time of issuance or incurrence of any such notes), taken as a whole, are not more restrictive or burdensome than those set forth in this Indenture and the other Note Documents and do not contain any financial ratio, (c) in respect of which no Restricted Subsidiary of the Company (other than the Issuers and other Guarantors) is an obligor, (d) the terms of which do not restrict the ability of the Company or any of its Restricted Subsidiaries from amending, modifying, restating, or otherwise supplementing this Indenture or the other Note Documents, except as permitted by the Intercreditor Agreement, (e) the terms of which do not restrict the ability of the Company or any of its Restricted Subsidiaries to guarantee the Notes or to pledge assets as Collateral for the Notes, (f) the terms of which do not prohibit the repayment or prepayment of the Last Out Term Loans, and (g) which are subject to the Intercreditor Agreement or another intercreditor agreement; provided that if the Last Out Incremental Debt takes the form of Additional Notes, the terms of such Additional Notes shall be the same as the Initial Notes, including, for the avoidance of doubt, the maturity date.

“Last Out Incremental Debt Documents” means the documents governing the terms of any Last Out Incremental Debt, as amended, restated, amended and restated, supplemented, or otherwise modified to the extent permitted under this Indenture and the Intercreditor Agreement.

“Last Out Term Loan Agreement” means that Term Loan Agreement dated as of the Issue Date among the Company, the Issuer, Wells Fargo as administrative agent and collateral agent and each Lender (as defined therein) from time to time party thereto, as amended, restated, amended and restated, supplemented, or otherwise modified to the extent permitted under the Revolving Loan Credit Agreement and the Intercreditor Agreement.

“Last Out Term Loan Documents” means the “Loan Documents,” as defined in the Last Out Term Loan Agreement.

“Last Out Term Loan Obligations” means the “Term Loan Secured Obligations,” as defined in the Last Out Term Loan Agreement.

“Last Out Term Loans” means the “Loans,” as defined in the Last Out Term Loan Agreement.

“L/C Obligations” means the “L/C Obligations” as defined in the Revolving Loan Credit Agreement.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or in the place of payments.

“Lien” means, with respect to any Property, any mortgage, leasehold mortgage, lien, security assignment, pledge, charge, security interest, hypothecation, or encumbrance of any kind in respect of such Property. For the purposes of this Indenture, a Person shall be deemed to own subject to a Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation, or other title retention agreement relating to such Property.

“Liquidity” means, as of any date of determination, an amount equal to (a) Specified Cash, plus (b) RCF Availability.

“Local Content Entities” means any Affiliate of the Company (a) that owns a Rig and (b) the capital stock or other Equity Interests of which is jointly owned by the Company or any Restricted Subsidiary(ies) and any other Person(s) but only to the extent such ownership of capital stock or other Equity Interests by such Person(s) is(are) required or necessary under local Applicable Law or custom as a condition for the operation of such Rig in such jurisdiction; provided that Local Content Entities shall not include joint ventures that are formed in the ordinary course of business and for purposes other than local Applicable Law requirements or customs.

“Material Adverse Effect” means a circumstance or condition affecting the business, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, that would reasonably be expected to have a materially adverse effect on (a) the ability of the Company to perform their payment obligations under the Notes or (b) the material rights and remedies of the Collateral Agent and the Holders under the Notes.

“Material Contract” means (a) any contract or agreement of any Issuer or Guarantor or any of their Restricted Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $5,000,000 per annum, (b) all contracts or agreements of any Issuer or Guarantor or any of their Restricted Subsidiaries with respect to the operation of any mobile offshore drilling unit (including, without limitation, any jackup rig, semi-submersible rig, drillship, and barge ship) of any third-party (including, without limitation, any services contract related to any such contract or agreement), in each case that are material to the operation thereof, (c) all Drilling Contracts and all other contracts or agreements with respect to the Rigs that are material to the operation thereof, (d) at any time after a Permitted Holdco Event has occurred, any contract or agreement described under clause (b) of the definition of “Permitted Holdco Event,” (e) the BOP Lease Agreement, (f) the PCbtH Service Contract, and (g) any other contract or agreement of any Issuer or Guarantor or any of their Restricted Subsidiaries, the breach, non-performance, cancellation, or failure to renew of which would reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” means (a) any Indebtedness of the Company and its Restricted Subsidiaries in the aggregate principal amount (including any undrawn committed or available amounts) of $40,000,000, and (b) any Indebtedness outstanding at any time pursuant to the Last Out Term Loan Agreement, the Notes, or the Last Out Incremental Debt (if any).

“Mexico Office Building” means the office building located at Carretera Carmen – Puerto Real Km 11.3 Col. El Fenix, Ciudad del Carmen, Campeche C.P. 24157.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgages” means the collective reference to each mortgage, deed of trust, or other real property security document, encumbering any real property now or hereafter owned by any Issuer or Guarantor and executed by such Issuer or Guarantor in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as any such document may be amended, restated, supplemented, or otherwise modified from time to time.

“Net Proceeds” means, as applicable, with respect to any Asset Sale, all cash and Cash Equivalents received by any Issuer, Guarantor or any of their Restricted Subsidiaries (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received and any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale) less the sum of (i) all income Taxes and other Taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of such transaction or event (provided that if such estimated Taxes exceed the amount of actual Taxes required to be paid in cash in respect of such Asset Sale, the amount of such excess shall constitute Net Proceeds), (ii) all reasonable and customary out-of-pocket fees and expenses actually incurred by any Issuer or Guarantor or any of their Restricted Subsidiaries directly in connection with such transaction or event, and (iii) the principal amount of, premium, if any, and interest on any Indebtedness incurred pursuant to Section 4.09(b)(v) hereof and secured by a Lien on the Property permitted pursuant to clauses (b), (c) or (d) of the definition of Permitted Liens (or a portion thereof) sold or otherwise disposed of, which Indebtedness is required to be repaid in connection with such transaction or event.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary of the Company (other than the Issuers) that is not a Guarantor.

“Note Documents” means, collectively, this Indenture, each Note, the Security Documents, the Intercreditor Agreement, the Intercompany Subordination Agreement, the Permitted Holdco Undertaking, if any, and each other document, instrument, certificate, and agreement executed and delivered by the Issuers, the Guarantors or any of their Restricted Subsidiaries in favor of or provided to the Trustee, the Collateral Agent or any Secured Party in connection with this Indenture or otherwise referred to herein or contemplated hereby that is designated by the Issuers as a Note Document.

“Noteholder Secured Parties” means the Trustee, the Collateral Agent and each Holder of Notes and each other holder of, or obligee in respect of, any Notes Obligations.

“Notes” means the Initial Notes (including any increases in principal amount thereof as a result of a PIK Payment) and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes and any PIK Notes issued in a PIK Payment that may be issued under a supplemental indenture. Unless the context requires otherwise, references to the “principal” or “principal amount” of Notes or of the Notes of any series for all purposes of this Indenture include any increase in the principal amount of outstanding Notes (including PIK Notes) as a result of a PIK Payment or outstanding Notes of such series (including PIK Notes) as a result of a PIK Payment with respect to the Notes of such series, as applicable.

“Notes Obligations” means any Indebtedness or other Obligations under this Indenture.

“Notes Security Agreement” means the security agreement, dated as of the Issue Date, among the Issuers, the other Grantors party thereto, the Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or Assistant Treasurer, the Secretary or Assistant Secretary, or other similar officer, manager or member of the Board of Directors or Board of Managers of the Company, the Issuers or any other Person, as the case may be, and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company, the Issuers or their respective Subsidiaries or on behalf of any other Person, as the case may be, of the Company, the Issuers or their respective Subsidiaries or such other Person, that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel. Such counsel may be an employee of or counsel to the Company, the Issuers or their Subsidiaries.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws, memorandum and articles of association (or equivalent or comparable constitutive documents), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents), (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) any applicable joint venture agreement or equityholders’ agreement.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“PCbtH Service Contract” means that certain Contractual Service Agreement, dated as of February 5, 2016, between Diamond Offshore Company and Hydril USA Distribution LLC, as amended by that certain Amendment No. 1 dated as of April 18, 2019, Amendment No. 2 dated as of September 16, 2019, and Amendment No. 3 to Contractual Service Agreement dated as of March 29, 2021.

“Permitted Acquisition” means any Acquisition that meets all of the following requirements:

(a) no less than fifteen (15) Business Days prior to the proposed closing date of such Acquisition (or such shorter period as may be agreed to by the Trustee), the Issuers shall have delivered written notice of such Acquisition to the Trustee, which notice shall include the proposed closing date of such Acquisition;

(b) the board of directors or other similar governing body of the Person to be acquired shall have approved such Acquisition;

(c) the Person or business to be acquired shall be in a line of business permitted pursuant to the Note Documents or, in the case of an Acquisition of assets, the assets acquired are useful in the business of the Company and its Restricted Subsidiaries as conducted immediately prior to such Acquisition or otherwise permitted pursuant to the Note Documents;

(d) no Change of Control would result from such transaction;

(e) (i) no Default shall have occurred and be continuing both before and after giving effect to such Acquisition and (ii) the Company shall be in Pro Forma Compliance with each Collateral Coverage Ratio Requirement, both before and after giving effect to such Acquisition;

(f) either:

(i) such Acquisition is made with the net cash proceeds of new, concurrent Qualified Equity Interests issued by or any capital contribution in respect of Qualified Equity Interests of the Company, or

(ii) the requirements set forth below are satisfied with respect thereto (it being understood and agreed that, in the case of substantially concurrent transactions or a series of related transactions, such satisfaction shall be determined with respect to such transactions, on an aggregate basis):

(A) (1)(x) the Consolidated Total Net Leverage Ratio on a Pro Forma Basis (excluding synergies) would be less than or equal to 2.5 to 1.0 as of the last day of the most recently ended fiscal quarter and (y) the Consolidated Secured Net Leverage Ratio on a Pro Forma Basis (excluding synergies) would be less than or equal to 2.0 to 1.0 as of the last day of the most recently ended fiscal quarter or (2) both the Consolidated Total Net Leverage Ratio and the Consolidated Secured Net Leverage Ratio, in each case, on a Pro Forma Basis (excluding synergies) would be less than or equal to the Consolidated Total Net Leverage Ratio or Consolidated Secured Net Leverage Ratio, as applicable, before giving effect to such transaction(s); and

(B) Liquidity would be greater than or equal to $150,000,000 on a Pro Forma Basis after giving effect to such transaction(s) and any concurrent incurrence of Indebtedness; and

(g) any Property, including Equity Interests, acquired pursuant to such Acquisition shall become Collateral subject to an Acceptable Security Interest to the extent required by Article 13, and any Restricted Subsidiary acquired pursuant to such Acquisition shall become a Subsidiary Guarantor to the extent it is a Required Guarantor.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with Section 4.10 hereof.

“Permitted Holdco” has the meaning assigned thereto in the definition of “Permitted Holdco Event.”

“Permitted Holdco Event” means the occurrence of any event or series of events that results in the ownership of 100% of the Equity Interests of the Company by any Person (the “Permitted Holdco”), so long as:

(a) no Change of Control has occurred, or would be caused by such event or series of events, in each case with respect to any provisions applicable on or after a Permitted Holdco Event;

(b) the terms of any management services agreement, shared services agreement, or other arrangement relating to shared services, management, overhead, employees, expenses, taxes, or other relationship between the Company or any of its Restricted Subsidiaries on the one hand, and the Permitted Holdco on the other hand, as well as any subsequent amendments or other modifications to any such agreements or arrangements, are at least as favorable to the Company as would be obtainable in an arm’s-length transaction and otherwise subject to all other covenants and restrictions contained in this Indenture (including, without limitation, Section 4.11 hereof);

(c) the Permitted Holdco has pledged 100% of the Equity Interests of the Company as Collateral to secure the Secured Obligations pursuant to an Acceptable Security Interest contained in a pledge agreement (the “Permitted Holdco Pledge”) (the terms of which shall include a negative pledge prohibiting the granting of Liens on any Equity Interests of the Company by the Permitted Holdco to any Person other than Liens granted to the Collateral Agent for the benefit of the Secured Parties);

(d) the Permitted Holdco shall not own any material Property, Equity Interests, or business interests other than (i) 100% of the Equity Interests in the Company and (ii) 100% of the equity interests in one or more other Persons whose primary business is the provision of contract drilling services, drilling rigs, and related equipment to the energy industry (each such person, a “Combination Party”); provided that, if the Permitted Holdco owns any Equity Interests in a Combination Party, then (A) the Company and its Restricted Subsidiaries on the one hand, and each applicable Combination Party and its Subsidiaries on the other hand, are held in separate ownership silos such that (x) neither the creditors of the Permitted Holdco nor the creditors of any Combination Party or its respective Subsidiaries shall have any recourse to the Company, its Restricted Subsidiaries, or any of their respective Properties, and (y) creditors of the Company and its Restricted Subsidiaries shall have no recourse to any applicable Combination Party, its respective Subsidiaries, or any of their respective Properties, and (B) all transactions and dealings between the Company and its Restricted Subsidiaries on the one hand, and each applicable Combination Party and its respective Subsidiaries on the other hand, or between the Company and its Restricted Subsidiaries on the one hand, and the Permitted Holdco on the other hand, shall be subject to all other covenants and restrictions contained in this Indenture (including, without limitation, Section 4.11 hereof);

(e) the Permitted Holdco shall not incur or suffer to exist any Indebtedness, obligations or other liabilities, other than (i) the Permitted Holdco’s obligations under the Permitted Holdco Undertaking, (ii) Tax liabilities of the Permitted Holdco arising in the ordinary course of business, (iii) corporate, administrative and operating expenses of the Permitted Holdco incurred in the ordinary course of business, (iv) liabilities of the Permitted Holdco under any contracts or agreements with the Company and its Restricted Subsidiaries described in clauses (b) and (c) of this definition, and (v) liabilities of the Permitted Holdco under contracts or agreements with the Combination Party and its Subsidiaries that would comply with the description in clause (b) of this definition;

(f) the Permitted Holdco shall not engage in any activities or business other than (i) issuing shares of its own common Equity Interests, (ii) holding the assets and incurring the liabilities described and permitted in clauses (b), (c), (d) and (e) of this definition and activities incidental and related thereto, pledging the Equity Interests of the Company as described and permitted in clause (c) above (and activities incidental and related thereto) and, if applicable, pledging the Equity Interests of any Combination Party as collateral to secure obligations under the debt facilities of such Combination Party (or of its direct or indirect parent entity that is itself a Combination Party) and activities incidental and related thereto and (iii) making dividends or distributions not prohibited by this Indenture that would not result in the structure described in the lead-in to this definition failing to meet the conditions described in this definition;

(g) on and after such Permitted Holdco Event, in the event of any Business Opportunity (to be defined in the definitive Permitted Holdco Undertaking documentation, but in any case to include, without limitation, any subsequent bidding or tender opportunity for a new or extended contract fixture for a Rig (or similar opportunity to provide Rigs, drilling services, or other services in the Company’s line of business)), Permitted Holdco will ensure that the Company and its Restricted Subsidiaries, or Rigs owned by the Company and its Restricted Subsidiaries, as applicable, that meet the relevant criteria for such Business Opportunity (including availability) are included in such bid, tender, or other Business Opportunity and participate on a competitive basis in such bid, tender, or other Business Opportunity, if, in the reasonable judgment of the Company, it is in the best interest of the Company to bid or participate in such bid, tender, or other Business Opportunity ((x) taking into account all relevant costs and liabilities associated with such bid, tender, Business Opportunity, or contract fixture, and (y) specifically not taking into account activity or availability of any mobile offshore drilling unit (including, without limitation, any jackup rig, semi-submersible rig, drillship, and barge rig) or Subsidiaries directly or indirectly owned by any Combination Party or otherwise by the Permitted Holdco outside of the Company and its Restricted Subsidiaries, or the business or interests of any Combination Party or the Permitted Holdco outside of the Company and its Restricted Subsidiaries); and

(h) on or prior to such Permitted Holdco Event, the Trustee shall have received an agreement, executed and delivered by the Permitted Holdco, for the benefit of the Secured Parties, which shall constitute a Note Document for all purposes hereunder (such undertaking, the “Permitted Holdco Undertaking”), pursuant to which the Permitted Holdco shall agree to (i) comply, and cause the Company and its Restricted Subsidiaries to comply, with the requirements of clauses (a) through (g) of this definition in all respects, and (ii) deliver to the Trustee a quarterly certificate of a Responsible Officer of the Permitted Holdco and a Responsible Officer of the Company, in each case, certifying compliance with such requirements and committing to comply with such requirements at all times thereafter;

provided that each of the provisions applicable to and undertakings by the Permitted Holdco in this definition shall apply equally to any Subsidiary of the Permitted Holdco that directly or indirectly holds Equity Interests in the topmost entity in either the Company’s silo or any Combination Party’s silo that is a borrower, issuer, guarantor, or other obligor with respect to all of the obligations under the primary debt facilities at such silo.

“Permitted Holdco Pledge” has the meaning assigned thereto in the definition of “Permitted Holdco Event.”

“Permitted Holdco Undertaking” has the meaning assigned thereto in the definition of “Permitted Holdco Event.”

“Permitted Investments” means:

(a) Investments existing on the Issue Date (other than Investments in Subsidiaries existing on the Issue Date) and any modification, replacement, renewal or extension thereof so long as such modification, renewal or extension thereof does not increase the amount of such Investment except as otherwise permitted by this definition of Permitted Investments;

(b) Investments (i) existing on the Issue Date in Subsidiaries existing on the Issue Date, (ii) made after the Issue Date by any Issuer or Guarantor in any other Issuer or Guarantor, (iii) made after the Issue Date by any Excluded Subsidiary in any Issuer or Guarantor and (iv) made after the Issue Date by any Excluded Subsidiary in any other Excluded Subsidiary; provided that any such Investment that is an Acquisition of a Person or business that was not owned by the Company and its Restricted Subsidiary’s immediately prior to such transaction must be separately permitted pursuant to clause (f) of this definition of Permitted Investments;

(c) Investments in cash and Cash Equivalents in the ordinary course of business;

(d) Guarantees permitted pursuant to Section 4.09(b)(xi) hereof;

(e) non-cash consideration received in connection with Asset Sales expressly permitted by the definition of “Asset Sales” (other than clause (g) in the definition of “Asset Sales”);

(f) Investments by the Company or any Restricted Subsidiary in the form of a Permitted Acquisition;

(g) Investments made at any time after March 31, 2023, in an amount not to exceed the Discretionary Basket (as defined in the Last Out Term Loan Agreement) at such time; provided, that (i) no Default has occurred and is continuing or would result therefrom, (ii) the Company is in Pro Forma Compliance with each Collateral Coverage Ratio Requirement, both before and after giving effect to such Investment, (iii) the Consolidated Total Net Leverage Ratio does not exceed 2.0 to 1.0 on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter after giving effect thereto, and (iv) Liquidity would greater than or equal to $150,000,000 on a Pro Forma Basis after giving effect to such Investment and any concurrent incurrence of Indebtedness;

(h) Investments made solely with, or solely with the proceeds of, new Qualified Equity Interests of the Company (or any parent company thereof) issued concurrently with such Investment; provided, that (i) no Default has occurred and is continuing or would result therefrom, and (ii) the Company is in Pro Forma Compliance with each Collateral Coverage Ratio Requirement, both before and after giving effect to such Investment;

(i) other Investments in an aggregate amount not to exceed $5,000,000 since the Issue Date; provided, that (i) no Default has occurred and is continuing or would result therefrom, and (ii) the Company is in Pro Forma Compliance with each Collateral Coverage Ratio Requirement, both before and after giving effect to such Investment;

(j) any other Investment; provided, that (i) no Default has occurred and is continuing or would result therefrom, (ii) the Company is in Pro Forma Compliance with each Collateral Coverage Ratio Requirement, both before and after giving effect to such Investment, (iii) the Consolidated Total Net Leverage Ratio does not exceed 1.50 to 1.0 on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter after giving effect thereto, and (iv) Liquidity would be greater than or equal to $150,000,000 on a Pro Forma Basis after giving effect to such Investment and any concurrent incurrence of Indebtedness; and

(k) Investments in any Restricted Subsidiary of Parent to fund ordinary course operating costs and expenses, including but not limited to payroll expenses and accrued and unpaid taxes;

provided that, in each case, (x) any Restricted Subsidiary acquired or formed in connection with an Investment permitted to be made pursuant to this definition of Permitted Investments shall become a Guarantor to the extent required by the definition of “Required Guarantor” and (y) any Property, including Equity Interests, acquired in connection with such Investment shall become Collateral to the extent required by Article 13.

For purposes of determining the amount of any Investment outstanding for purposes of this definition of Permitted Investments such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

“Permitted Liens” means, with respect to any Person:

(a) (i) Liens created pursuant to the Note Documents in favor of the Collateral Agent, for the benefit of the Secured Parties and subject to the Intercreditor Agreement and (ii) Liens created pursuant to the Revolving Loan Credit Agreement in favor of the Issuing Lenders on the RCF Cash Collateral (each as defined in the Revolving Loan Credit Agreement);

(b) Liens securing Indebtedness permitted under Section 4.09(b)(v)(i) hereof; provided that (i) the Indebtedness secured by such Liens is secured only by the Property subject to such Capital Lease Obligations and not any other Property of the Company or any of its Restricted Subsidiaries (although individual financings of equipment (other than Rigs) may be cross-collateralized to other financings of equipment by the same lender), (ii) such Liens securing such Indebtedness are incurred prior to or within 365 days after such acquisition or the later of the completion of such construction or the date of commercial operation of the assets constructed, and (iii) such Liens securing Indebtedness shall not attach to any Rig;

(c) Liens securing Indebtedness permitted under Section 4.09(b)(v)(ii) hereof; provided that, (i) the Indebtedness secured by such Liens is secured only by the fixed or capital assets acquired, constructed, improved, altered, or repaired with the proceeds of such Indebtedness and any related contracts, intangibles and other assets incidental thereto (including accessions thereto and replacements thereof) (although individual financings of equipment (other than Rigs) may be cross-collateralized to other financings of equipment by the same lender), (ii) such Liens securing such Indebtedness are incurred prior to or within 365 days after such acquisition or the later of the completion of such construction or the date of commercial operation of the assets constructed, and (iii) such Liens securing Indebtedness shall not attach to any Rig;

(d) Liens securing Rig Debt permitted under Section 4.09(b)(v)(iii) hereof; provided that, (i) the Liens securing such Rig Debt shall attach only to such Rig and related contracts, intangibles, and other assets that are incidental thereto (including accessions thereto and replacements thereof) or that otherwise arise therefrom and not any other Property of the Company or its Restricted Subsidiaries, (ii) such Liens securing such Indebtedness are incurred prior to or within 365 days after such acquisition or the later of the completion of such construction or the date of commercial operation of the assets constructed, (iii) such Liens securing such Indebtedness shall not apply to any other Property or assets of the Company or any Restricted Subsidiary, and (iv) such Liens securing Indebtedness shall not attach to any Rig (other than a Rig acquired or constructed with the proceeds of such Indebtedness) (although individual financings of equipment (other than Rigs) may be cross-collateralized to other financings of equipment by the same lender);

(e) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or environmental laws) (i) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(f) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (i) are not overdue for a period of more than (x) thirty (30) days in respect of assets located in the United States and (y) sixty (60) days in respect of assets located outside of the United States, or such Liens are being contested in good faith and by appropriate proceedings, and adequate reserves are maintained therefor to the extent required by GAAP, and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Company or any of its Subsidiaries;

(g) deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts, leases statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case, other than Indebtedness and so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

(h) encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(i) Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business;

(j) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) of Section 6.01 hereof or securing appeal or other surety bonds relating to such judgments;

(k) Liens on Property of a Person that becomes a Restricted Subsidiary existing at the time that such Person becomes a Restricted Subsidiary in connection with a Permitted Acquisition; provided that, (i) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, (ii) such Liens do not encumber any Property other than Property encumbered at the time of such Permitted Acquisition or such Person becoming a Restricted Subsidiary and the proceeds and products thereof, (iii) such Liens do not attach to any other Property of the Company or any of its Subsidiaries and (iv) such Liens will secure only (A) those obligations which it secures at the time such acquisition occurs, and (B) extensions, renewals, and replacements thereof which, if such Lien secures Indebtedness, constitute Permitted Refinancing Indebtedness in respect thereof;

(l) Liens of any depositary bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit account of any Issuer, Guarantor or Restricted Subsidiary thereof, except as provided otherwise in an account control agreement with respect to such deposit account;

(m) Liens on cash and Cash Equivalents securing (i) such Issuer’s, Guarantor’s or Restricted Subsidiary’s obligations in respect of a purchase card program or (ii) obligations under any purchase card program with a local bank outside of the United States in an aggregate amount not to exceed $250,000;

(n) maritime Liens, whether now existing or hereafter arising, in the ordinary course of business during normal operations, maintenance, or repair of a Rig, (i) for damages arising out of a maritime tort which are unclaimed, or are covered by insurance and any deductible applicable thereto, or in respect of which a bond or other security has been posted on behalf of the relevant Issuer or Guarantor with the appropriate court or other tribunal to prevent the arrest or secure the release of the Rig from arrest, (ii) for wages of stevedores when employed directly by a Rig Subsidiary, any charterer or sub-charterer of any Rig, or the master or agent of any Rig, in each case, which have accrued for not more than sixty days, (iii) for crew’s wages (including wages of the master of any Rig) that are discharged in the ordinary course of business and have accrued for not more than sixty days, (iv) for salvage and general average (including contract salvage), which have accrued for not more than sixty days, (v) for charters or subcharters or leases or subleases permitted under this Indenture, or (vi) otherwise arising by operation of law;

(o) rights reserved to or vested in any municipality or governmental, statutory or public authority to control, regulate or use any property of a Person, which do not in any case materially detract from the value of such property or impair the use thereof in the ordinary course of business; and

(p) other Liens securing Indebtedness or other obligations expressly subordinated to the Notes in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; provided that, prior to or substantially simultaneously with the incurrence thereof, such Liens shall have been expressly subordinated to the Liens securing the Notes pursuant to a subordination agreement.

“Permitted Refinancing Indebtedness” means any Indebtedness (the “Refinancing Indebtedness”), the proceeds of which are used to refinance, refund, renew, extend, or replace outstanding Indebtedness as permitted by Section 4.09 hereof (such outstanding Indebtedness, the “Refinanced Indebtedness”); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness (including any unused commitments thereunder) is not greater than the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness at the time of such refinancing, refunding, renewal, extension, or replacement, except by an amount equal to any original issue discount thereon and the amount of unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably and actually incurred, in connection with such refinancing, refunding, renewal, extension, or replacement, and by an amount equal to any existing commitments thereunder that have not been utilized at the time of such refinancing, refunding, renewal, extension, or replacement; (b) the final stated maturity and Weighted Average Life to Maturity of such Refinancing Indebtedness shall not be prior to or shorter than that applicable to the Refinanced Indebtedness; (c) such Refinancing Indebtedness shall not be secured by (i) Liens on assets other than assets securing the Refinanced Indebtedness immediately prior to such refinancing, refunding, renewal, extension, or replacement or (ii) Liens having a higher priority than the Liens, if any, securing the Refinanced Indebtedness immediately prior to such refinancing, refunding, renewal, extension, or replacement; (d) such Refinancing Indebtedness shall not be guaranteed by or otherwise recourse to any Person other than the Person(s) to whom the Refinanced Indebtedness is recourse or by whom it is guaranteed, in each case immediately prior to such refinancing, refunding, renewal, extension, or replacement; (e) to the extent such Refinanced Indebtedness is subordinated in right of payment to the Notes (or the Liens securing such Indebtedness were originally contractually subordinated to the Liens securing the Collateral pursuant to the Security Documents), such refinancing, refunding, renewal, extension, or replacement is subordinated in right of payment to the Notes (or the Liens securing such Indebtedness shall be subordinated to the Liens securing the Collateral pursuant to the Security Documents) on terms at least as favorable to the Holders of Notes as those contained in the documentation governing such Refinanced Indebtedness; (f) in the event that the Refinancing Indebtedness is unsecured Indebtedness (including unsecured Subordinated Indebtedness), such Refinancing Indebtedness does not include cross-defaults (but may include cross-payment defaults and cross-defaults at the final stated maturity thereof and cross-acceleration); and (g) no Default shall have occurred and be continuing at the time of, or would result from, such refinancing, refunding, renewal, extension, or replacement.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PIK Interest” means payment of interest on the Notes through an increase in the principal amount of the outstanding Notes or through the issuance of PIK Notes, to the extent all interest due on an Interest Payment Date is so paid.

“PIK Loan” means any loan made or deemed made pursuant to the Revolving Loan Credit Agreement.

“Plan” means the plan of reorganization of the Company and certain of its Subsidiaries, as debtors and debtors-in-possession, filed in the Chapter 11 Cases (and any annexes, supplements, exhibits, term sheets, or other attachments thereto), as amended, modified or supplemented prior to the Effective Date (as defined in the Plan), including by the Plan Supplement (as defined in the Plan), in accordance with the terms there of and as permitted hereunder.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Basis” means:

(a) for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement; provided that the foregoing amounts shall be without duplication of any adjustments that are already included in the calculation of Consolidated EBITDA;

(b) in the event that the Company or any Restricted Subsidiary thereof incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement, discharge, defeasance, or extinguishment) any Indebtedness included in the calculations of any financial ratio or test (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable measurement period or (ii) subsequent to the end of the applicable measurement period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the first day of the applicable measurement period and any such Indebtedness that is incurred (including by assumption or guarantee) that has a floating or formula rate of interest shall have an implied rate of interest for the applicable period determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as of the relevant date of determination.

“Pro Forma Compliance” means, with respect to the Company’s compliance with the RCF Collateral Coverage Ratio Requirement and/or the Company’s Total Collateral Coverage Ratio Requirement on the relevant date of determination, that the Parent is in compliance with such Collateral Coverage Ratio Requirement recomputed as of such date before (to the extent required by the applicable provision hereof) and after giving effect to the event or action with respect to which such pro forma calculation is required and each other transaction occurring on such date; provided that, for purposes of any such calculation of pro forma compliance, (a) such calculation shall give pro forma effect to Permitted Acquisitions, Asset Sales, and any change of such Rig’s status to “marketed,” “warm stacked,” “cold stacked,” “preservation stacked,” “held for sale,” “held at a shipyard,” or other type of classification and (b) Indebtedness shall be calculated on a Pro Forma Basis.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Equity Interests.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Stock. “Rating Agencies” means Moody’s, S&P and Fitch or if Moody’s, S&P or Fitch (or any combination thereof) shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s, S&P or Fitch (or such combination thereof), as the case may be.

“RCF Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent under the Revolving Loan Credit Agreement, and any successor thereto.

“RCF Availability” means, as of any date of determination, an amount equal to (a) the “Available Commitments” (as defined in the Revolving Loan Credit Agreement) then in effect pursuant to the Revolving Loan Credit Agreement at such time (or any equivalent term under any revolving credit facility constituting Permitted Refinancing Indebtedness with respect thereto), minus (b) the aggregate amount of “Outstandings” (as defined in the Revolving Loan Credit Agreement) (excluding any PIK Loans (as defined in the Revolving Loan Credit Agreement) then outstanding) pursuant to the Revolving Loan Credit Agreement at such time (or any equivalent term under any revolving credit facility constituting Permitted Refinancing Indebtedness with respect thereto).

“RCF Collateral Coverage Ratio” means, as of any date of determination, (a) prior to the RCF Discharge Date, the “RCF Collateral Coverage Ratio” as defined in the Revolving Loan Credit Agreement, and (b) at any time on or after the RCF Discharge Date, the ratio of (i) the Collateral Rig Value as of such date, based on an Acceptable Appraisal, to (ii) the aggregate outstanding principal amount of all loans and letter of credit obligations under the primary revolving credit facility of the Company and its Restricted Subsidiaries.

“RCF Collateral Coverage Ratio Requirement” means (a) prior to the RCF Discharge Date, the financial maintenance covenant set forth in Section 8.15(a) of the Revolving Loan Credit Agreement, and (b) at any time on or after the RCF Discharge Date, the requirement that, as of the last day of the most recently ended fiscal quarter of the Company, the RCF Collateral Coverage Ratio be greater than 2.0 to 1.0.

“RCF Discharge Date” means the “Discharge Date,” as defined in the Revolving Loan Credit Agreement.

“Record Date” for the interest payable on any applicable Interest Payment Date means April 15 or October 16 (whether or not a Business Day) next preceding such Interest Payment Date, except as otherwise provided in the Note.

“Reference Period” means, as of any date of determination, the period of four (4) consecutive fiscal quarters ended on or immediately prior to such date for which financial statements of the Company and its Subsidiaries are available.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(3) hereof.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided, that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Required Guarantors” means (a) the Company, Intermediate DOFC, Intermediate DOSC, and the Issuers, (b) each Rig Subsidiary, (c) each Restricted Subsidiary of the Company that directly or indirectly owns Equity Interests in a Rig Subsidiary, (d) any other Person that is a borrower, issuer, or guarantor of the Revolving Loans and L/C Obligations, Last Out Term Loans, and/or Last Out Incremental Debt (if any), and (e) any other Restricted Subsidiary of the Company, including any Eligible Local Content Entity, that is not, in the case of this clause (e), an Excluded Subsidiary; provided, that the Company and its Restricted Subsidiaries shall not be required to cause any Restricted Subsidiary to become a Subsidiary Guarantor unless and until the Company or such Restricted Subsidiary is required to cause such Restricted Subsidiary to become a guarantor of the obligations outstanding under the Revolving Loan Agreement or the Last Out Term Loan Agreement pursuant to the terms of the Revolving Loan Credit Agreement or the Last Out Term Loan Agreement (whether pursuant to the terms of the Revolving Loan Credit Agreement or the Last Out Term Loan Agreement (and any related documents) or as a result of any determination made thereunder, or by amendment or waiver of the terms of the Revolving Loan Credit Agreement or the Last Out Term Loan Agreement, or otherwise).

“Responsible Officer” means (i) when used with respect to the Trustee or the Collateral Agent, any officer within the corporate trust department of the Trustee or Collateral Agent, as the case may be, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee or Collateral Agent, as the case may be, who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such

Person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture, and (ii) when used with respect to the Issuers, the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, or other similar officer, manager or a member of the board of directors of such Issuer. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Issuers and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Issuer.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Payment” means any dividend on, or the making of any payment or other distribution on account of, or the purchase, redemption, retirement, or other acquisition (directly or indirectly) of, or the setting apart assets for a sinking or other analogous fund for the purchase, redemption, retirement, or other acquisition of, any class of Equity Interests of any Issuer or Guarantor or any Restricted Subsidiary thereof, the making of any payment with respect to any earn-out or similar obligation incurred in connection with an Acquisition permitted hereunder, or the making of any distribution of cash or Property to the holders of any Equity Interests of any Issuer or Guarantor or any Subsidiary thereof on account of such Equity Interests, or the making of any Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including the Issuers) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” Unless otherwise specified or the context otherwise requires, a reference to a “Restricted Subsidiary” shall be a reference to a Restricted Subsidiary of the Company.

“Revolving Loan Credit Agreement” means that revolving loan credit agreement dated as of April 23, 2021 among the Company, the Issuer, the Collateral Agent and the lenders party thereto from time to time, as amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Revolving Loan Documents” means the “Loan Documents,” as defined in the Revolving Loan Credit Agreement.

“Revolving Loan Obligations” means the Obligations as defined in the Revolving Loan Credit Agreement.

“Revolving Loans” means any revolving loan made pursuant to the Revolving Loan Credit Agreement.

“Rig” means any mobile offshore drilling unit (including, without limitation, any jackup rig, semi-submersible rig, drillship, and barge rig) of the Company or a Restricted Subsidiary, including, without limitation, the Rigs in existence on the Issue Date.

“Rig Debt” means Indebtedness incurred solely to finance the acquisition or construction of any Rig.

“Rig Subsidiary” means each Restricted Subsidiary of the Company that (a) owns a Rig, (b) operates or is a party to a Drilling Contract or charter (or similar contract) related to a Rig, (c) operates or provides services to a mobile offshore drilling unit (including, without limitation, any jackup rig, semi-submersible rig, drillship, and barge rig) of any Person, or (d) holds a deposit account or any other type of account into which any payments in respect of any Rig, or under any contract or charter with respect to any Rig, are made or held. As of the Issue Date, the Rig Subsidiaries are as set forth in Schedule 1.1(d) of the Revolving Loan Credit Agreement.

“Rig Value” has the meaning set forth in Section 1.1 of the Revolving Loan Credit Agreement, as applied mutatis mutandis with respect to the Notes in good faith by the Issuers.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Obligations” has the meaning assigned thereto in the Security Agreement.

“Secured Parties” has the meaning assigned thereto in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means that New York law governed pledge and security agreement dated as of the date hereof among the Collateral Agent, the Issuers and the Guarantors, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

“Security Documents” means, collectively, any security agreements, hypotecs, intellectual property security agreements, mortgages, collateral assignments, security agreement supplements, pledge agreements, bond or any similar agreements, guarantees and each of the other agreements, instruments or documents pursuant to which any Issuer, Guarantor or the Permitted Holdco, if any, pledges or grants a security interest in Property or assets securing any Secured Obligations, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.

“Senior Credit Facilities” means the Revolving Loan Credit Agreement, the Last Out Term Loan Agreement and the Last Out Incremental Debt Documents.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(2) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (1) any business conducted or proposed to be conducted by the Company or any of its Subsidiaries on the Issue Date or (2) any business or other activities that are reasonably similar, incidental, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and any of its Subsidiaries were engaged on the Issue Date.

“Specified Cash” means, as of any date of determination, the aggregate amount of the following (without duplication): cash and Cash Equivalents of the Company and its Restricted Subsidiaries, in each case, that are on deposit in or held in, any deposit account, securities account, or other bank account, and in each case, that is subject to (a) with respect to any cash and Cash Equivalents contained in a U.S. account, an Acceptable Security Interest pursuant to an account control agreement, or (b) with respect to any cash and Cash Equivalents contained in a non-U.S. account, an appropriate security arrangement in the relevant jurisdiction that is required by, or effective pursuant to, Applicable Law to create an Acceptable Security Interest in such account.

“Specified Permitted Lien” means any Liens incurred pursuant to clauses (b), (c), (d), (e), (f), (g), (h), (l) or (n) of the definition of Permitted Lien.

“Specified Transaction” means (a) any disposition permitted pursuant to the definition of Asset Sale, (b) any Permitted Acquisition, (c) any Permitted Investment and (d) the Transactions.

“Subordinated Indebtedness” means, with respect to the Notes, any Indebtedness of any of the Issuers or Guarantors which is by its terms subordinated in right of payment to the Notes in the case of an Issuer or to the Guarantee in the case of a Guarantor.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means any Guarantor other than the Company.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan, or similar off-balance sheet financing product where such transaction is considered borrowed money Indebtedness for Tax purposes but is classified as an operating lease in accordance with GAAP.

“Tax Distributions” means in respect of any taxable period for which the Company is a member of a consolidated, combined, affiliated, unitary or similar tax group for U.S. federal and/or applicable state, local or foreign income Tax purposes of which a direct or indirect parent of the Company is the common parent, or for which the Company is a disregarded entity for U.S. federal income Tax purposes that is wholly owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state or local income Tax purposes, distributions to any direct or indirect parent of the Company to pay U.S. federal, state, local, or foreign income Taxes of such parent or such C corporation (including distributions to fund estimated payments of such taxes) in an amount not to exceed the amount of any U.S. federal, state, local or foreign income Taxes that the Company would have paid for such taxable period had the Company been treated as a stand-alone corporate taxpayer or a standalone corporate group, calculated taking into account accumulated losses and deductions that would have been available if the Company had been so treated.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.

“Term Loan Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent under the Last Out Term Loan Agreement, and any successor thereto.

“Threshold Amount” means $40,000,000.

“Total Collateral Coverage Ratio” means, as of any date of determination, (a) prior to the RCF Discharge Date, the “Total Collateral Coverage Ratio” as defined in the Revolving Loan Credit Agreement, and (b) at any time on or after the RCF Discharge Date, the ratio of (i) the Collateral Rig Value as of such date, based on an Acceptable Appraisal, to (ii) the sum of (1) the aggregate outstanding principal amount of all loans and letter of credit obligations under the primary revolving credit facility of the Company and its Restricted Subsidiaries, plus (2) the aggregate outstanding principal amount of the Last Out Term Loans as of such date, plus (3) the aggregate outstanding principal amount of the Notes as of such date, plus (4) the aggregate outstanding principal amount of the Last Out Incremental Debt as of such date.

“Total Collateral Coverage Ratio Requirement” means (a) prior to the RCF Discharge Date, the financial maintenance covenant set forth in Section 8.15(b) of the Revolving Loan Credit Agreement, and (b) at any time on or after the RCF Discharge Date, the requirement that, as of the last day of the most recently ended fiscal quarter of the Company, the Total Collateral Coverage Ratio be greater than 1.3 to 1.0.

“Transactions” means (a) the execution and delivery of this Indenture and the other Note Documents and the issuance of the Notes, (b) the consummation of the Plan in accordance with the terms thereof, the Confirmation Order (as defined in the Plan), and the applicable Restructuring Documents (as defined in the Plan), and (c) the payment of all fees, expenses, and costs actually incurred by the Issuers and the Guarantors and their Restricted Subsidiaries in connection with the foregoing.

“Treasury Rate” means, the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to the Redemption Date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to April 22, 2023; provided, however, that if the period from the Redemption Date to April 22, 2023 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means Wilmington Savings Fund Society, FSB, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Company (i) designated as an Unrestricted Subsidiary as of the Issue Date, or (ii) which the Company has designated in writing to the Trustee to be an Unrestricted Subsidiary pursuant to, and in accordance with, Section 4.20 hereof, in each case, unless such Subsidiary is thereafter designated as a Restricted Subsidiary pursuant to Section 4.20 hereof, and (b) each Subsidiary of an Unrestricted Subsidiary.

“U.S. Issuer” has the meaning set forth in the preamble hereto.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity, or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness, in each case of clauses (a) and (b), without giving effect to the application of any prior prepayment to such installment, sinking fund, serial maturity, or other required payment of principal.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by Applicable Law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Section 1.02 Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10
“Additional Amounts”	4.17
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.16
“disposition”	1.01
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Increased Amount”	4.12
“Other Last Out Debt Repayment Offer”	4.21
“Other Last Out Debt Payment”	4.21
“Other Last Out Debt Payment Date”	4.21
“Legal Defeasance”	8.02
“Note Register”	2.03
“Offer Amount”	3.09
“Offer Period”	3.09
“Pari Passu Indebtedness”	4.10(d)
“Paying Agent”	2.03
“PIK Interest”	Exhibit A
“PIK Notes”	2.01(a)(ii)
“PIK Payment”	2.01(a)(ii)
“Purchase Date”	3.09
“Redemption Date”	3.07
“Refinancing Indebtedness”	1.01
“Registrar”	2.03
“Required Currency”	12.19
“Restricted Payments”	4.07
“Reversion Date”	4.16
“Successor Company”	5.01
“Successor Person”	5.01
“Suspended Covenants”	4.16
“Suspension Period”	4.16
“Tax Jurisdiction”	4.17(a)

Section 1.03 [Reserved]

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) “will” shall be interpreted to express a command;

(f) provisions apply to successive events and transactions;

(g) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h) unless the context otherwise requires, any reference to an “Article,” “Section,” “clause” or “Exhibit” refers to an Article, Section, clause or Exhibit, as the case may be, of this Indenture;

(i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause, other subdivision or Exhibit; and

(j) unless otherwise provided in this Indenture, in any Note or in any other Note Document, the words “execute,” “execution,” “signed,” and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Note, any other Note Document or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act, provided that, notwithstanding anything herein to the contrary, neither the Trustee nor the Collateral Agent is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee or the Collateral Agent, as applicable, pursuant to procedures approved by the Trustee or the Collateral Agent, as applicable.

Section 1.05 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee, the Collateral Agent, if applicable, and, where it is hereby expressly required, to the Issuers. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee, the Collateral Agent and the Issuers, if made in the manner provided in this Section 1.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register. Notwithstanding anything to the contrary in this Indenture or any of the other Note Documents, solely for purposes of determining whether any notice, direction, action to be taken or consent to be given under this Indenture is authorized, provided or given (as the case may be) by a sufficient aggregate principal amount of Notes, an owner of a beneficial interest in a Global Note shall be treated as a Holder, and the Trustee and, if applicable, the Collateral Agent, shall accept evidence of such beneficial interest provided by such owner.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Collateral Agent or the Issuers in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Issuers may, in the circumstances permitted by the Trust Indenture Act, set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuers prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.05(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including DTC that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h) The Issuers may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating; Terms.

(a) General. (i) The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof.

(ii) If the Issuers are entitled to pay PIK Interest in respect of the Notes, the Issuer may elect (subject to the restrictions contained in the Notes), without the consent of the Holders of the Notes (and without regard to any restrictions or limitations set forth under Section 4.09 hereof), to pay the applicable amount of PIK Interest (in accordance with the requirements contained in the Notes) for such Interest Period in respect of each outstanding Note on the Interest Payment Date in respect of such Interest Period by (y) increasing the outstanding principal amount of Notes by an amount equal to the PIK Interest elected to be paid (rounded up to the nearest whole dollar), and, upon receipt of an Issuer Order, an adjustment shall be made by the Trustee to reflect such increase, with respect to Global Notes, in the “Schedule of Exchanges of Interests in the Global Note”, or (z) issuing additional Notes (the “PIK Notes”) under this Indenture on the same terms and conditions as the Notes with respect to which such PIK Notes are being issued as PIK Interest in an amount equal to the PIK Interest elected to be paid (rounded up to the nearest whole dollar) (in each case of (y) and (z), a “PIK Payment”). The Initial Notes (including any increases thereof as the result of a PIK Payment and any PIK Notes issued as a PIK Payment with respect thereto) and any Additional Notes of the same series (including any increases thereof as the result of a PIK Payment and any PIK Notes issued as a PIK Payment with respect to such Additional Notes) subsequently issued under this Indenture will be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to the “principal” or “principal amount” of Notes or of the Notes of any series for all purposes of this Indenture includes any increase in the principal amount of outstanding Notes (including PIK Notes) as a result of a PIK Payment or outstanding Notes of such series (including PIK Notes) as a result of a PIK Payment with respect to the Notes of such series, as applicable. Interest for the first Interest Period commencing on the Issue Date, for the last Interest Period concluding on the Maturity Date of the Notes and in connection with any redemption or repurchase shall be payable entirely in cash. If the Issuers are permitted to pay PIK Interest for any Interest Period and desires to pay PIK Interest for such Interest Period, the Issuer must comply with the procedures and notice requirements contained in the Notes.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d) Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuers pursuant to an Asset Sale Offer as provided in Section 4.10 hereof, a Change of Control Offer as provided in Section 4.14 hereof or an Other Last Out Debt Repayment Offer as provided in Section 4.21 hereof. The Notes shall not be redeemable, other than as provided in Article 3.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuers without notice to or consent of the Holders and shall be consolidated with and, to the extent the Additional Notes are fungible with the Initial Notes, form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes; provided, that the Issuers’ ability to issue Additional Notes shall be subject to the Issuers’ compliance with Section 4.09 hereof and provided further, that if the Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number, ISIN or Common Code, if applicable. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

(e) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in any Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication.

One Officer of each Issuer shall execute the Notes on behalf of the Issuers by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuer Order (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall upon receipt of an Authentication Order authenticate and deliver (a) any Additional Notes (including any PIK Notes) for an aggregate principal amount specified in such Authentication Order for such Additional Notes (including any PIK Notes) issued hereunder and (b) record increases in the principal amount of the Notes to reflect a PIK Payment or authenticate PIK Notes to reflect a PIK Payment, each upon receipt of an Issuer Order.

The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuers.

Section 2.03 Registrar and Paying Agent.

The Issuers shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without prior notice to any Holder. The Issuers shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuers or any of their Subsidiaries may act as Paying Agent or Registrar.

The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuers initially appoint the Trustee to act as the Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Issuers shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuers or a Subsidiary) shall have no further liability for the money. If the Issuers or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Trust Indenture Act Section 312(a). If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuers shall otherwise comply with Trust Indenture Act Section 312(a).

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor Depositary or a nominee of such successor Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Depositary (x) notifies the Issuers that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 120 days or (ii) there shall have occurred and be continuing a Default with respect to the Notes. Upon the occurrence of any of the preceding events in (i) or (ii) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (i) or (ii) above and pursuant to Section 2.06(b)(2)(B) and 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided, that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of the certificates in the form of Exhibit B. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) hereof and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C) if the transferee will take delivery in the form of a beneficial interest in the AI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (3)(d) thereof.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) hereof and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, or pursuant to an effective registration statement under the Securities Act, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(b)(4), if the Registrar or Issuers so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this Section 2.06(b)(4) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.06(b)(4).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in clauses (i) or (ii) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(C) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(D) if such beneficial interest is being transferred to an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of the Securities Act) in reliance on any other exemption from the registration requirements of the Securities Act in accordance with Rule 144, other than those listed in subparagraphs (B) or (C) above, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3) thereof and Exhibit B-1 hereto;

(E) if such beneficial interest is being transferred to the Issuers, the Guarantors or any of the Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and upon receipt of an Authentication Order, the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Exhibit B, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) hereof and if the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, or pursuant to an effective registration statement under the Securities Act, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar or Issuers so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and, upon receipt of an Authentication Order, the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to any other exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to the Issuers, the Guarantors or any of the Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the applicable Restricted Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(d)(ii), if the Registrar or Issuers so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the applicable conditions in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to clauses (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, or pursuant to an effective registration statement under the Securities Act, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(e)(ii), if the Registrar or Issuers so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) [Reserved].

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture or if not required by law to have such a legend:

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW.

THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE ISSUERS THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO THE ISSUERS, THE COMPANY OR ANY SUBSIDIARY THEREOF, (II) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR (III) PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT, EXERCISABLE BY EITHER, PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (III) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION

AND/OR OTHER INFORMATION TO THE ISSUERS, THE TRUSTEE AND THE REGISTRAR REASONABLY SATISFACTORY TO THE ISSUERS, AND, IN EACH OF CASES (I) THROUGH (III), IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2), or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) (and any note not required by law to have such a legend) shall not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(H) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(A) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.10, 4.14 and 9.05 hereof).

(3) Neither the Registrar nor the Issuers shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Issuers shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer, in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(7) Upon surrender for registration of transfer of any Note at the office or agency of the Issuers designated pursuant to Section 4.02 hereof, the Issuers shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(8) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuers shall execute, and the Trustee shall authenticate and deliver, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.

(9) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(10) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner, or other Person (other than the Depositary) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants, and any beneficial owners.

(11) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under Applicable Law with respect to any transfer of any interest in any Note (including any transfers between or among the Depositary’s participants, members, or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. None of the Trustee, the Collateral Agent nor any of their agents shall have any responsibility for any actions taken or not taken by the Depositary.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuers and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuers shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee to protect the Trustee and its agents and in the judgment of the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers may charge for its expenses in replacing a Note, including the Trustee’s expenses.

Every replacement Note is a contractual obligation of the Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuers or an Affiliate of the Issuers holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuers, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, or by any Affiliate of the Issuers, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuers or any obligor upon the Notes or any Affiliate of the Issuers or of such other obligor.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11 Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes (subject to the record retention requirement of the Exchange Act) in accordance with its customary procedures. Certification of the disposal of all cancelled Notes shall be delivered to the Issuers upon its written request. The Issuers may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Issuers default in a payment of interest on the Notes, they shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuers shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Issuers shall fix or cause to be fixed each such special record date and payment date; provided, that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Issuers shall promptly notify the Trustee of such special record date and payment date. At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) shall send or cause to be sent to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13 CUSIP and ISIN Numbers.

The Issuers in issuing the Notes may use CUSIP and/or ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP and/or ISIN numbers in notices of redemption as a convenience to Holders; provided, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers shall as promptly as practicable notify the Trustee of any change in the CUSIP and/or ISIN numbers.

ARTICLE 3

REDEMPTION

Section 3.01 Notices to Trustee.

If the Issuers elect to redeem Notes pursuant to Section 3.07 hereof, they shall furnish to the Trustee, at least two Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to Section 3.03 hereof but not more than 60 days before a Redemption Date (except that redemption notices may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture), an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

Section 3.02 Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, such Notes shall be selected for redemption by the Trustee (1) if the Notes are listed on an exchange and such listing is known to the Trustee, in compliance with the requirements of such exchange or in the case of Global Notes, in accordance with customary procedures of the Depositary or (2) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as most nearly approximates a pro rata basis subject to customary procedures of the Depositary. Such Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the Redemption Date from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in minimum amounts of $1.00 or an integral multiple of $1.00 in excess thereof. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

The Trustee shall not be responsible for any actions taken or not taken by DTC pursuant to its Applicable Procedures.

Section 3.03 Notice of Redemption.

Subject to Section 3.09 hereof, the Issuers shall deliver notices of redemption electronically or by first-class mail, postage prepaid, at least 15 but not more than 60 days before the purchase or Redemption Date to each Holder of Notes (with a copy to the Trustee) at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 hereof. Notices of redemption may be conditional.

The notice shall identify the Notes to be redeemed and shall state:

(a) the Redemption Date;

(b) the redemption price;

(c) if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed shall be issued in the name of the Holder of the Notes upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(i) any condition to such redemption.

At the Issuers’ request, the Trustee shall give the notice of redemption in the Issuers’ names and at their expense; provided that the Issuers shall have delivered written notice to the Trustee, at least two Business Days prior to the date on which notice of redemption is to be sent (unless a shorter notice shall be agreed to by the Trustee) in the form of an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price, unless such redemption is conditioned on the happening of a future event. The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05 Deposit of Redemption or Purchase Price.

Prior to noon (Eastern time) on the redemption or purchase date, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Definitive Note that is redeemed or purchased in part, the Issuers shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided, that each new Note shall be in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07 Optional Redemption.

(a) At any time, prior to six months after the Issue Date, the Issuers may redeem all of the Notes, upon notice as described under Section 3.03 hereof, at a redemption price equal to 101.0% of the principal amount of the Notes to be redeemed plus the accrued and unpaid interest, if any, thereon, to, but not including, the date of redemption (the “Redemption Date”).

(b) At any time, or from time to time, on or after the date that is six months following the Issue Date and prior to April 22, 2023, the Issuers may on one or more occasions redeem all or a part of the Notes, upon notice as described under Section 3.03 hereof, at a redemption price equal to 100.0% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, thereon, to, but not including, the Redemption Date.

(c) On and after April 22, 2023, the Issuers may on one or more occasions redeem all or a part of the Notes upon notice as described under Section 3.03 hereof, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in this Section 3.07(c), plus accrued and unpaid interest, if any, thereon to, but not including, the applicable Redemption Date, if redeemed during the twelve-month period beginning on April 22 of each of the years indicated below:

Year	Percentage
2023	104.000%
2024	103.000%
2025	102.000%
2026 and thereafter	100.000%

(d) On or after the date that is six months after the Issue Date to but excluding April 22, 2023, the Issuers may, at their option, on one or more occasions redeem up to 40.0% of the aggregate principal amount of Notes issued under this Indenture (including the principal amount of any Additional Notes issued under this Indenture) at a redemption price equal to 109.000% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, thereon, to, but not including, the applicable Redemption Date, with the net cash proceeds received by the Issuers from one or more Equity Offerings; provided, that (a) at least 50.0% of the aggregate principal amount of Notes originally issued under this Indenture on the Issue Date remains outstanding immediately after the occurrence of each such redemption, unless all such Notes are redeemed substantially concurrently and (b) each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

(e) Notwithstanding this Section 3.07, in connection with any tender offer for all of the outstanding Notes at such time, including a Change of Control Offer or Asset Sale Offer, if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuers, or any third party making such a tender offer in lieu of the Issuers, purchase all of the Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the applicable Redemption Date.

(f) Any notice of any redemption may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, without limitation, the consummation of an incurrence or issuance of debt or equity or a Change of Control or other corporate transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuers’ discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.

(g) If the optional Redemption Date is on or after a Record Date and on or before the corresponding Interest Payment Date, the accrued and unpaid interest, if any, to, but not including, the Redemption Date will be paid on the Redemption Date to the Holder in whose name the Note is registered at the close of business on such Record Date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuers.

(h) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof and shall be subject to any applicable limitations set forth in the Intercreditor Agreement and the Revolving Loan Credit Agreement.

Section 3.08 [Reserved].

Section 3.09 Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10 hereof, the Issuers shall be required to commence an Asset Sale Offer, they shall follow the procedures specified below.

(b) The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by Applicable Law (the “Offer Period”). No later than five (5) Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuers shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, Pari Passu Indebtedness (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and Pari Passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d) Upon the commencement of an Asset Sale Offer, the Issuers shall send electronically or by first-class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment shall continue to accrue interest;

(4) that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in minimum amounts of $1.00 or integral multiples of $1.00 in excess thereof only;

(6) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuers, the Depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7) that Holders shall be entitled to withdraw their election if the Issuers, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the holders thereof exceeds the Offer Amount, the Company shall select the Notes (while the Notes are in global form pursuant to the procedures of the Depositary) and the Issuers shall select such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in denominations of $1.00 or integral multiples of $1.00 in excess thereof shall be selected); and

(9) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e) On or before the Purchase Date, the Issuers shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f) The Issuers, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuers for purchase, and the Issuers shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided, that each such new Note shall be in a minimum denomination of $1.00 or an integral multiple of $1.00 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof. The Issuers shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.09 or Section 4.10 hereof, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof.

Section 3.10 Redemption for Changes in Taxes.

The Issuers may redeem the Notes, in whole but not in part, at their discretion at any time upon giving not less than 15 nor more than 60 days’ prior notice to the Holders (which notice will be irrevocable and given in accordance with the procedures described under Sections 3.02 and 3.03 hereof), at a redemption price equal to 100.0% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Issuers for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Issuers or a Guarantor as the case may be, on the next date on which any amount would be payable in respect of the Notes or any Guarantee, is or would be required to pay Additional Amounts, and the Company, Issuers or the relevant Guarantor (but, in the case of a Guarantor, only if the payment giving rise to such requirement cannot be made by the Company, Issuers or another Guarantor, who can make such payment without the obligation to pay Additional Amounts) cannot avoid any such payment obligation by taking reasonable measures available (including making payment through a paying agent located in another jurisdiction), as a result of:

(a) any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the relevant Tax Jurisdiction affecting taxation which change or amendment has not been formally announced before the date of this Indenture and becomes effective on or after the date of the Indenture (or, if a Tax Jurisdiction has been added since the date of this Indenture, the date on which that Tax Jurisdiction became a Tax Jurisdiction under this Indenture); or

(b) any change in, or amendment to, the existing official position regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, amendment, application or interpretation has not been formally announced before the Issue Date (or, if a Tax Jurisdiction has been added since the Issue Date, the date on which that Tax Jurisdiction became a Tax Jurisdiction under this Indenture).

The Issuers will not give any such notice of redemption earlier than 60 days prior to the earliest date on which the Company, the Issuers or Guarantor, as the case may be, would be obligated to make such payment or withholding if a payment in respect of the Notes or any Guarantee were then due. Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuers will deliver to the Trustee an Opinion of Counsel, to the effect that there has been such change or amendment which would obligate the Company, the Issuers or a Guarantor to make such payment or withholding and an Officer’s Certificate to the effect that the Company, the Issuers or Guarantor, as the case may be, cannot avoid such payment or withholding by taking reasonable measures available to it. For the avoidance of doubt, reasonable measures shall not include anything which has any material impact on the business of the Company, the Issuers or Guarantor, or which would cause the Company, the Issuers or Guarantor to incur any material costs. The Trustee shall be entitled to conclusively rely on such Opinion of Counsel and Officer’s Certificate as sufficient evidence of the conditions as described above, in which event it will be conclusive and binding on all Holders.

The provisions of this Section 3.10 shall apply mutatis mutandis to the laws and official positions of any jurisdiction in which any successor to a payor is organized or otherwise considered to be a resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein. The provisions of this Section 3.10 shall survive any termination, defeasance or discharge of this Indenture.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuers or a Subsidiary, holds as of noon (Eastern time) on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due; provided that if the Issuers elect to pay interest in the form of PIK Interest in the manner provided for herein and in the Notes, then the applicable amount of PIK Interest in respect of such Interest Period shall be considered paid on the date due if, in accordance with the terms hereof and of the Notes, a PIK Payment is made in respect of such amount of PIK Interest, and shall not be considered overdue.

The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

The Issuers shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.03 hereof; provided, that no service of legal process on the Issuers or any Guarantor may be made at any office of the Trustee.

Section 4.03 Reports and Other Information.

(a) The Company shall furnish to the Trustee:

(1) within 120 days after the end of each fiscal year of the Company ending after the Issue Date, the consolidated financial statements of the Company for such year prepared in accordance with GAAP, together with a report thereon by the Company’s independent auditors, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements substantially similar to that which would be included in an Annual Report on Form 10-K (as in effect on the Issue Date) filed with the SEC by the Company (if the Company were required to prepare and file such form); it being understood that the Company shall not be required to include any consolidating financial information with respect to the Company, any Guarantor or any other affiliate of the Company, or any separate financial statements or information for the Company, any Guarantor or any other Affiliate of the Company;

(2) within 60 days after the end of each of the first three fiscal quarters in each fiscal year of the Company, beginning with the first such fiscal quarter ending after the Issue Date, the condensed consolidated financial statements of the Company for such quarter prepared in accordance with IFRS, together with a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements substantially similar to that which would be included in a Quarterly Report on Form 10-Q (as in effect on the Issue Date) filed with the SEC by the Company (if the Company were required to prepare and file such form); it being understood that the Company shall not be required to include any consolidating financial information with respect to the Company, any Guarantor or any other affiliate of the Company, or any separate financial statements or information for the Company, any Guarantor or any other Affiliate of the Company; and

(3) information substantially similar to the information that would be required to be included in a Current Report on Form 8-K (as in effect on the Issue Date) filed with the SEC by the Company (if the Company were required to prepare and file such form) pursuant to Item 1.01 (Entry into a Material Definitive Agreement), Item 1.02 (Termination of a Material Definitive Agreement), Item 1.03 (Bankruptcy or Receivership), Item 2.01 (Completion of Acquisition or Disposition of Assets), Item 2.05 (Costs Associated with Exit or Disposal Activities), Item 2.06 (Material Impairments), Item 4.01 (Changes in Registrant’s Certifying Accountants), Item 4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review, Item 5.01 (Changes in Control of Registrant) or Items 5.02(b) and (c) (Departure of Directors or Certain Officers); Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers), of such form, within 15 days after the date of filing that would have been required for a current report on Form 8-K; provided, however, that no report shall be required to include (1) any exhibits or (2) a summary of the terms of, any employment or compensatory arrangement, agreement, plan or understanding between the Company (or any of its Subsidiaries) and any director, manager or executive officer of the Company (or any of its Subsidiaries); provided further that no such current reports (or Items thereof) will be required to be delivered (or included) if the Company determines in its good faith judgment that such event (or information) is not material to Holders or the business, assets, operations, financial position or prospects of the Company and its Subsidiaries, taken as a whole.

In addition, to the extent not satisfied by the foregoing, for so long as the Notes remain subject to this Section 4.03(a), the Company shall furnish to Holders thereof and prospective investors in such Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) (as in effect on the Issue Date) of the Securities Act.

(b) None of the reports referenced in clauses (1), (2) and (3) of Section 4.03(a) hereof shall be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 302 of Regulation S-K or Item 10(e) of Regulation S-K or Item 601 of Regulation S-K (with respect to exhibits) and will not be required to contain financial information required by Rule 3-09, Rule 3-10 or Rule 3-16 (or any successor provision, including Rule 13-01 and Rule 13-02) of Regulation S-X or include any exhibits or certifications required by Form 10-K, Form 10-Q or Form 8-K (or any successor or comparable forms) or related rules under Regulation S-K.

(c) The requirements set forth in Section 4.03(a) hereof may be satisfied by (i) delivering such information electronically to the Trustee and (ii) posting copies of such information on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access shall be given to Holders and prospective purchasers of the Notes (which prospective purchasers shall be limited to “accredited investors” within the meaning of Rule 501(a)(1), (2), (3) or (7) of the Securities Act or non-U.S. persons (as defined in Regulation D under the Securities Act) that certify their status as such to the reasonable satisfaction of the Company and who acknowledge the confidentiality of the information).

(d) Notwithstanding the foregoing, at all times that the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company may satisfy the requirements of this Section 4.03 by filing with the SEC within the time periods specified in the SEC’s rules and regulations that are then applicable to the Company all the reports and information described in the preceding paragraphs, but without giving effect to any of the provisos contained in such paragraphs, and any other information, documents and other reports that the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act, in each case in a manner that complies in all material respects with the requirements specified in the applicable forms promulgated by the SEC.

(e) In the event that any direct or indirect parent company of the Company guarantees the Notes (which shall be permitted, subject to compliance with this Indenture, at any time, at the Company’s sole discretion) or files the reports specified in Section 4.03(a) hereof with the SEC, this Indenture will permit the Company to satisfy its obligations in this Section 4.03 with respect to the financial information relating to the Company by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand. Such parent shall not be considered a Guarantor by virtue of providing such guarantee, which may be released at any time. The obligations under this Section 4.03 may be satisfied by having the applicable entity file reports containing the information contemplated hereby within the timeframes contemplated hereunder with the SEC.

Delivery of reports, information and documents to the Trustee hereunder is for informational purposes only and the information and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein, or determinable from information contained therein including the Company or the Issuers’ compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate).

Section 4.04 Compliance Certificate.

(a) The Issuers shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Issuers and their Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuers have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuers have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuers are taking or propose to take with respect thereto).

(b) When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Issuers or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Company shall promptly (which shall be no more than 30 days upon becoming aware of any Default) deliver to the Trustee by registered or certified mail or by facsimile transmission a statement specifying such event, its status and what action the Company is taking or proposes to take with respect thereto. The Trustee will not be deemed to have knowledge of any Defaults or Events of Default unless written notice of an event, which is in fact a Default, has been delivered to the Trustee by the Company, any Issuer, Guarantor or Holder at the Corporate Trust Office and such notice references the Notes and this Indenture and states that it is a “Notice of Default.”

Section 4.05 Taxes.

The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.

The Issuers and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuers and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Limitation on Restricted Payments.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, declare or make any Restricted Payments, except:

(a) any Issuer or Guarantor may make Restricted Payments to any other Issuer or Guarantor, and (ii) any Excluded Subsidiary may make Restricted Payments to the Company or any other Restricted Subsidiary;

(b) at any time after a Permitted Holdco Event has occurred and for so long as the conditions set forth in the definition of “Permitted Holdco Event” are met, the Company may make Tax Distributions;

(c) Restricted Payments made at any time after March 31, 2023, in an amount not to exceed the Discretionary Basket at such time; provided, that (i) no Default has occurred and is continuing or would result therefrom, (ii) the Company is in Pro Forma Compliance with each Collateral Coverage Ratio Requirement, both before and after giving effect thereto, (iii) the Consolidated Total Net Leverage Ratio does not exceed 2.0 to 1.0 on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter after giving effect thereto, and (iv) Liquidity would be greater than or equal to $150,000,000 on a Pro Forma Basis after giving effect to such Restricted Payment and any concurrent incurrence of Indebtedness;

(d) any other Restricted Payment; provided, that (i) no Default has occurred and is continuing or would result therefrom, (ii) the Company is in Pro Forma Compliance with each Collateral Coverage Ratio Requirement, both before and after giving effect to such Restricted Payment, (iii) the Consolidated Total Net Leverage Ratio does not exceed 1.50 to 1.0 on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter after giving effect thereto, and (iv) Liquidity would be greater than or equal to $150,000,000 on a Pro Forma Basis after giving effect to such Restricted Payment and any concurrent incurrence of Indebtedness; and

(e) For the avoidance of doubt, this Section 4.07 shall not restrict the making of any “applicable high yield discount obligation” catch-up payment with respect to, and required by the terms of, any Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture.

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of the Company or any such Restricted Subsidiary to:

(1) (A) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(B) pay any Indebtedness owed to the Company, the Issuers or any of its Non-Guarantor Subsidiaries;

(2) make loans or advances to the Company, the Issuers or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of their properties or assets to the Company, the Issuers or any of its Non-Guarantor Subsidiaries.

(b) The restrictions contained in Section 4.08(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(1) this Indenture and the other Note Documents;

(2) the Revolving Loan Documents, the Last Out Term Loan Documents, and the Last Out Incremental Debt Documents;

(3) Applicable Law;

(4) any document or instrument governing Indebtedness incurred pursuant to Section 4.09(b)(v) hereof (provided that any such restriction contained therein relates only to the asset or assets acquired in connection therewith);

(5) any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien);

(6) obligations that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Company, so long as such obligations are not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(7) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 4.10 hereof) that limit the transfer of such Property pending the consummation of such sale;

(8) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Indenture so long as such restrictions relate only to the assets subject thereto; and

(9) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

Section 4.09 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Company may incur Indebtedness and issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness, issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Company and its Restricted Subsidiaries as of the end of the Reference Period would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such Reference Period.

(b) The provisions of 4.09(a) do not apply to:

(i) Indebtedness outstanding under the Revolving Loan Credit Agreement and any Permitted Refinancing Indebtedness in respect of such Indebtedness; provided, that the aggregate principal amount of any Indebtedness outstanding at any time pursuant to this Section 4.09(b)(i) does not to exceed the sum of (x) $400,000,000, plus (y) any upfront fees paid-in-kind in accordance with the terms of the Revolving Loan Credit Agreement as in effect on the Issue Date;

(ii) Indebtedness outstanding under the Last Out Term Loan Agreement and any Permitted Refinancing Indebtedness in respect of such Indebtedness; provided, that the aggregate principal amount of any Indebtedness outstanding at any time pursuant to this Section 4.09(b) does not to exceed the sum of (x) $100,000,000, plus (y) any interest thereon paid-in-kind in accordance with the terms of the Last Out Term Loan Agreement as in effect on the Issue Date.

(iii) Indebtedness outstanding under the Notes and any Permitted Refinancing Indebtedness in respect of such Indebtedness; provided, that the aggregate principal amount of any Indebtedness outstanding at any time pursuant to this Section 4.09(b)(ii) does not to exceed (x) the aggregate principal amount of the Initial Notes, plus (y) up to $40,000,000 of Additional Notes that may be issued at any time prior to the fourth anniversary of the Issue Date, plus (z) in each case, any PIK Interest thereon;

(iv) any Last Out Incremental Debt and any Permitted Refinancing Indebtedness in respect of such Indebtedness in an aggregate principal amount outstanding not to exceed at any time the sum of (i) $135,000,000, plus (ii) any interest thereon paid-in-kind in accordance with the terms of such Last Out Incremental Debt; provided, that the Company shall be in Pro Forma Compliance with the Total Collateral Coverage Ratio Requirement both before and after giving effect to the incurrence of any such Indebtedness (other than payments in kind of interest);

(v) (i) Capital Lease Obligations with respect to any Property of the Company or its Restricted Subsidiaries other than a Rig, (ii) Indebtedness incurred solely to finance the acquisition, construction, improvement, alteration or repair of any fixed or capital asset of the Company or its Restricted Subsidiaries other than a Rig, and (iii) Rig Debt; provided, in each case that (A) the aggregate principal amount of all Indebtedness outstanding at any time under this clause (e) shall not exceed $100,000,000, (B) such Indebtedness is incurred prior to or within 365 days after such acquisition or the later of the completion of such construction, improvement, alteration or repair or the date of commercial operation of the assets constructed, improved, altered, or repaired, (C) the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing, improving, altering, or repairing such fixed or capital assets, as the case may be (plus reasonable fees and expenses related thereto), (D) such Indebtedness shall not have any financial maintenance covenants, (E) any Liens securing such Indebtedness are permitted under clauses (b), (c) or (d) of the definition of Permitted Liens, as applicable, (F) such Indebtedness is non-recourse to the Company and its Restricted Subsidiaries (other than the Restricted Subsidiary that owns such fixed or capital assets and incurred such financing), and (G) with respect to the incurrence of Rig Debt (x) the Consolidated Total Gross Leverage Ratio is less than 2.5 to 1.0, calculated on a Pro Forma Basis as of the date such Rig Debt is incurred after giving effect thereto and (y) the Company is in Pro Forma Compliance with each Collateral Coverage Ratio Requirement as of the date such Rig Debt is incurred after giving effect thereto;

(vi) Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary in connection with a Permitted Acquisition permitted pursuant to the definition of Permitted Investments and Permitted Refinancing Indebtedness in respect of such Indebtedness; provided that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, (ii) neither the Company nor any Restricted Subsidiary (other than such Person or any other Person that such Person merges with (other than an Issuer or a Guarantor)) shall have any liability or other obligation with respect to such Indebtedness, (iii) any Lien securing such Indebtedness is permitted under clause (k) of the definition of Permitted Liens, and (iv) no Default or Event of Default exists at the time of or would occur as a result of the incurrence of such Indebtedness (with such Indebtedness being deemed incurred upon consummation of such transaction);

(vii) Indebtedness (i) owing under Hedge Agreements entered into in order to manage existing or anticipated interest rate, Exchange Rate, or commodity price risks and not for speculative purposes and (ii) in respect of Cash Management Agreements entered into in the ordinary course of business;

(viii) unsecured intercompany Indebtedness (A) owed by any Issuer or Guarantor to another Issuer or Guarantor, or (B) owed by the Company or any Restricted Subsidiary of the Company to the Company or any other Restricted Subsidiary of the Company; provided, that (x) all such Indebtedness of the type described in clause (A) or clause (B) above shall be subordinated to the Notes pursuant to the Intercompany Subordination Agreement, and (y) all such Indebtedness of the type described in clause (ii) above may not be paid when a Default exists, unless such payment is being made to an Issuer or a Guarantor;

(ix) Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing; provided that such Indebtedness is reimbursed or extinguished within five (5) Business Days of being matured or drawn;

(x) other Indebtedness of any Issuer or Guarantor or any Restricted Subsidiary thereof in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(xi) Guarantees (i) by any Issuer or Guarantor of Indebtedness of another Issuer or Guarantor incurred pursuant to clauses (i) to (x) of this Section 4.09 not otherwise prohibited pursuant to this Section 4.09; (ii) by any Issuer or Guarantor of Indebtedness otherwise permitted hereunder of any Restricted Subsidiary that is not an Issuer or a Guarantor to the extent such Guarantees are permitted by the definition of Permitted Investments (other than clause (d) thereof) and (iii) by a Restricted Subsidiary that is not an Issuer or a Guarantor of Indebtedness of the Company or another Restricted Subsidiary incurred pursuant to clauses (i) through (x) of this Section 4.09(b) and is not otherwise prohibited pursuant to this Section 4.09; and

(xii) to the extent constituting Indebtedness, the obligations of the Company and any Restricted Subsidiary under the BOP Lease Agreement as in effect on January 22, 2021, or as amended thereafter in a manner that does not materially increase the Company’s or any of its Restricted Subsidiary’s obligations thereunder; provided that any extension of the term of such BOP Lease Agreement shall not be considered to materially increase the Company’s or any of its Restricted Subsidiary’s obligations thereunder for purposes of this clause.

Section 4.10 Asset Sales.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, consummate, directly or indirectly, an Asset Sale, unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company at the time of contractually agreeing to such sale) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration for such Asset Sale, together with all other Asset Sales since the Issue Date (on a cumulative basis), received by the Company and its Restricted Subsidiaries is in the form of Cash Equivalents. For purposes of this Section 4.10 and for no other purpose, the following are deemed to be Cash Equivalents:

(A) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Company’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Company) of the Company or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Company and all Restricted Subsidiaries have been validly released;

(B) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into Cash Equivalents (to the extent of the Cash Equivalents received) within 180 days following the closing of such Asset Sale; and

(C) any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed $5,000,000 for the Reference Period at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(b) Subject to any applicable limitations set forth in the Intercreditor Agreement and the Revolving Loan Credit Agreement, within 450 days after the later of (x) the date of any Asset Sale and (y) the receipt of such Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to:

(A) reduce Indebtedness outstanding under a revolving credit facility (including under the Revolving Loan Credit Agreement) to the extent required pursuant to the terms of such revolving credit facility;

(B) permanently reduce Obligations under the Revolving Loan Credit Agreement, and to correspondingly reduce commitments with respect thereto;

(C) permanently reduce Obligations under Pari Passu Indebtedness (and to correspondingly reduce commitments with respect thereto); provided that, in the case of this clause (B), the Company shall equally and ratably reduce Obligations under the Notes on a pro rata basis as provided under Section 3.09 hereof, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes, on a ratable basis with such other Last Out Term Loans or Last Out Incremental Debt, for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be repurchased (which offer shall be deemed an Asset Sale Offer for purposes of this Indenture); or

(D) permanently reduce Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary;

(2) to make (A) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes or continues to constitute a Restricted Subsidiary, (B) Capital Expenditures or (C) acquisitions of other assets that, in each of (A), (B) and (C), either (i) are used or useful in a Similar Business or (ii) replace in whole or in part the businesses or assets that are the subject of such Asset Sale; or

(3) any combination of the foregoing;

provided that, in the case of Section 4.10(b)(2), a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds shall be applied to satisfy such commitment within the later of (x) 180 days of such commitment and (y) 450 days after the date of the applicable Asset Sale (an “Acceptable Commitment”) and in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, then such Net Proceeds shall constitute Excess Proceeds after the later of (A) 450 days after the date of the applicable Asset Sale and (B) the termination of such Acceptable Commitment (unless another Acceptable Commitment is entered into with respect thereto prior to such later date).

(c) Notwithstanding the foregoing, to the extent that any of or all the Net Proceeds of any Asset Sales by an Exempt Entity would have a material adverse tax consequence to the Issuers, the Company or any of its Restricted Subsidiaries (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation or expatriation) or is prohibited or subject to limitation by applicable local law, order, decree or determination of any arbitrator, court or governmental authority from being repatriated or expatriated to the United States or distributed to the Company or any Guarantor that is not an Exempt Entity, the portion of such Net Proceeds so affected will not be required to be applied in compliance with this covenant, and such amounts may be retained by the applicable Exempt Entity so long, but only so long, as applicable, as such material adverse tax consequence exists or the applicable local law will not permit repatriation or expatriation to the United States or distribution to the Company or any Guarantor (the Company hereby agreeing to use reasonable efforts to cause the applicable Exempt Entity to take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation, expatriation or distribution), and if such repatriation or expatriation of any of such affected Net Proceeds, as applicable, no longer has material adverse tax consequences or is permitted under the applicable local law, such repatriation or expatriation will be promptly effected and such repatriated or expatriated Net Proceeds will be applied (whether or not repatriation or expatriation actually occurs) in compliance with this Section 4.10.

(d) Any Net Proceeds from an Asset Sale that are not invested or applied as provided and within the time period set forth in Section 4.10(b) shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds an aggregate of $10,000,000 in any fiscal year (the “Excess Proceeds Threshold”), the Company shall make an offer to all Holders and, if and to the extent required by the terms of any Indebtedness that is pari passu in right of payment with the Notes, including, without limitation, the Last Out Term Loans (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes and such Pari Passu Indebtedness that is in a minimum amount of $1.00 or an integral multiple of $1.00 in excess thereof that may be purchased in the amount equal to the sum of the Excess Proceeds (the “Excess Proceeds Payment Amount”) at an offer price in cash in an amount equal to 100% of the principal amount or accreted value thereof, plus accrued and unpaid interest, if any, to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and, if applicable, the other documents governing the applicable Pari Passu Indebtedness. The Company shall commence an Asset Sale Offer with respect to Excess Proceeds within 15 Business Days after the date that Excess Proceeds exceed the Excess Proceeds Threshold by sending the notice required pursuant to Section 3.09 hereof, with a copy to the Trustee. The Company may satisfy the foregoing obligation with respect to such Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to all or a portion of the available Net Proceeds (the “Advance Portion”) in advance of being required to do so by this Indenture (the “Advance Offer”).

(e) To the extent that the aggregate principal amount (or accreted value, as applicable) of Notes and, if applicable, Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds Payment Amount (or, in the case of an Advance Offer, the Advance Portion), the Company may use any remaining Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) for such amount offered in any manner not prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of Notes or the Pari Passu Indebtedness surrendered by such Holders and holders thereof exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Company shall select the Notes and such Pari Passu

Indebtedness to be purchased on a pro rata basis based on the principal amount or accreted value of the Notes or such Pari Passu Indebtedness tendered with adjustments as necessary so that no Notes or Pari Passu Indebtedness, as the case may be, shall be repurchased in part in an unauthorized denomination. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero, but in the case of an Advance Offer, the amount of Net Proceeds the Company is offering to apply in such Advance Offer shall be excluded in subsequent calculations of Excess Proceeds. Additionally, upon consummation or expiration of any Advance Offer, any remaining Net Proceeds shall not be deemed Excess Proceeds and the Company may use such Net Proceeds for any purpose not otherwise prohibited under this Indenture.

(f) Pending the final application of an amount equal to the Net Proceeds pursuant to this Section 4.10, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility (including under the Revolving Loan Credit Agreement) or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

(g) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

Section 4.11 Transactions with Affiliates.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to directly or indirectly enter into any transaction (including without limitation any transaction with the Permitted Holdco), including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees (including all guaranties and assumptions of obligations thereof), with (a) any officer, director, holder of any Equity Interests in, or other Affiliate of, the Company, the Issuers or any of their respective Subsidiaries or (b) any Affiliate of any such officer, director or holder involving aggregate payments or consideration in excess of $1,000,000, other than:

(i) transactions existing on the Issue Date;

(ii) transactions between any Issuer or Guarantor and any other Issuer or Guarantor not prohibited hereunder;

(iii) other transactions in the ordinary course of business on terms at least as favorable to the Issuers and Guarantors and their respective Restricted Subsidiaries as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party as determined in good faith by the board of directors (or equivalent governing body) of the Company;

(iv) employment, severance and other similar compensation arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers, directors and employees in the ordinary course of business;

(v) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Company, the Issuers and their respective Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(vi) payments or reimbursements to any Restricted Subsidiary of the Company to fund ordinary course operating costs and expenses, including but not limited to intercompany services, payroll expenses and accrued and unpaid taxes; and

(vii) Restricted Payments (including payments to the Company or its direct or indirect parent) permitted by Section 4.07 hereof.

Section 4.12 Liens.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly create, incur, assume or permit to exist any Lien (except Permitted Liens) (each, an “Initial Lien”) that secures Obligations under any Indebtedness or any related Guarantee, on any asset or property of the Company or any of its Restricted Subsidiaries, unless:

(1) in the case of Initial Liens on any Collateral such Lien is a Permitted Lien; or

(2) in the case of any Initial Lien on any asset or property that is not Collateral, (i) the Notes or the Guarantees are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secured any Subordinated Indebtedness) the Obligations secured by such Initial Lien until such time as such Obligations are no longer secured by such Initial Lien or (ii) such Initial Lien is a Permitted Lien, except that the foregoing shall not apply to Liens securing the Notes and the related Guarantees.

Any Lien created for the benefit of Holders of the Notes in respect of property, assets or proceeds that do not constitute Collateral pursuant to this covenant shall provide by its terms that such Lien will be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the Exchange Rate of currencies or increases in the value of property securing Indebtedness.

Section 4.13 Corporate Existence.

Except as otherwise provided in Article 5 and Section 10.06 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its existence, corporate, partnership, limited liability company or otherwise, and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Issuers and each Restricted Subsidiary; provided, however, that the Company shall not be required to preserve any such right, license or franchise or the corporate, partnership, or other existence of any of its Restricted Subsidiaries, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 4.14 Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs, unless the Issuers have previously or substantially concurrently therewith delivered a redemption notice with respect to all the outstanding Notes as described under Section 3.07 hereof and clause (e) of this Section 4.14, the Issuers shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of purchase. Within 30 days following any Change of Control, the Issuers shall send notice of such Change of Control Offer by electronic delivery in accordance with the procedures of DTC or first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with DTC’s applicable procedures, with the following information:

(1) that a Change of Control Offer is being made pursuant to this covenant, and that all Notes properly tendered pursuant to such Change of Control Offer shall be accepted for payment by the Issuers;

(2) the purchase price and the purchase date, which shall be no earlier than 15 days nor later than 60 days from the date such notice is delivered except in the case of a conditional Change of Control Offer made in advance of a Change of Control as described below (the “Change of Control Payment Date”);

(3) that any Note not properly tendered shall remain outstanding and continue to accrue interest;

(4) that unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(5) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a facsimile transmission, electronic transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(6) that Holders whose Notes are being purchased only in part shall be issued new Notes and such new Notes shall be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $1.00 or any integral multiple of $1.00 in excess thereof;

(7) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control and describing each such condition; and

(8) the other instructions, as determined by the Issuers, consistent with this Section 4.14, that a Holder must follow.

To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Issuers comply with the applicable securities laws and regulations, then the Issuers shall not be deemed to have breached their obligations under this Section 4.14 by virtue thereof.

(b) On the Change of Control Payment Date, the Issuers shall, to the extent permitted by law,

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

(c) The Issuers shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d) Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06 hereof.

(e) Notwithstanding the foregoing, the Issuers (or their successor following such Change of Control transaction) may elect, within 120 days following the consummation of such Change of Control, to redeem for cash all (and not less than all) of the outstanding Notes at a redemption price equal to, if the redemption is (x) prior to (but not including) the second anniversary of the Issue Date, the sum of (1) 101% of the principal amount of the Notes to be redeemed, plus (2) accrued and unpaid interest, if any, to, but excluding, the Redemption Date; or (y) after the second anniversary of the Issue Date, the applicable redemption price.

Section 4.15 Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.

The Company shall not permit any of its Wholly Owned Subsidiaries (and non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee, or are a co-issuer of, other capital markets debt securities of the Company or any Restricted Subsidiary or guarantee all or a portion of, or are a co-borrower under, the Senior Credit Facilities) that are Restricted Subsidiaries, other than a Guarantor, to Guarantee the payment of any Indebtedness of the Company, the Issuers or any Guarantor, unless such Restricted Subsidiary within 15 days (i) executes and delivers a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Company, the Issuers or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee of the Notes and (ii) executes and delivers a supplement or joinder to the Security Documents or new Security Documents and takes all actions required thereunder to perfect the Liens created thereunder; provided that if such

Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee of the Notes; provided that this Section 4.15 shall not be applicable in the event that the Guarantee of the Company’s obligations under the Notes or this Indenture by such Subsidiary would not be permitted under Applicable Law.

The Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary shall not be required to comply with the 15-day period described above and such Guarantee may be released at any time in the Company’s sole discretion so long as any Indebtedness of such Subsidiary then outstanding could have been incurred by such Subsidiary (either (x) when so incurred or (y) at the time of the release of such Guarantee) assuming such Subsidiary were not a Guarantor at such time.

Section 4.16 Discharge and Suspension of Covenants.

(a) If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from two Rating Agencies (“Investment Grade Status”), and (ii) no Event of Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and its Restricted Subsidiaries will not be subject to Section 4.07 hereof, Section 4.08 hereof, Section 4.09 hereof, Section 4.10 hereof, Section 4.11 hereof, Section 4.14 hereof, Section 4.15 hereof, Section 4.18 hereof, Section 4.20 hereof, Section 4.21 hereof, Section 4.22 hereof and clause (3) of Section 5.01(a) hereof (collectively, the “Suspended Covenants”).

(b) In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants hereunder for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the Notes cease to have such Investment Grade Status, then the Company and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to in this Section 4.16 as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds shall be reset to zero.

(c) Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Restricted Subsidiaries or events occurring prior to such reinstatement shall give rise to a Default or Event of Default hereunder with respect to the Notes; provided that (1) with respect to Restricted Payments made after any such reinstatement, the amount available to be made as Restricted Payments shall be calculated as though Section 4.07 hereof had been in effect prior to, but not during the Suspension Period, provided that any Subsidiaries designated as Unrestricted Subsidiaries during the Suspension Period shall automatically become Restricted Subsidiaries on the Reversion Date (subject to the Company’s right to subsequently designate them as Unrestricted Subsidiaries in compliance with the covenants set forth below), (2) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period shall be classified as having been incurred or issued as of the Issue Date pursuant to clauses (i), (ii) and (iii) of Section 4.09(b) hereof, (3) any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (i) of Section 4.11(a) hereof and (4) any encumbrance or restriction on the ability of any Non-Guarantor Subsidiary to take any action described in clauses (1) through (3) of Section 4.08 hereof that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to Section 4.08(a) hereof. No default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Company or its Restricted Subsidiaries during the Suspension Period.

(d) On and after each Reversion Date, the Company and its Subsidiaries shall be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period.

(e) The Issuers shall deliver promptly to the Trustee an Officer’s Certificate notifying it of any such occurrence under this Section 4.16.

(f) The Trustee shall have no duty to monitor the ratings of the Notes, determine whether a Covenant Suspension Event or Reversion Date has occurred or notify Holders of the same.

Section 4.17 Additional Amounts.

(a) All payments made by or on behalf of the Issuers or a Successor Issuer under or with respect to the Notes (whether or not in the form of Definitive Notes) or any of the Guarantors on their Guarantee (including in each case any Successor Person) shall be made without withholding or deduction for, or on account of, any present or future taxes, unless the withholding or deduction of such taxes is then required by law. If any deduction or withholding for, or on account of, any taxes imposed or levied by or on behalf of any jurisdiction in which the Issuers or any Guarantor (including in either case any Successor Issuer or Successor Person, as applicable) is incorporated, organized, carrying on a business through a branch, agency or permanent establishment or resident for tax purposes or any political subdivision thereof or therein or any jurisdiction by or through which payment is made by or on behalf of the Issuers or any Guarantor (including in either case any Successor Issuer or Successor Person, as applicable) under or with respect to the Notes or Guarantees or any political subdivision thereof or therein (each, a “Tax Jurisdiction”) will at any time be required to be made from any payments made by or on behalf of the Issuers or Successor Issuers under or with respect to the Notes or any of the Guarantors or Successor Persons with respect to any Guarantee, including payments of principal, redemption price, purchase price, interest or premium, the Issuers or the relevant Guarantor (including in either case any Successor Issuer or Successor Person), as applicable, shall pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received by each holder in respect of such payments after such withholding or deduction (including any such deduction or withholding from such Additional Amounts) will equal the respective amounts that would have been received by each holder in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(i) any taxes to the extent such taxes would not have been imposed but for the Holder or the beneficial owner of the Notes (or a fiduciary, settlor, beneficiary, partner of, member or shareholder of, or possessor of a power over, the relevant Holder, if the relevant Holder is an estate, trust, nominee, partnership, limited liability company or corporation) being or having been a citizen or resident or national of, incorporated, present, or engaged in a trade or business in, or having or having had a permanent establishment in, the relevant Tax Jurisdiction in which such taxes are imposed or having any other (actual or deemed) present or former connection with the relevant Tax Jurisdiction other than by the acquisition or holding of, exercise or enforcement of rights under, or the receipt of payments in respect of, the Notes, this Indenture or any Guarantee;

(ii) any taxes to the extent such taxes are imposed or withheld as a result of the failure of the Holder or beneficial owner of the Notes to comply with any written request, made at least 30 days before any such withholding or deduction would be payable, by the Issuers or any of the Guarantors (including in either case any Successor Issuer or Successor Person, as applicable) to provide timely and accurate information concerning the nationality, residence or identity of such Holder or beneficial owner or to make any valid or timely declaration or similar claim or satisfy any certification, information or other reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to exemption from all or part of, or reduction in the rate of deduction or withholding of, such taxes (in each case, to the extent such Holder or beneficial owner is legally entitled to do so);

(iii) any taxes imposed or withheld as a result of the presentation of any Note for payment (where Notes are in the form of Definitive Notes and presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder or beneficial owner would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);

(iv) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or excise taxes;

(v) any taxes payable otherwise than by deduction or withholding on or in respect of any Note or Guarantee;

(vi) any taxes that were imposed with respect to any payment on a Note to any Holder who is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that no Additional Amounts would have been payable had the beneficial owner of the applicable Notes been the Holder of such Note;

(vii) any taxes that are imposed or withheld pursuant to Sections 1471 through 1474 of the Code, as of the issue date (or any amended or successor version of such sections), any regulations promulgated thereunder, any official interpretations thereof, any similar law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code;

(viii) any taxes imposed in connection with a Note presented for payment by or on behalf of a Holder or beneficial owner of such Note to the extent such taxes could have been avoided by presenting the relevant Note to, or otherwise accepting payment from, another Paying Agent;

(ix) any taxes imposed as a result of the Holder or beneficial owner being or having been (i) a “10-percent shareholder” of the Issuer as defined in Section 871(h)(3) of the Code or any successor provision or (ii) a controlled foreign corporation that is related to the Issuer within the meaning of Section 864(d)(4) of the Code or any successor provision;

(x) any taxes imposed as a result of the Holder or beneficial owner being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in Section 881(c)(3)(A) of the Code or any successor provision;

(xi) any Taxes imposed by reason of the Holder’s or beneficial owner’s past or present status as a passive foreign investment company, a controlled foreign corporation, a foreign tax-exempt organization or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

(xii) any combination of items (i) through (xi) above.

(b) In addition to the foregoing, the Issuers and the Guarantors (including in either case any Successor Issuer or Successor Person, as applicable) will also pay any present or future stamp, issue, registration, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies or taxes which are levied by any Tax Jurisdiction on the execution, delivery, issuance or registration of, or by any Tax Jurisdiction on the enforcement of, any of the Notes, this Indenture, any Guarantee, or any other document or instrument referred to therein, or the receipt of any payments with respect to the Notes or the Guarantees (other than, in each case, in connection with a transfer of the Notes after the Issue Date and limited, solely to the extent of such taxes, charges, or similar attributable to the receipt of any payments, to any such taxes or similar charges or levies imposed in a Tax Jurisdiction that are not excluded under clauses (a)(i) through (a)(iv) and (a)(vi) through (a)(xi) above or any combination thereof).

(c) If the Issuers or any Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Guarantee, the Issuers or the relevant Guarantor, as the case may be, will deliver to the Trustee and the paying agent on a date that is at least 10 days prior to the date of that payment an Officer’s Certificate stating the fact that Additional Amounts will be payable, the amount estimated to be so payable and such other information reasonably necessary to enable the paying agent to pay Additional Amounts on the relevant payment date. The Trustee and the Paying Agent shall be entitled to rely absolutely and solely on such Officer’s Certificate as conclusive proof that such payments are necessary.

(d) The Issuers or the relevant Guarantor will make all withholdings and deductions as required by law and will remit the full amount deducted or withheld to the tax authority in the relevant Tax Jurisdiction in accordance with Applicable Law. The Issuers or the relevant Guarantor will use its reasonable efforts to obtain tax receipts from each tax authority evidencing the payment of any taxes so deducted or withheld from each relevant Tax Jurisdiction. The Issuers or the relevant Guarantor will furnish to the Trustee, within a reasonable time after the date the payment of any taxes so deducted or withheld is made, certified copies of tax receipts evidencing payment by the Issuers or a Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payment (reasonably satisfactory to the Trustee) by such entity.

(e) Whenever in this Indenture there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes or Guarantees, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(f) The above obligations will survive any termination, defeasance or discharge of this Indenture, any transfer by a Holder or beneficial owner of its Notes and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Issuers or any Guarantor is incorporated, organized, engaged in business through a branch, agency or permanent establishment or otherwise resident for tax purposes or any jurisdiction from or through which any payments made by or on behalf of the Issuers or any Guarantors (including in either case any Successor Issuer or Successor Person, as applicable) under or with respect to the Notes or any Guarantee is made and any department or political subdivision thereof or therein.

Section 4.18 Payments and Modifications of Other Indebtedness.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to:

(i) Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any other Indebtedness (including, without limitation, the Revolving Loan Credit Agreement, the Last Out Term Loan Agreement and any Last Out Incremental Debt Documents) in any respect which would materially and adversely affect the rights or interests of the Holders of Notes or would violate any subordination terms thereof or the subordination agreement applicable thereto, including, without limitation, the Intercreditor Agreement.

(ii) Prepay, repay, redeem, purchase, defease or acquire for value, in each case, prior to its scheduled maturity date, any Junior Indebtedness, or make any payment in respect of any Junior Indebtedness, except:

(A) with proceeds of any Permitted Refinancing Indebtedness permitted by Section 4.09 hereof and in compliance with any subordination provisions thereof or the subordination agreement applicable thereto; provided that, (A) no Default has occurred and is continuing or would result therefrom and (B) the Company is in Pro Forma Compliance with each Collateral Coverage Ratio Requirement, both before and after giving effect to such prepayment, repayment, redemption, purchase, or defeasance thereof;

(B) payments and prepayments of any Junior Indebtedness made solely with the proceeds of new, concurrent Qualified Equity Interests issued by or any capital contribution in respect of Qualified Equity Interests of the Company; provided that (A) no Default has occurred and is continuing or would result therefrom and (B) the Company is in Pro Forma Compliance with each Collateral Coverage Ratio Requirement, both before and after giving effect to such prepayment, repayment, redemption, purchase, or defeasance thereof;

(C) payments of interest in respect of Junior Indebtedness in the form of payment in kind interest constituting Indebtedness permitted pursuant to Section 4.09 hereof;

(D) the payment in cash of interest, expenses and indemnities in respect of Junior Indebtedness (other than cash payments of any principal constituting original issue discount or interest paid in kind); provided that no Default has occurred and is continuing or would result therefrom;

(E) payments and prepayments of any intercompany Indebtedness subordinated to the Obligations pursuant to the Intercompany Subordination Agreement so long as (A) such payment or prepayment is permitted under the Intercompany Subordination Agreement, and (B) no Default has occurred and is continuing or would result therefrom;

(F) repayments, repurchases, redemptions or defeasances of Junior Indebtedness at any time after March 31, 2023, in an amount not to exceed the Discretionary Basket at such time; provided, that (A) no Default has occurred and is continuing or would result therefrom and (B) the Company is in Pro Forma Compliance with each Collateral Coverage Ratio Requirement, both before and after giving effect to such prepayment, repayment, redemption, purchase, or defeasance thereof, (C) the Consolidated Total Net Leverage Ratio does not exceed 2.0 to 1.0 on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter after giving effect thereto, and (D) Liquidity would greater than or equal to $150,000,000 on a Pro Forma Basis after giving effect to such transaction and any concurrent incurrence of Indebtedness;

(G) any other repayment, repurchase, redemption or defeasance of Junior Indebtedness; provided, that (A) no Default has occurred and is continuing or would result therefrom and (B) the Company is in Pro Forma Compliance with each Collateral Coverage Ratio Requirement, both before and after giving effect to such prepayment, repayment, redemption, purchase, or defeasance thereof, (C) the Consolidated Total Net Leverage Ratio does not exceed 1.50 to 1.0 on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter after giving effect thereto, and (D) Liquidity would be greater than or equal to $150,000,000 on a Pro Forma Basis after giving effect to such transaction and any concurrent incurrence of Indebtedness; and

(H) payments as part of an “applicable high yield discount obligation” catchup payment made pursuant to the Code.

in each case, except to the extent prohibited by the subordination terms thereof or the subordination agreement applicable thereto, including, without limitation, the Intercreditor Agreement and the Intercompany Subordination Agreement.

(iii) Make or permit to occur any Other Last Out Debt Payment, unless the Company or the applicable Restricted Subsidiary has complied with Section 4.21 hereof.

Section 4.19 Change of Ownership or Operator of any Rig; Change of Registered Flag Registry of Rigs.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to:

(i) change, or permit any change to, the direct owner or operator of any Rig, except:

(1) from an Issuer or Subsidiary Guarantor to another Issuer or Subsidiary Guarantor with reasonable prior notice to the Trustee and Collateral Agent, so long as such amendments, supplements, or other modifications to the Security Documents maintain a continuing, uninterrupted Acceptable Security Interest in such Rig and all contracts, equipment, and other assets incidental or otherwise related thereto in compliance with Article 13 (or if the existing Lien in the Rigs and other assets being transferred cannot be assumed or continued following the proposed transfer, new Security Documents to create an Acceptable Security Interest in such Rig and all contracts, equipment, and other assets incidental or otherwise related thereto in compliance with Article 13) are delivered to the Trustee and Collateral Agent prior to or substantially simultaneously with the consummation of such change; or

(2) in connection with any Asset Sale permitted pursuant to Section 4.10 hereof.

(ii) change, or permit any change to, the registered flag jurisdiction of any Rig, except any change of registered flag jurisdiction of any Rig, with reasonable prior notice to the Trustee and the Collateral Agent, to the Marshall Islands, the United States, or any other jurisdiction approved by the Collateral Agent (such approval not to be unreasonably withheld, conditioned, or delayed), so long as amendments, supplements, or other modifications to the Security Documents in form and substance reasonably satisfactory to the Collateral Agent in order to maintain a continuing, uninterrupted Acceptable Security Interest in such Rig and all contracts, equipment, and other assets incidental or otherwise related thereto in compliance with Article 13 (or if the existing Lien in such Rig and other assets cannot be assumed or continued following the proposed transfer, new Security Documents to create an Acceptable Security Interest in such Rig and all contracts, equipment, and other assets incidental or otherwise related thereto, in compliance with Article 13) delivered to the Trustee and Collateral Agent prior to or substantially simultaneously with the consummation of such change (or, with the approval of the Collateral Agent, each in its reasonable discretion, as soon as practicable thereafter under Applicable Law).

Section 4.20 Designation and Redesignation of Restricted and Unrestricted Subsidiaries; Indebtedness of Unrestricted Subsidiaries.

Unless designated as an Unrestricted Subsidiary as of the Issue Date or designated as such thereafter in accordance with clause (a) below, the Company will not, and will not permit any of its Restricted Subsidiaries to, permit any Person that is or becomes a Subsidiary of the Company or any of its Restricted Subsidiaries to be an Unrestricted Subsidiary; provided that:

(a) the Company may designate by written notice to the Trustee, any Subsidiary (other than a Rig Subsidiary or any Subsidiary of the Company that directly or indirectly owns Equity Interests in a Rig Subsidiary or other Issuer or Guarantor), including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary; provided that (i) such designation shall be deemed to be an Investment on the date of such designation in an amount equal to the fair market value of the Company’s direct or indirect Investment therein on such date and such designation shall be permitted only to the extent such Investment is permitted under Permitted Investments on the date of such designation, (ii) no Default exists prior to, or would result from, such designation, and (iii) such Subsidiary is not a “restricted subsidiary” or a borrower, issuer, or guarantor of the Revolving Loans, Last Out Term Loans, and/or Last Out Incremental Debt (if any);

(b) any such designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to be a disposition that is subject to Section 4.10 hereof;

(c) the Company may re-designate, by written notice to the Trustee, any Unrestricted Subsidiary as a Restricted Subsidiary (a “Subsidiary Redesignation”); provided that (i) such redesignation is deemed to be the incurrence at such time of any Investments, Indebtedness, and Liens of such Subsidiary existing at such time, (ii) such Investments, Indebtedness, and Liens would be permitted to be made or incurred at the time of such re-designation under each of Section 4.07, Section 4.09 and Section 4.12 hereof, (iii) and each such Subsidiary shall comply with the requirements of this Indenture, including, without limitation, Article 13 hereof, and (iv) no Default exists or would result from such Subsidiary Redesignation; and

(d) no Unrestricted Subsidiary shall (i) have any Indebtedness other than Indebtedness that is non-recourse to the Company and its Restricted Subsidiaries, or (ii) hold any Equity Interest in, or any Indebtedness of, any Restricted Subsidiary.

Section 4.21 Offer to Repurchase Upon Repayment of Other Last Out Debt.

(a) If any of the Last Out Term Loans or the Last Out Incremental Debt are repaid before the stated maturity date thereof (other than (i) an “applicable high yield discount obligation” catchup payment or (ii) a repayment of the Last Out Term Loans with Permitted Refinancing Indebtedness permitted by Section 4.09(b)(ii) hereof or any Last Out Incremental Debt with Permitted Refinancing Indebtedness permitted by Section 4.09(b)(iv) hereof), the Issuers shall make an offer to repurchase the Notes on a pro rata basis with such Last Out Term Loans or Last Out Incremental Debt being repaid pursuant to the offer described below (the “Other Last Out Debt Repayment Offer”) at a price in cash (the “Other Last Out Debt Payment”) of 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be repurchased. Within 30 days following any repayment of the Last Out Term Loan, the Issuers shall send notice of such Other Last Out Debt Repayment Offer by electronic delivery in accordance with the procedures of DTC or first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with DTC’s applicable procedures, with the following information:

(1) that an Other Last Out Debt Repayment Offer is being made pursuant to this covenant, and that all Notes properly tendered pursuant to such Other Last Out Debt Repayment Offer shall be accepted for payment by the Issuers;

(2) the purchase price and the purchase date, which shall be no earlier than 15 days nor later than 60 days from the date such notice is delivered except in the case of a conditional Other Last Out Debt Repayment Offer made in advance of a repayment of the Last Out Term Loan as described below (the “Other Last Out Debt Payment Date”);

(3) that any Note not properly tendered shall remain outstanding and continue to accrue interest;

(4) that unless the Issuers default in the payment of the Other Last Out Debt Payment, all Notes accepted for payment pursuant to the Other Last Out Debt Repayment Offer shall cease to accrue interest on the Other Last Out Debt Payment Date;

(5) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Other Last Out Debt Repayment Offer, a facsimile transmission, electronic transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(6) that Holders whose Notes are being purchased only in part shall be issued new Notes and such new Notes shall be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $1.00 or any integral multiple of $1.00 in excess thereof; and

(7) the other instructions, as determined by the Issuers, consistent with this Section 4.21, that a Holder must follow.

To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.21, the Issuers comply with the applicable securities laws and regulations, then the Issuers shall not be deemed to have breached their obligations under this Section 4.21 by virtue thereof.

(b) On the Other Last Out Debt Payment Date, the Issuers shall, to the extent permitted by law,

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Other Last Out Debt Repayment Offer,

(2) deposit with the Paying Agent an amount equal to the aggregate Other Last Out Debt Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

(c) The Issuers shall not be required to make an Other Last Out Debt Repayment Offer following a repayment of the Last Out Term Loan if a third party makes the Other Last Out Debt Repayment Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.21 applicable to an Other Last Out Debt Repayment Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Other Last Out Debt Repayment Offer. Notwithstanding anything to the contrary herein, an Other Last Out Debt Repayment Offer may be made in advance of a repayment of the Last Out Term Loan, conditional upon such repayment of the Last Out Term Loan, if a definitive agreement is in place for the repayment of the Last Out Term Loan at the time of making of the Other Last Out Debt Repayment Offer.

(d) Other than as specifically provided in this Section 4.21, any purchase pursuant to this Section 4.21 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06 hereof.

Section 4.22 Sale Leasebacks.

Except as permitted by Section 4.09(b)(v) or Section 4.09(b)(xii) hereof, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease, a finance lease or a capital lease, of any Property (whether real, personal or mixed), whether now owned or hereafter acquired, which any Issuer, Guarantor or any Restricted Subsidiary thereof has sold or transferred or is to sell or transfer to a Person which is not another Issuer, Guarantor or Restricted Subsidiary thereof.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of All or Substantially All Assets.

(a) Neither Issuer shall consolidate or merge with or into or wind up into (whether or not the applicable Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its consolidated properties or assets taken as a whole, in one or more related transactions, to any Person unless:

(1) (i) (a) in the case of any of the Issuers, the resulting, surviving or transferee Person (the “Successor U.S. Issuer”) will be a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and (b) in the case of the Cayman Issuer, the resulting, surviving or transferee Person (the “Successor Cayman Issuer”) will be a Person organized or existing under the laws of the Cayman Islands; and (ii) in the case of the Successor U.S. Issuer or the Successor Cayman Issuer, the Successor U.S. Issuer or the Successor Cayman Issuer, as applicable (each, a “Successor Issuer” as applicable) expressly assumes all the obligations of the applicable Issuer under the Note Documents pursuant to supplemental indentures or other documents or instruments, as applicable, and the Successor Issuer shall cause such supplemental indentures or other documents or instruments, as applicable, to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to such Successor Issuer, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(2) immediately after such transaction, no Default exists;

(3) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(A) the Company, the Successor Issuers or the Issuers, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness under Section 4.09(a) hereof (the “Ratio Test”), or

(B) (i) the Fixed Charge Coverage Ratio for the Company, the Successor Issuers or the Issuers, as applicable, and their Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Company, the Successor Issuers or the Issuers immediately prior to such transaction or (ii) the Consolidated Total Net Leverage Ratio would be equal to or less than it was immediately prior to such transaction;

(4) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures, if any, comply with this Indenture; and

(5) to the extent any assets of the Person which is merged or consolidated with or into either of the Issuers are assets of the type which would constitute Collateral under the Security Documents, the Issuers or the Successor Issuers, as applicable, will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents.

(b) The Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its consolidated properties or assets taken as a whole, in one or more related transactions, to any Person unless, respectively:

(1) the resulting, surviving or transferee Person (the “Successor Company”) expressly assumes all the obligations of the Company under the Notes, the Security Documents (to the extent the Company is a party thereto) and this Indenture pursuant to supplemental indentures or other documents or instruments, as applicable;

(2) immediately after such transaction, no Default exists;

(3) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Ratio Test, or

(B) (i) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Company immediately prior to such transaction or (ii) the Consolidated Total Net Leverage Ratio would be equal to or less than it was immediately prior to such transaction;

(4) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures, if any, comply with this Indenture; and

(5) to the extent any assets of the Person which is merged, consolidated or amalgamated with or into the Company are assets of the type which would constitute Collateral under the Security Documents, the Company or the Successor Company will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents.

(c) The Successor Issuer shall succeed to, and be substituted for, and may exercise every right and power of, the Company or Issuers, as applicable, under the Note Documents. Subject to certain limitations described in the Security Documents and this Indenture, the Successor Company shall succeed to, and be substituted for, the Company under the Security Documents, this Indenture and the Company’s Guarantee.

(d) Subject to certain limitations described in this Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, no Guarantor shall, and the Company shall not permit any Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets taken as a whole, in one or more related transactions, to any Person (other than the Company, the Issuers or a Guarantor) unless:

(1) (A) any Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (such surviving Guarantor or such Person, as the case may be, being herein called the “Successor Person”) expressly assumes all the obligations of such Guarantor under the Security Documents, this Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(B) immediately after such transaction, no Default exists;

(C) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures, if any, comply with this Indenture; and

(D) to the extent any assets of the Person which is merged, consolidated or amalgamated with or into such Subsidiary Guarantor are assets of the type which would constitute Collateral under the Security Documents, such Guarantor or the Successor Person will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents; or

(2) with respect to the Guarantors, the transaction is not prohibited by Section 4.10(a) hereof.

(e) Subject to certain limitations described in the Security Documents and this Indenture, the Successor Person shall succeed to, and be substituted for, such Guarantor under the Security Documents, this Indenture and such Guarantor’s Guarantee.

(f) Notwithstanding the foregoing,

(1) the Company and the Issuers may transfer all or part of their property or assets to a Subsidiary Guarantor;

(2) any of the Issuers may merge with an Affiliate of the Company solely for the purpose of reincorporating in the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby;

(3) any Issuer or Guarantor may (i) consolidate or amalgamate with or merge into, wind up into or transfer all or part of its properties and assets to any other Issuer or a Guarantor (or to a Restricted Subsidiary if that Restricted Subsidiary becomes a Guarantor), (ii) merge with an Affiliate of the Issuers solely for the purpose of reincorporating or reorganizing the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (iii) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of such Guarantor;

(4) any Restricted Subsidiary that is a Wholly Owned Subsidiary of the Company may be merged, amalgamated, liquidated, dissolved, wound up or consolidated with or into (i) an Issuer (provided that such Issuer shall be the continuing or surviving entity) or (ii) any Restricted Subsidiary that is a Wholly Owned Subsidiary of the Company (other than the Issuers) may be merged, amalgamated or consolidated with or into any Subsidiary Guarantor (other than the Issuers) (provided that when any Subsidiary Guarantor is merging, amalgamating, liquidating, dissolving, winding up or consolidating with another Subsidiary, a Subsidiary Guarantor shall be the continuing or surviving entity or the continuing or surviving entity shall become a Subsidiary Guarantor to the extent required under, and within the time period set forth in Article 13, with which the Company shall comply in connection with such transaction);

(5) any Excluded Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Excluded Subsidiary;

(6) any Restricted Subsidiary (other than the Issuers) may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up, division or otherwise) to the Company or any Subsidiary Guarantor; provided that, with respect to any such disposition by any Excluded Subsidiary, the consideration for such disposition shall not exceed the fair value of such assets;

(7) any Excluded Subsidiary that is a Foreign Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up, division or otherwise) to any other Excluded Subsidiary and (ii) any Excluded Subsidiary that is a Domestic Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Excluded Subsidiary that is a Domestic Subsidiary;

(8) any Restricted Subsidiary that is a Wholly Owned Subsidiary of the Company may merge with or into the Person such Wholly Owned Subsidiary was formed to acquire in connection with any Permitted Acquisition; provided that (i) in the case of a merger involving the Issuer or a Subsidiary Guarantor, the continuing or surviving Person shall be the Issuer or a Subsidiary Guarantor, as applicable, or (ii) in the case of a merger involving any Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor, simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Company and its Restricted Subsidiaries shall comply with Article 13 in connection therewith; and

(9) any Permitted Holdco Event is not subject to this Article 5 so long as the conditions set forth in the definition of “Permitted Holdco Event” are met and, for the avoidance of doubt, immediately following any such Permitted Holdco Event the Company remains a Guarantor under the Indenture.

Section 5.02 Successor Corporation Substituted.

Upon any consolidation or merger, amalgamation or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, amalgamation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Company shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Company’s assets that meets the requirements of Section 5.01 hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

(a) An “Event of Default” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3) failure by the Company, the Issuers or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25.0% in principal amount of the then outstanding Notes (with a copy to the Trustee) to comply with any of their obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in this Indenture, the Notes or the Security Documents; provided, that in the case of a failure to comply with Section 4.03 hereof, such period of continuance of such default or breach shall be 270 days after written notice described in this clause (3) has been given;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuers, the Company, or any Significant Subsidiary or the payment of which is guaranteed by the Issuers, the Company, or any Significant Subsidiary, other than Indebtedness owed to the Issuers, the Company, or any Significant Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(i) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(ii) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $40,000,000 or more at any one time outstanding;

(5) failure by the Company, the Issuers or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Company for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary) to pay final non-appealable judgments aggregating in excess of $40,000,000 (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) the Company, the Issuers or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (determined as of the most recent consolidated financial statements of the Company for a fiscal quarter end provided as required by the covenant under Section 4.03 hereof), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences voluntary proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property; or

(iv) makes a general assignment for the benefit of its creditors.

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company, the Issuers or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in a proceeding in which the Company, the Issuers or any such Restricted Subsidiaries, that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, the Issuers or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company, the Issuers or any of their Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(iii) orders the liquidation of the Company, the Issuers or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(8) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any Guarantor that is a Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the most recent consolidated financial statement of the Company for a fiscal quarter end) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture;

(9) with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $10,000,000, any of the Security Documents ceases to be in full force and effect, or any of the Security Documents ceases to give the Holders of the Notes the Liens purported to be created thereby with the priority contemplated thereby, or any of the Security Documents is declared null and void or the Company or any Guarantor denies in writing that it has any further liability under any Security Document or gives written notice to such effect (in each case other than in accordance with the terms of this Indenture, the Intercreditor Agreement and the Security Documents), except to the extent that any loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents, or otherwise results from an action (but not an omission) constituting gross negligence or willful misconduct on the part of the Trustee or the Collateral Agent, in each case, as determined by a court of competent jurisdiction by final non-appealable judgment; provided, that if a failure of the sort described in this clause (9) is susceptible of cure (including with respect to any loss of Lien priority on material portions of the Collateral), no Event of Default shall arise under this clause (9) with respect thereto until 60 days after notice of such failure shall have been given to the Company by the Trustee or the Holders of at least 25.0% in principal amount of the then outstanding Notes issued under this Indenture (with a copy to the Trustee);

(10) after a Permitted Holdco Event has occurred and for so long as the conditions set forth in the definition of “Permitted Holdco Event” are met, (i) the Permitted Holdco, the Company or any other related party shall fail to comply with the terms of the Permitted Holdco Undertaking or (ii) the Permitted Holdco Undertaking shall cease to be in full force and effect for any reason; or

(11) any Issuer, Guarantor or any Restricted Subsidiary thereof shall default in any material respect in the observance or performance of any other agreement or condition relating to the PCbtH Service Contract or BOP Lease Agreement, or any other event shall occur or condition exist in relation to the PCbtH Service Contract or BOP Lease Agreement, if such default or other event or condition could reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate for all such defaults, events, or conditions.

(b) In the event of any Event of Default specified in clause (4) of Section 6.01(a) hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Section 6.02 Acceleration.

If any Event of Default (other than an Event of Default specified in clause (6) or (7) of Section 6.01(a) hereof) occurs and is continuing under this Indenture, (a) the Trustee by written notice to the Issuers or (b) the Holders of at least 25.0% in aggregate principal amount of the then total outstanding Notes by written notice to the Issuers and Trustee may declare the principal, premium (if any) interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Any time period to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction. Upon the effectiveness of such declaration, such principal, premium (if any), interest and any other monetary obligations on all the then outstanding Notes shall be due and payable immediately. The Trustee shall have no obligation to accelerate the Notes.

Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) or (7) of Section 6.01(a) hereof, all outstanding Notes shall be due and payable immediately without further action or notice.

The Holders of a majority in aggregate principal amount of the then outstanding Notes may, by written notice to the Trustee on behalf of all of the Holders, rescind an acceleration and its consequences; provided, that such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default (except nonpayment of principal, interest, or premium (if any) that has become due solely because of the acceleration) have been cured or waived.

Without limiting the generality of the foregoing, it is understood and agreed that if the Notes are accelerated or otherwise become due prior to their stated maturity, in each case, in respect of any Event of Default under clause (6) or (7) of Section 6.01(a) hereof (each an “Acceleration Event”), the Applicable Premium with respect to an optional redemption of the Notes shall also be due and payable as though the Notes had been optionally redeemed in full at the time of such Acceleration Event and shall constitute part of the Obligations payable to Holders of the Notes in view of the impracticability and extreme difficulty of ascertaining actual damages. By mutual agreement of the parties, the Applicable Premium is a reasonable calculation of each Holder’s loss as a result of any such Acceleration Event. If the Applicable Premium becomes due and payable, it shall be deemed to be principal of the Notes, and interest shall accrue on the full principal amount of the Notes (including the Applicable Premium) from and after the applicable triggering Acceleration Event. Any Applicable Premium payable above shall be deemed to be the liquidated damages sustained by each Holder of the Notes as the result of the acceleration of the Notes, and the Issuers agree that such Applicable Premium is reasonable under the circumstances currently existing. The Applicable Premium shall also be payable in the event the Notes (and/or this Indenture) are satisfied, released or discharged by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other similar means. THE ISSUERS EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE APPLICABLE PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. Each Issuer expressly agrees (to the fullest extent they may lawfully do so) that: (A) the Applicable Premium is reasonable and the product of an arm’s length transaction between sophisticated parties, ably represented by counsel; (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time acceleration occurs; (C) there has been a course of conduct between the Holders of the Notes and the Issuers giving specific consideration in this transaction for such agreement to pay the Applicable Premium; and (D) the Issuers shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each Issuer expressly acknowledges that its agreement to pay the Applicable Premium to the Holders of the Notes as herein described is a material inducement to the Holders to purchase the Notes.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

(a) The Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under this Indenture, except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder (including in connection with an Asset Sale Offer, a Change of Control Offer or an Other Last Out Debt Repayment Offer); provided that, subject to Section 6.02 hereof, the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

(b) In the event of any Event of Default specified in clause (4) of Section 6.01(a) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Section 6.05 Control by Majority.

Subject to Section 7.01(e) hereof, Holders of a majority in aggregate principal amount of the then total outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent or of exercising any trust or power conferred on the Trustee or the Collateral Agent and the Trustee or the Collateral Agent may act at the written direction of the Holders without liability. The Trustee or Collateral Agent, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee or Collateral Agent in personal liability (it being understood that the Trustee has no duty to determine whether any such action is prejudicial to any Holder or beneficial owner of the Notes).

Section 6.06 Limitation on Suits.

Subject to Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25.0% in aggregate principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3) Holders of the Notes have offered and, if requested, provide to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity;

(5) Holders of a majority in aggregate principal amount of the total outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period; and

(6) Such action does not violate the Intercreditor Agreement.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer, a Change of Control Offer or an Other Last Out Debt Repayment Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuers, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11 Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel), the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, their agents and counsel, and any other amounts due the Trustee or Collateral Agent under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, their agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13 Priorities.

If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

(1) to the Trustee, the Collateral Agent, their agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

(2) to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(3) to the Issuers or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.13.

Section 6.14 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing (which is known to the Trustee), the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) the Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(1) this Section 7.01(c) does not limit the effect of Section 7.01(b);

(2) the Trustee shall not be liable for any error of judgment made in good faith, unless it is proved in a court of competent jurisdiction that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01 and Section 7.02(f).

(e) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of the Notes, unless the Holders have offered, and if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee and Collateral Agent.

(a) The Trustee and the Collateral Agent may conclusively rely upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, direction, approval or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee and the Collateral Agent need not investigate any fact or matter stated in the resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, direction, approval or other paper or document, but the Trustee and the Collateral Agent, in their discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee or the Collateral Agent shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee or the Collateral Agent acts or refrains from acting, they may require an Officer’s Certificate or an Opinion of Counsel or both. Neither the Trustee nor the Collateral Agent shall be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee and the Collateral Agent may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel or both shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee and the Collateral Agent may act through their attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee and the Collateral Agent shall not be liable for any action they take or omit to take in good faith that they believe to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers shall be sufficient if signed by an Officer of the Issuers.

(f) None of the provisions of this Indenture shall require the Trustee or the Collateral Agent to expend or risk their own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of their duties hereunder, or in the exercise of any of their rights or powers if they shall have reasonable grounds for believing that repayment of such funds or security or indemnity satisfactory to them against such risk or liability is not assured to them.

(g) Neither the Trustee nor the Collateral Agent shall be deemed to have notice of any Default or Event of Default unless the Trustee or the Collateral Agent, as applicable, has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee or the Collateral Agent, as applicable, from the Company, any Issuer, Guarantor or Holder at the Corporate Trust Office of the Trustee or Collateral Agent, respectively, and such notice references the Notes and this Indenture.

(h) In no event shall the Trustee or the Collateral Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee and the Collateral Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee and the Collateral Agent in each of its capacities hereunder, and each Agent, agent, custodian and other Person employed to act hereunder.

(j) The Trustee and the Collateral Agent may request that the Issuers and any Guarantor deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of Officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person specified as so authorized in any certificate previously delivered and not superseded.

(k) The Trustee and the Collateral Agent shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(l) The permissive right of the Trustee and the Collateral Agent to take or refrain from taking any actions enumerated herein shall not be construed as a duty.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. The Collateral Agent and any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default occurs and is continuing and if it is actually known to the Trustee, the Trustee shall send to Holders of Notes a notice of the Default within 90 days after it occurs. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes. The Trustee shall not be deemed to know of any Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is such a Default is received by the Trustee from the Company, any Issuer, Guarantor or Holder at the Corporate Trust Office of the Trustee.

Section 7.06 Reports by Trustee to Holders of the Notes.

Within 60 days after each April 1, beginning with April 1, 2022, and for so long as Notes remain outstanding, the Trustee shall send to the Holders of the Notes a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) (but if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Trust Indenture Act Section 313(b)(2). The Trustee shall send all reports as required by Trust Indenture Act Section 313(c).

A copy of each report at the time it is sent to the Holders of Notes shall be mailed to the Issuers and filed with the SEC and each stock exchange on which the Notes are listed in accordance with Trust Indenture Act Section 313(d). The Issuers shall promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 7.07 Compensation and Indemnity.

The Issuers shall pay to the Trustee and Collateral Agent from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. Neither the Trustee’s nor Collateral Agent’s compensation shall be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Trustee and Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s and Collateral Agent’s agents and counsel.

The Company, Issuers and the Guarantors, jointly and severally, shall indemnify the Trustee and the Collateral Agent, each of their officers, directors, employees and agents for, and hold the Trustee and Collateral Agent harmless against, any and all loss, damage, claim, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Company, Issuers and the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Company, Issuers or any Guarantors, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee or Collateral Agent, as applicable, shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee or Collateral Agent, as applicable, to so notify the Issuers shall not relieve the Issuers of their obligations hereunder. The Issuers shall defend the claim and the Trustee and Collateral Agent may have separate counsel and the Issuers shall pay the fees and expenses of such counsel. The Issuers need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee or Collateral Agent through the Trustee’s or Collateral Agent’s, respectively, own willful misconduct or gross negligence, in each case, as determined by a court of competent jurisdiction by final non-appealable judgment.

The obligations of the Company, Issuers and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee or Collateral Agent.

To secure the payment obligations of the Company, Issuers and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

When the Trustee or Collateral Agent incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(6) or (7) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of Trust Indenture Act Section 313(b)(2) to the extent applicable.

Section 7.08 Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing. The Issuers may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuers’ expense), the Issuers or the Holders of at least 10.0% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided, all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee will succeed to the trusts created by this Indenture, any of the Notes will have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes will not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates will have the full force which it is anywhere in the Notes or in this Indenture.

Section 7.10 Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).

Section 7.11 Preferential Collection of Claims Against Issuer.

The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

Section 7.12 Limitation on Duty of Trustee and Collateral Agent in Respect of Collateral.

(a) Beyond the exercise of reasonable care in the custody thereof, neither the Trustee nor the Collateral Agent shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Trustee nor the Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. Each of the Trustee and the Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.

(b) Neither the Trustee nor the Collateral Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Subject to Section 7.01 of this Indenture, neither the Trustee nor the Collateral Agent shall have any duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Notes Security Agreement or any other Security Document by the Issuers, the Guarantors, the Collateral Agent or the Trustee, as applicable. Each of the Trustee and the Collateral Agent may act and rely and shall be protected in acting and relying in good faith on the opinion or advice of or information obtained from any counsel, accountant, appraiser or other expert or adviser, whether retained or employed by the Issuers or by the Trustee or the Collateral Agent, as applicable, in relation to any matter.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may, at their option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture including that of the Guarantors (and the Trustee, on written demand of and at the expense of the Issuers, shall execute such instruments reasonably requested by the Issuers acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

(b) the Issuers’ obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(d) this Section 8.02.

Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.18, 4.19, 4.20, 4.21 and 4.22 hereof and clauses (3) and (4) of Section 5.01(a) and Sections 5.01(b) and 5.01(d) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuers may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(a)(3), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries), 6.01(a)(7) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries) and 6.01(a)(8) hereof shall not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the Redemption Date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuers must specify whether such Notes are being defeased to maturity or to a particular Redemption Date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(a) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes shall not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders of the Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and shall be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than this Indenture) to which, the Issuers or any Guarantor are a party or by which the Issuers or any Guarantor are bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(5) the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or any Guarantor or others; and

(6) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the written request of the Issuers any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Issuers.

Subject to applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuers on their request or (if then held by the Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ obligations under the Note Documents shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, that if the Issuers make any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 hereof, the Issuers, any Guarantor (with respect to a Guarantee or this Indenture), the Trustee and the Collateral Agent, as applicable, may amend or supplement any Note Documents without the consent of any Holder and the Issuers may direct the Trustee or the Collateral Agent, and the Trustee or the Collateral Agent shall (upon receipt of the documents required by the last paragraph of this Section 9.01), enter into an amendment to the Note Documents to:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for the assumption by a successor Person of the obligations of the Issuers or a Guarantor under any Note Document pursuant to the terms of this Indenture;

(3) to provide for uncertificated Notes of such series in addition to or in place of certificated Notes;

(4) to comply with Section 5.01 hereof;

(5) to provide for the assumption by a successor entity of the obligations of either of the Issuers or any Guarantor to the Holders under the Note Documents in accordance with Section 5.01 hereof;

(6) to make any change that would provide any additional rights or benefits to the Holders or that does not materially and adversely affect the legal rights of any such Holder under this Indenture;

(7) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuers or any Guarantor;

(8) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(9) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or Collateral Agent, provided that the successor Trustee or Collateral Agent is otherwise qualified and eligible to act as such under the terms of this Indenture;

(10) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(11) to add a Guarantor or a co-obligor of the Notes under this Indenture or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for in accordance with and permitted by the term of this Indenture, Security Documents and the Intercreditor Agreement;

(12) to add security to or for the benefit of the Notes;

(13) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(14) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee or Collateral Agent for its benefit and the benefit of the Trustee, the Holders of the Notes and the holders of any future other Secured Obligations, as additional security for the payment and performance of all or any portion of the Notes Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to this Indenture, the Intercreditor Agreement, the Security Documents or otherwise;

(15) provide for the release of Collateral from the Lien pursuant to this Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by the Security Documents, this Indenture or the Intercreditor Agreement;

(16) secure any future Indebtedness to the extent permitted under this Indenture, the Security Documents and the Intercreditor Agreement;

(17) to add additional parties holding under the Senior Credit Facilities to any Security Documents;

(18) to enter into any intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the Intercreditor Agreement, taken as a whole, or any joinder thereto;

(19) in the case of any Security Document, to include therein any legend required to be set forth therein pursuant to the Intercreditor Agreement or to modify any such legend as required by the Intercreditor Agreement;

(20) to make changes to provide for the issuance of Additional Notes, which shall be treated, together with any outstanding Initial Notes, as a single series of securities.

(21) in the event that PIK Notes are issued in certificated form, to make appropriate amendments to this Indenture to reflect an appropriate minimum denomination of certificated PIK Notes and establish minimum redemption amounts for certificated PIK Notes; and

(22) to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Senior Credit Facilities or any other agreement that is not prohibited by this Indenture.

Upon the request of the Issuers and upon receipt by the Trustee and Collateral Agent, if applicable, of the documents described in Section 9.06 hereof, the Trustee and Collateral Agent, if applicable, shall join with the Company, Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee or Collateral Agent, if applicable, shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties, benefits, privileges, protections, indemnities or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon (i) execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto and (ii) delivery of an Officer’s Certificate complying with the provisions of Sections 9.06, 12.04 and 12.05 hereof.

Section 9.02 With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Issuers, the Trustee and the Collateral Agent, as applicable, may amend or supplement any Note Documents with the consent of the Holders of at least a majority in principal amount of the Notes (including, for the avoidance of doubt, any increases thereof as the result of a PIK Payment, any PIK Notes and Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Issuers and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee and Collateral Agent, if applicable, of the documents described in Section 9.06 hereof, the Trustee and Collateral Agent, if applicable, shall join with the Issuers in the execution of such amended or supplemental indenture or amendment or supplement to Note Documents unless such amended or supplemental indenture or amendment or supplement to any Note Documents affects the Trustee’s or Collateral Agent’s own rights, duties, benefits, privileges, protections, indemnities or immunities under this Indenture or otherwise, in which case the Trustee and Collateral Agent, if applicable, may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver. It shall be sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers shall send to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. The failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of any such amendment, supplement or waiver. Furthermore, by its acceptance of the Notes, each Holder of the Notes is deemed to have consented to the terms of the Intercreditor Agreements and the Security Documents and to have authorized and directed the Trustee and the Collateral Agent, as applicable, to execute, deliver and perform each of the Intercreditor Agreements and Security Documents to which it is a party, binding the Holders to the terms thereof.

Without the consent of each affected Holder of Notes, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to Section 3.09, Section 4.10, Section 4.14 and Section 4.21 hereof to the extent that any such amendment or waiver does not have the effect of reducing the principal of or changing the fixed final maturity of any such Note or altering or waiving the provisions with respect to the redemption of such Notes);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to institute suit for the enforcement of any payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor;

(9) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by this Indenture, modify or release the Guarantees in any manner materially adverse to the Holders of the Notes.

Notwithstanding the foregoing, without the consent of the Holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (A) make any change in any Security Document or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Obligations in respect of the Notes or (B) change or alter the priority of the Liens securing the Obligations in respect of the Notes in any Collateral in any way materially adverse, taken as a whole, to the Holders, other than, in each case, as provided under the terms of this Indenture, the Security Documents or the Intercreditor Agreement.

Section 9.03 [Reserved].

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, Etc.

The Trustee and Collateral Agent, if applicable, shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities, benefits, privileges, protections, indemnities or immunities of the Trustee or Collateral Agent, if applicable. The Issuers may not sign an amendment, supplement or waiver until the board of directors approves it. In executing any amendment, supplement or waiver, the Trustee and Collateral Agent, if applicable, shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an

Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and an Opinion of Counsel stating that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuers and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof. Notwithstanding the foregoing and upon satisfaction of the requirements set forth in the last sentence of Section 9.01 hereof, no Opinion of Counsel shall be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture.

ARTICLE 10

GUARANTEES

Section 10.01 Guarantee.

Subject to this Article 10, each of the Guarantors hereby, jointly and severally irrevocably and unconditionally guarantees, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, the Collateral Agent and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that: (a) the principal of, interest, and premium on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders, the Trustee or the Collateral Agent hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to or any amendment of any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee, the Collateral Agent or any Holder in enforcing any rights under this Section 10.01.

If any Holder, the Trustee or the Collateral Agent is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid either to the Trustee, the Collateral Agent or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the Collateral Agent, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuers for liquidation or reorganization, should the Issuers become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuers’ assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a general secured senior obligation of such Guarantor and shall be pari passu in right of payment with all existing and future senior Indebtedness of such Guarantor.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Applicable Law or to comply with corporate benefit, financial assistance and other laws. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Each Guarantor shall waive any and all of its rights under the existing or future laws of Guernsey, whether by virtue of the droit de division or otherwise, to require that any liability under or in connection with this Indenture be divided or apportioned with any other person or reduced in any manner whatsoever, and whether by virtue of the droit de discussion or otherwise, to require that recourse be had to the assets of any other person before any claim is enforced against it.

Section 10.03 Execution and Delivery.

To evidence its Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by its President, one of its Vice Presidents, one of its Assistant Vice Presidents or its Chief Financial Officer.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15 hereof, the Issuers shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 hereof and this Article 10, to the extent applicable.

Section 10.04 Subrogation.

Each Guarantor shall be subrogated to all rights of Holders of Notes against the Issuers in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided, that if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuers under this Indenture or the Notes shall have been paid in full.

Section 10.05 Benefits Acknowledged.

Each Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 10.06 Release of Guarantees.

A Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Issuers or the Trustee is required for the release of such Guarantor’s Guarantee, upon:

(1) (A) any sale, exchange, transfer or other disposition (by merger, amalgamation, consolidation or otherwise) of the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary; or any sale, exchange or transfer of all or substantially all the assets of such Guarantor, in either case which sale, exchange or transfer is made in compliance with the applicable provisions of this Indenture;

(B) upon the merger, amalgamation or consolidation of any Guarantor with and into an Issuers or another Guarantor or upon the liquidation of such Guarantor, in each case, in compliance with the applicable provisions of this Indenture;

(C) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary;

(D) the Issuers’ exercising their Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 hereof or the satisfaction and discharge of the Issuers’ obligations under this Indenture in accordance with the terms of this Indenture;

(E) such Guarantor being released from all of (i) its obligations under all of its Guarantees of payment of all Indebtedness of the Company under the Revolving Loan Credit Agreement and the Last Out Term Loan Agreement (except a discharge or release by or as a result of payment in connection with the enforcement of remedies under such guarantee or direct obligation) unless at the time of such release or discharge such Guarantor is then a guarantor or an obligor in respect of any other Indebtedness that would require it to provide a Guarantee pursuant to Section 4.15 hereof; or (ii) in the case of a Guarantee made by a Guarantor (each, an “Other Guarantee”) as a result of its guarantee of other Indebtedness of either Issuer or the Company or a Guarantor pursuant to Section 4.15 hereof, the relevant Indebtedness, except in the case of (i) or (ii), a release as a result of (x) payment in full under such guarantee (it being understood that a release subject to a contingent reinstatement is still considered a release, and if any such Guarantee of such Guarantor under such Senior Credit Facilities or any Other Guarantee is so reinstated, such Guarantee shall also be reinstated), (y) a refinancing or replacement in full of the Senior Credit Facilities (other than the Notes) and/or such other Indebtedness;

(F) solely if such Guarantor does not guarantee Indebtedness (or commitments in respect thereof) (other than the Notes) (for the avoidance of doubt, prior to giving effect to any release pursuant to this clause (F)) immediately prior and during the Suspension Period; provided, that such Guarantee shall be reinstated upon the Reversion Date or, if earlier, the guarantee by such Guarantor of Indebtedness (or commitments in respect thereof) with pari passu lien priority relative to the Notes (for the avoidance of doubt, prior to giving effect to any release pursuant to this clause (F)); and

(G) as described under Article 9 hereof; and

(2) the Issuers delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect as to all Notes, when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (A) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, shall become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers and the Issuers or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(B) the Issuers have paid or caused to be paid all sums payable by it under this Indenture; and

(C) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, the provisions of Section 7.07 hereof shall survive and, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (2) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive.

Section 11.02 Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as their own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided, that if the Issuers have made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12

MISCELLANEOUS

Section 12.01 [Reserved].

Section 12.02 Notices.

Any notice or communication by the Company, the Issuers, any Guarantor, the Trustee or the Collateral Agent to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company, the Issuers and/or any Guarantor:

Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, TX 77094

Attention of: Treasurer

Telephone No.: 281-647-8025

Facsimile No.: 281-647-2297

Email:jcue@dodi.com

With copies (which shall not constitute notice) to:

Attention of: General Counsel

Telephone No.: 281-646-4987

Facsimile No.: 281-647-2223

Email: droland@dodi.com

Attention of: Caith Kushner

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Telephone No.: 212-373-3913

Facsimile No.: 212-492-0913

Email: ckushner@paulweiss.com

and

Porter Hedges LLP

1000 Main St., 36th Floor

Houston, TX 77002

Attention: John F. Higgins

Email: jhiggins@porterhedges.com

If to the Trustee:

Wilmington Savings Fund Society, FSB

500 Delaware Ave

Wilmington, DE 19801

Telephone No.: (302) 888-7420

Attention: Patrick J. Healy

If to the Collateral Agent:

Wells Fargo Bank, National Association

MAC D1109-019

1525 West W.T. Harris Blvd.

Charlotte, NC 28262

Attention of: Syndication Agency Services

Telephone No.: (704) 590-2706

Facsimile No.: (844) 879-5899

With copies to:

Wells Fargo Bank, National Association

1000 Louisiana Street, 9th Floor

Houston, TX 77002

Attention of: Jay Buckman

Telephone No.: (713) 319-1849

Facsimile No.: (713) 319-1925

Email: jay.buckman@wellsfargo.com

The Company, Issuers, any Guarantor, the Trustee or the Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; on first date on which publication is made, if by publication; five (5) calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided, that any notice or communication delivered to the Trustee or Collateral Agent shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary pursuant to the standing instructions from the Depositary.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuers mail a notice or communication to Holders, they shall mail a copy to the Trustee, the Collateral Agent and each Agent at the same time.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the Company, Issuers, any Guarantor or any Holder elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding if such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 12.03 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

Section 12.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company, the Issuers or any of the Guarantors to the Trustee to take any action under this Indenture, the Company, the Issuers or such Guarantor, as the case may be, shall furnish to the Trustee:

(a) An Officer’s Certificate in form satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) An Opinion of Counsel in form satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof) shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, that with respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 12.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company or any Guarantor or any of their direct or indirect parent companies (other than the Company and the Guarantors) shall have any liability for any obligations of the Company, the Issuers or the Guarantors under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.08 Governing Law.

THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 12.09 Waiver of Jury Trial.

EACH OF THE ISSUERS, THE GUARANTORS, THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10 Force Majeure.

In no event shall the Trustee or Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture or the other Note Documents arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, epidemics, pandemics, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

Section 12.11 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.12 Successors.

All agreements of the Company and the Issuers in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.05 hereof.

Section 12.13 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.14 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 12.15 Table of Contents, Headings, Etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.16 U.S.A. PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee and Collateral Agent are required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or Collateral Agent. The parties to this Indenture agree that they will provide the Trustee and Collateral Agent with such information as the Trustee or Collateral Agent may reasonably request in order for the Trustee and Collateral Agent to satisfy the requirements of the U.S.A. PATRIOT Act.

Section 12.17 Jurisdiction.

The Issuers and each Guarantor agree that any suit, action or proceeding against the Issuers or any Guarantor brought by any Holder, the Trustee or the Collateral Agent arising out of or based up-on this Indenture, the Guarantees or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Issuers and each Guarantor irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Guarantees or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuers and each Guarantor agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuers or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuers or the Guarantors, as the case may be, are subject by a suit upon such judgment. The Issuers and each Guarantor hereby designate and appoint the U.S. Issuer as their authorized agent upon which process may be served in any such action or proceeding that may be instituted in any such court, and agree that service of any process, summons, notice or document by U.S. registered mail addressed to the U.S. Issuer, with written notice of said service to such Person at the address of the U.S. Issuer set forth in Section 12.02 hereof, shall be effective service of process for any such legal action or proceeding brought in any such court.

Section 12.18 Legal Holidays.

If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a Record Date is a Legal Holiday, the Record Date shall not be affected.

Section 12.19 Currency Indemnity.

United States dollars are the sole currency (the “Required Currency”) of account and payment for all sums payable by the Issuers or any Guarantor under or in connection with the Notes, this Indenture and the Guarantees, including damages. Any amount with respect to the Notes, this Indenture the Guarantees or the other Note Documents received or recovered in a currency other than the Required Currency, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuers or any Guarantor or otherwise by any Holder or by the Trustee or Paying Agent or Collateral Agent, in respect of any sum expressed to be due to it from the Issuers or any Guarantor will only constitute a discharge to the Issuers or any Guarantor to the extent of the Required Currency amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

If the Required Currency amount is less than the Required Currency amount expressed to be due to the recipient or the Trustee or Paying Agent or Collateral Agent under the Notes, the Issuers and each Guarantor will indemnify such recipient and/or the Trustee or Paying Agent or Collateral Agent against any loss sustained by it as a result. In any event, the Issuers and each Guarantor will indemnify the recipient against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be prima facie evidence of the matter stated therein, for the Holder of a Note or the Trustee or Paying Agent or Collateral Agent to certify in a manner satisfactory to the Issuers (indicating the sources of information used) the loss it incurred in making any such purchase. These indemnities constitute a separate and independent obligation from the Issuers’ and each Guarantor’s other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder of a Note or the Trustee or Paying Agent or Collateral Agent (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or to the Trustee or Collateral Agent. For the purposes of determining the amount in a currency other than the Required Currency, such amount shall be determined using the Exchange Rate then in effect.

Section 12.20 Waiver of Immunity.

With respect to any proceeding, each party irrevocably waives, to the fullest extent permitted by Applicable Law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in any court of competent jurisdiction, and with respect to any judgment, each party waives any such immunity in any court of competent jurisdiction, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such proceeding or judgment, including, without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.

ARTICLE 13

COLLATERAL

Section 13.01 Security Documents.

The due and punctual payment of the principal of, premium, if any, and interest on the Notes and Guarantees when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Notes and Guarantees and performance of all other Obligations of the Issuers and the Guarantors to the Noteholder Secured Parties under this Indenture, the Notes, the Guarantees, the Intercreditor Agreement and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Obligations, subject to the terms of the Intercreditor Agreement. The Trustee, the Issuers and the Guarantors hereby acknowledge and agree that the Collateral Agent holds the Collateral in trust for the benefit of the Noteholder Secured Parties pursuant to the terms of the Security Documents and the Intercreditor Agreement. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreement as each may be in effect from time to time or may be amended from time to time in accordance with their terms and this Indenture, the applicable Security Document and the Intercreditor Agreement, and authorizes and directs the Collateral Agent to enter into the Security Documents and the Intercreditor Agreement and authorizes and directs the Trustee to enter into the Intercreditor Agreement and authorizes and directs each of the Collateral Agent and the Trustee to perform its respective obligations and exercise its respective rights under and in accordance with the Security Documents and Intercreditor Agreement to which it is a party. The Issuers and the Guarantors shall deliver to the Collateral Agent copies of all documents required to be filed pursuant to the Security Documents, and will do or cause to be done all such acts and things as required by the next sentence of this Section 13.01, to assure and confirm to the Collateral Agent an Acceptable Security Interest in the Collateral (subject to the Agreed Security Principles (as defined in the Last Out Term Loan Agreement) and the terms of the Intercreditor Agreement), by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes and the Guarantees secured hereby, according to the intent and purposes herein and therein expressed. The Issuers and the Guarantors shall, and the Company shall cause its Subsidiaries to, take any and all actions and make all filings, registrations and recordations (including the filing of UCC financing statements, continuation statements and amendments thereto) required to cause the Security Documents to create, perfect and maintain, as security for the Obligations of the Issuers and the Guarantors to the Noteholder Secured Parties under this Indenture, the Notes, the Guarantees, the Intercreditor Agreement and the Security Documents, an Acceptable Security Interest in and on all of the Collateral (subject to the Agreed Security Principles and the terms of the Intercreditor Agreement and the Security Documents), in favor of the Collateral Agent for the benefit of the Noteholder Secured Parties subject to no Liens other than Permitted Liens. For the avoidance of doubt, the Trustee and the Collateral Agent shall not have a Lien on the Excluded Property. Subject to the applicable limitations set forth in the Security Documents and herein, if after the Issue Date, any material assets (other than Excluded Property) are acquired by either Issuer or any Guarantor or are held by any Subsidiary on or after the time it becomes a Guarantor hereunder (other than assets constituting Collateral under a Security Document that becomes subject to the Lien created by such Security Document upon acquisition thereof or assets constituting Excluded Property), and if the Company has granted a security interest in such assets to the Collateral Agent to secure the Senior Credit Facilities Obligations (other than the Notes), the Company will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the Issuers to take, such actions as shall be necessary to grant and perfect such Liens, all at the expense of the Issuers.

Section 13.02 Non-Impairment of Liens.

Any release of Collateral permitted by Section 13.03 will be deemed not to impair the Liens under this Indenture and the Security Documents in contravention thereof.

Section 13.03 Release of Collateral.

(a) Subject to Section 13.03(b), the Liens securing the Notes may be released at any time or from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreement and this Indenture, and, notwithstanding anything to the contrary in any Note Document, will be automatically released but subject to the Intercreditor Agreement, and the Trustee (subject to its receipt of an Officer’s Certificate and Opinion of Counsel as provided below) shall execute documents evidencing such release, or instruct the Collateral Agent to execute, as applicable, the same at the Issuers’ sole cost and expense, under one or more of the following circumstances:

(1) in whole upon:

(A) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other obligations (other than contingent indemnity obligations for which no demand has been made) under this Indenture, the Guarantees under this Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, is paid;

(B) all then outstanding Notes being cancelled in full by the Trustee pursuant to the terms of this Indenture;

(C) satisfaction and discharge of this Indenture as set forth under Article 11; or

(D) a Legal Defeasance or Covenant Defeasance of this Indenture as set forth under Article 8;

(2) in whole or in part, with the consent of Holders of the Notes in accordance with Article 9 of this Indenture; or

(3) in part, as to any asset constituting Collateral:

(A) that is sold or otherwise disposed of by the Issuers or any Guarantor to any Person that is not the Cayman Issuer, the U.S. Issuer or a Guarantor in a transaction not prohibited by this Indenture at the time of such transfer or disposition, including, without limitation, as a result of a transaction of the type permitted under Section 4.10 hereof;

(B) that is owned or at any time acquired by a Guarantor that has been released from its Guarantee, concurrently with the release of such Guarantee, in accordance with Section 10.06 hereof;

(C) in the case of Collateral comprised of property leased to the Issuers or a Guarantor, upon termination or expiration of such lease;

(D) in the case of Collateral that is Capital Stock, upon the dissolution or liquidation of the issuer of that Capital Stock that is not prohibited by this Indenture;

(E) that becomes “Excluded Property” or that becomes subject to certain Permitted Liens; or

(F) that is otherwise released in accordance with the applicable provisions of the Security Documents or the Intercreditor Agreement, as applicable, but subject to any restrictions thereon set forth in this Indenture or the Intercreditor Agreement.

(b) With respect to any release of Collateral, upon receipt of an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture and the Security Documents and the Intercreditor Agreement, as applicable, to such release have been met and that it is proper for the Trustee or Collateral Agent to execute and deliver the documents requested by the Issuers in connection with such release, and any instruments of termination, satisfaction, discharge or release prepared by the Issuers, the Trustee shall, or shall cause the Collateral Agent to, execute, deliver or acknowledge (at the Issuers’ expense), and file with any applicable Governmental Authority, such instruments or releases to evidence or effect the release and discharge of any Collateral permitted to be released pursuant to this Indenture or the Security Documents or the Intercreditor Agreement. Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Security Document or in the Intercreditor Agreement to the contrary, neither the Trustee nor the Collateral Agent shall be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction, discharge or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel addressed to it.

Section 13.04 Suits to Protect the Collateral.

Subject to the provisions of the Intercreditor Agreement, the Trustee, without the consent of the Holders, on behalf of the Holders, may direct the Collateral Agent to take all actions it determines in order to:

(a) enforce any of the terms of the Security Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Intercreditor Agreement, the Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may direct to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security

Documents or this Indenture, and such suits and proceedings as the Collateral Agent may determine (or as directed by the Trustee) to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 13.04 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.

Section 13.05 Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture and the Intercreditor Agreement.

Section 13.06 Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 13 to be sold be under any obligation to ascertain or inquire into the authority of the Issuers or the applicable Guarantor to make any such sale or other transfer.

Section 13.07 Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 13 upon the Issuers or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuers or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 13; and if the Trustee or the Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Collateral Agent, as applicable.

Section 13.08 Release Upon Termination of the Issuers’ Obligations.

In the event that the Issuers deliver to the Trustee an Officer’s Certificate certifying that (i) payment in full of the principal of, premium, if any, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Notes, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) the Issuers shall have exercised their Legal Defeasance option or their Covenant Defeasance option, in each case in compliance with the provisions of Article 8, and an Opinion of Counsel stating that all conditions precedent to the execution and delivery of such notice by the Trustee have been satisfied, the Trustee shall deliver to the Issuers and the Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article 8), and any rights it has under the Security Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done all acts reasonably requested by the Issuers to release and discharge such Lien as soon as is reasonably practicable in accordance with the terms of the Intercreditor Agreement and the Security Documents.

Section 13.09 Collateral Agent.

(a) By their acceptance of the Notes, the Holders hereby designate and appoint Wells Fargo Bank, National Association to serve as Collateral Agent and as their collateral agent under this Indenture, the Security Documents and the Intercreditor Agreement, and agree not to assert any claim (including as a result of any conflict of interest) against the Collateral Agent arising from its role as Collateral Agent under the Note Documents, so long as it is acting in accordance with the terms of such Note Documents. Each of the Holders by acceptance of the Notes and the Trustee hereby irrevocably authorizes the Collateral Agent to take such action on their behalf under the provisions of this Indenture, the Security Documents and the Intercreditor Agreement, and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, the Security Documents and the Intercreditor Agreement, and consents and agrees to the terms of the Intercreditor Agreement, and each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. Wells Fargo Bank, National Association hereby agrees to serve as Collateral Agent under the Security Documents and the Intercreditor Agreement, and acknowledges that the Collateral Agent agrees to act as such on the express conditions contained in this Section 13.09. The provisions of this Section 13.09 are solely for the benefit of the Collateral Agent and none of the Trustee, any of the Holders nor any of the Grantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 13.04. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provisions of this Indenture, the Security Documents and the Intercreditor Agreement, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents and the Intercreditor Agreement, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Note Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, any Grantor or any other Person, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents or the Intercreditor Agreement, or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Collateral Agent may perform any of its duties under this Indenture, the Security Documents or the Intercreditor Agreement, by or through receivers, agents, employees, attorneys-in-fact or through its officers, directors, Affiliates, employees, agents, advisors, and attorneys in fact (collectively, “Related Persons”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Collateral Agent shall not be responsible for the negligence or willful misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith.

(c) None of the Collateral Agent or any of its Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except to the extent that the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct) or under or in connection with any Security Document or the Intercreditor Agreement, or the transactions contemplated thereby (except to the extent that the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company, the Issuers or any Grantor or Affiliate of any Grantor, or any Officer or Related Persons thereof, contained in this Indenture, or any other Note Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by, the Collateral Agent under or in connection with, this Indenture, the Security Documents or the Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents or the Intercreditor Agreement, or for any failure of any Grantor or any other party to this Indenture, the Security Documents or the Intercreditor Agreement, to perform its obligations hereunder or thereunder. None of the Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to monitor, ascertain or inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Security Documents or the Intercreditor Agreement, or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuers or any Grantor), independent accountants and other experts and advisors selected by the Collateral Agent. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents or the Intercreditor Agreement, unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines, or if there are any Secured Obligations then outstanding, the applicable “Authorized Representative” under the Intercreditor Agreement (if other than the Collateral Agent) and, if it so requests, it shall first be indemnified to its satisfaction by the Holders (or holders of Secured Obligations (if applicable)) against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Security Documents or the Intercreditor Agreement, in accordance with a written request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes, or if there are any Secured Obligations then outstanding, the applicable “Authorized Representative” under the Intercreditor Agreement (if other than the Collateral Agent) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders and holders of Secured Obligations (if applicable).

(e) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Collateral Agent shall have received written notice from the Trustee or the Issuers referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 13.09 and the terms of the Intercreditor Agreement).

(f) The Collateral Agent may resign at any time by notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture or the Intercreditor Agreement, the

Issuers shall appoint a successor Collateral Agent. If no successor Collateral Agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Issuers (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor Collateral Agent. If no successor Collateral Agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor Collateral Agent hereunder, such successor Collateral Agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” or “Collateral Agent” (as applicable) in the Note Documents shall mean such successor Collateral Agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 13.09 (and Section 7.07) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture or the Intercreditor Agreement.

(g) The Collateral Agent shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable to any Grantor or any Noteholder Secured Party for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees, attorneys, representatives or agents shall be responsible for any act or failure to act hereunder, except to the extent such act is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct.

(h) By their acceptance of the Notes hereunder, the Collateral Agent is authorized and directed by the Holders to (i) enter into the Security Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreement, (iii) bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreement, (iv) make the representations of the Holders set forth in the Security Documents and the Intercreditor Agreement, (v) perform and observe its obligations under the Security Documents and the Intercreditor Agreement and (vi) release any Collateral in accordance with the terms hereof.

(i) If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 7, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent, such proceeds to be applied by the Collateral Agent pursuant to the terms of this Indenture, the Security Documents and the Intercreditor Agreement.

(j) The Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(k) The Collateral Agent (and the Trustee) shall have no obligation whatsoever to the Trustee, any of the Holders, or any of the Noteholder Secured Parties to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreement, other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or if there are Secured Obligations then outstanding, the applicable “Authorized Representative” under the Intercreditor Agreement (if other than the Collateral Agent), or as otherwise provided in the Security Documents or the Intercreditor Agreement, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Agent shall have no other duty or liability whatsoever to the Trustee, any Holder, or any Noteholder Secured Party as to any of the foregoing.

(l) If the Issuers or any Guarantor (i) incurs any obligations in respect of Secured Obligations at any time when no Intercreditor Agreement is in effect or at any time when Indebtedness constituting Pari Passu Indebtedness entitled to the benefit of an existing Intercreditor Agreement is concurrently retired, and (ii) delivers to the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the Intercreditor Agreement) in favor of a designated agent or representative for the holders of the Secured Obligations so incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such Intercreditor Agreement (at the sole expense and cost of the Issuers, including reasonable legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder. To the extent an intercreditor agreement is already then in existence, if the Issuers or any Guarantor (i) incurs any additional Secured Obligations and (ii) delivers to the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into a joinder to such intercreditor agreement in favor of a designated agent or representative for the holders of such Secured Obligations, the Collateral Agent shall (and is hereby authorized and directed to) enter into such joinder (at the sole expense and cost of the Issuers, including reasonable legal fees and expenses of the Collateral Agent). If the Issuers or any Guarantor (i) incurs any Obligations in respect of Indebtedness secured by the Collateral with junior lien priority relative to the Notes and the Guarantees at any time when no Intercreditor Agreement is in effect or at any time when Indebtedness constituting Indebtedness secured by the Collateral with junior lien priority relative to the Notes and the Guarantees entitled to the benefit of an existing Intercreditor Agreement is concurrently retired, and (ii) delivers to the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (substantially in form of the Intercreditor Agreement attached hereto as Exhibit E) in favor of a designated agent or representative for the holders of the Obligations in respect of Indebtedness secured by the Collateral with junior lien priority relative to the Notes and the Guarantees so incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such Intercreditor Agreement (at the sole expense and cost of the Issuers, including reasonable legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder. To the extent an intercreditor agreement is already then in existence, if the Issuers or any Guarantor (i) incurs any additional Obligations in respect of Indebtedness secured by the Collateral with junior lien priority relative to the Notes and the Guarantees and (ii) delivers to the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into a joinder to such intercreditor agreement in favor of a designated agent or representative for the holders of such Obligations in respect of Indebtedness secured by the Collateral with junior lien priority relative to the Notes and the Guarantees, the Collateral Agent shall (and is hereby authorized and directed to) enter into such joinder (at the sole expense and cost of the Issuers, including reasonable legal fees and expenses of the Collateral Agent). By its acceptance of the Notes, each Holder shall be deemed to have authorized and directed the Collateral Agent to enter into and perform its obligations under the Intercreditor Agreement.

(m) No provision of this Indenture, the Intercreditor Agreement or any Security Document shall require the Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Collateral Agent) or, if there are Secured Obligations then outstanding, the applicable “Authorized Representative” under the Intercreditor Agreement (if other than the Collateral Agent) unless the Collateral Agent shall have received indemnity satisfactory to the Collateral Agent against potential costs and liabilities incurred by the Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreement, or the Security Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under any mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from the Holders (and the holders of Secured Obligations (if applicable)) in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action described above if it no longer reasonably deems any indemnity, security or undertaking from the Issuers or the Holders (or holders of Secured Obligations (if applicable)) to be sufficient.

(n) The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreement, or the Security Documents or any instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Issuers (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(o) In no event shall the Collateral Agent be responsible or liable for any special, indirect, punitive, incidental or consequential loss or damage or any kind whatsoever (including, but not limited to, lost profits) irrespective of whether the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(p) The Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuers or any other Grantor under this Indenture, the Intercreditor Agreement, and the Security Documents. The Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any Note Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreement or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreement, and any Security Documents as to any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreement, and the Security Documents. The Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreement, and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreement, and any Security Document. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreement, and the Security Documents unless expressly set forth hereunder or thereunder or as directed by Holders of a majority in aggregate principal amount of the Notes or, if Secured Obligations are then outstanding, the applicable “Authorized Representative” under the Intercreditor Agreement (if other than the Collateral Agent). The Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of the Note Documents.

(q) The parties hereto and the Holders hereby agree and acknowledge that the Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreement, and the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreement, and the Security Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral, including without limitation the properties constituting real property that constitute Collateral, and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral, including without limitation the real properties that constitute Collateral, as those terms are defined in Section 101(20)(E) of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended.

(r) Upon the receipt by the Collateral Agent of a written request of the Issuers signed by one Officer of each Issuer (a “Security Document Order”), the Collateral Agent is hereby authorized to execute and enter into, without the further consent of any Holder or the Trustee, any Security Document to be executed after the Issue Date. Such Security Document Order shall (i) state that it is being delivered to the Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 13.09(r), and (ii) instruct the Collateral Agent to execute and enter into such Security Document. Any such execution of a Security Document shall be at the direction and expense of the Issuer, upon delivery to the Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Security Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Security Documents.

(s) Subject to the provisions of the applicable Security Documents, each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, except as expressly set forth herein, in the Security Documents, the Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreement, or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee or, if Secured Obligations are then outstanding, the applicable “Authorized Representative” under the Intercreditor Agreement (if other than the Collateral Agent), as applicable.

(t) After the occurrence and during the continuance of an Event of Default and subject to the terms of the Intercreditor Agreement, the Trustee may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents and the Intercreditor Agreement.

(u) The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.13 and the other provisions of this Indenture and the Intercreditor Agreement. The Collateral Agent shall not have any duty to invest any funds that may be on deposit with it under this Indenture or any other Security Document.

(v) In each case that the Collateral Agent may or is required hereunder or under any other Note Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Note Document, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. Subject to the terms of the Intercreditor Agreement, if the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(w) Notwithstanding anything to the contrary in this Indenture or any other Note Document, in no event shall the Collateral Agent (or the Trustee) be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Note Documents (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Collateral Agent or the Trustee be responsible for, and the Collateral Agent and the Trustee make no representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby. The Collateral Agent makes no representation regarding the validity, effectiveness or enforceability of the Intercreditor Agreement, or any subsequent intercreditor agreement.

(x) Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuers or the Guarantors, or in connection with any Security Document or the Intercreditor Agreement, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 12.05. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(y) Notwithstanding anything to the contrary contained herein but subject to the terms of the Intercreditor Agreement, the Collateral Agent shall act pursuant to the instructions of the Noteholder Secured Parties or the Trustee as provided in this Indenture solely with respect to the Security Documents.

(z) The Issuers and the Guarantors, jointly and severally, shall indemnify the Collateral Agent for, and hold the Collateral Agent harmless against, any and all loss, damage, claim, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or the performance of its duties hereunder and under the other Note Documents (including the costs and expenses of enforcing any Note Document against the Issuers or any of the Guarantors (including this Article 13) or defending itself against any claim whether asserted by any Holder, the Issuers or any Guarantor, any holder of Secured Obligations or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Collateral Agent shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Collateral Agent to so notify the Issuers shall not relieve the Issuers or any Guarantor of their obligations hereunder. The Issuers and the Guarantors shall defend the claim and the Collateral Agent may have separate counsel and the Issuers and the Guarantors shall pay the reasonable fees and expenses of such counsel. The Issuers and the Guarantors need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Collateral Agent to the extent that the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the Collateral Agent’s own willful misconduct or gross negligence. The obligations of the Issuers and the Guarantors under this Section 13.09(z) shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Collateral Agent. To secure the payment obligations of the Issuers and the Guarantors in this Section 13.09(z) but subject to the terms of the Collateral Agent shall have a Lien prior to the Notes and rights of the Holders on all money or property held or collected by the Trustee or Collateral Agent, except that held in trust to pay principal, premium, if any, and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture. For the avoidance of doubt, the Issuers shall pay compensation to, reimburse expenses of and indemnify the Collateral Agent in accordance with Section 7.07.

[Signature pages follow]

DIAMOND FOREIGN ASSET COMPANY

By:	/s/ David L. Roland
Name: David L. Roland
Title: Director

DIAMOND FINANCE, LLC

By:	/s/ David L. Roland
Name: David L. Roland
Title: Maneger

[Signature Page to Indenture]

BRASDRIL SOCIEDADE DE PERFURAÇÕES LTDA.

By:	/s/ Darren Hunchak
Name:	Darren Hunchak
Title:	Diretor Geral / Managing Director

DIAMOND OFFSHORE, LLC
DIAMOND OFFSHORE (BRAZIL) L.L.C.
DIAMOND OFFSHORE DRILLING (OVERSEAS) L.L.C.
DIAMOND OFFSHORE GENERAL, LLC
DIAMOND OFFSHORE HOLDING, L.L.C.
DIAMOND OFFSHORE INTERNATIONAL, L.L.C.
DIAMOND OFFSHORE SERVICES, LLC.

By:	/s/ David L. Roland
Name:	David L. Roland
Title:	Manager

DIAMOND OFFSHORE FINANCE COMPANY

By:	/s/ David L. Roland
Name:	David L. Roland
Title:	Senior Vice President

DIAMOND OFFSHORE DRILLING (UK) LIMITED
DIAMOND OFFSHORE DRILLING COMPANY N.V.

DIAMOND OFFSHORE DRILLING LIMITED DIAMOND OFFSHORE ENTERPRISES LIMITED

DIAMOND OFFSHORE INTERNATIONAL LIMITED

DIAMOND OFFSHORE LIMITED

DIAMOND OFFSHORE NETHERLANDS B.V. DIAMOND RIG INVESTMENTS LIMITED

By:	/s/ David L. Roland
Name:	David L. Roland
Title:	Director

[Signature Page to Indenture]

BRASDRIL SOCIEDADE DE PERFURAÇÕES LTDA.

By:	/s/ Darren Hunchak
Name:	Darren Hunchak
Title:	Diretor Geral / Managing Director

DIAMOND OFFSHORE, LLC
DIAMOND OFFSHORE (BRAZIL) L.L.C.
DIAMOND OFFSHORE DRILLING (OVERSEAS) L.L.C.
DIAMOND OFFSHORE GENERAL, LLC
DIAMOND OFFSHORE HOLDING, L.L.C.
DIAMOND OFFSHORE INTERNATIONAL, L.L.C.
DIAMOND OFFSHORE SERVICES, LLC

By:	/s/ David L. Roland
Name:	David L. Roland
Title:	Manager

DIAMOND OFFSHORE FINANCE COMPANY

By:	/s/ David L. Roland
Name:	David L. Roland
Title:	Senior Vice President

DIAMOND OFFSHORE DRILLING (UK) LIMITED
DIAMOND OFFSHORE DRILLING COMPANY N.V.

DIAMOND OFFSHORE DRILLING LIMITED DIAMOND OFFSHORE ENTERPRISES LIMITED

DIAMOND OFFSHORE INTERNATIONAL LIMITED

DIAMOND OFFSHORE LIMITED

DIAMOND OFFSHORE NETHERLANDS B.V. DIAMOND RIG INVESTMENTS LIMITED

By:	/s/ David L. Roland
Name:	David L. Roland
Title:	Director

[Signature Page to Indenture]

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee

By:	/s/ John McNichol
Name: John McNichol
Title: Trust Officer

[Signature Page to Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Jay L. Buckman
Name:	Jay L. Buckman, Jr.
Title:	Director

[Signature Page to Indenture]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [                ]

ISIN [                ]

[[RULE 144A][REGULATION S] [AI] GLOBAL NOTE

representing up to

$______________]

9.00%/11.00%/13.00% Senior Secured First Lien PIK Toggle Notes due 2027

No.	[Initially] $ plus any PIK Interest
added to the principal amount hereof
[If the Note is a Global Note, include the following:
and as such amount may otherwise be
revised by the Schedule of Exchanges
of Interests in the Global Note attached hereto]

DIAMOND FOREIGN ASSET COMPANY and DIAMOND FINANCE, LLC

promises to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of ________________________ United States Dollars,] plus any PIK Interest added to the principal amount hereof, on April 22, 2027.

Interest Payment Dates:    April 30 and October 31, except as provided in the back of this Note

Record Dates:    April 15 and October 16, except as provided in the back of this Note

IN WITNESS HEREOF, the Issuers have caused this instrument to be duly executed.

Dated:	DIAMOND FOREIGN ASSET COMPANY

By:
Name:
Title:

DIAMOND FINANCE, LLC

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee

Dated:

By:
Authorized Signatory

[Back of Note]

9.00%/11.00%/13.00% Senior Secured First Lien PIK Toggle Notes due 2027

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Diamond Foreign Asset Company an exempted company formed under the laws of the Cayman Islands and a Wholly Owned Subsidiary of the Company (as defined below) (the “Cayman Issuer”), and Diamond Finance, LLC, a limited liability company organized and existing under the laws of the State of Delaware and a Wholly Owned Subsidiary of the Cayman Issuer (the “U.S. Issuer,” together with the Cayman Issuer, the “Issuers”), promise to pay interest on the principal amount of this Note at (a) 9.00% per annum payable in cash, (b) 11.00% per annum with 5.50% of such interest payable in cash and 5.50% of such interest payable in PIK Interest or (c) 13.00% per annum payable in PIK Interest from April 23, 2021 (the “Issue Date”) until maturity. The Issuers will pay interest semi-annually in arrears on April 30 and October 31 of each year; provided, however, that in 2026, the Interest Payment Date will occur on April 22 instead of April 30; provided, further that if any such day is not a Business Day, the Interest Payment Date will on the next succeeding Business Day (each, an “Interest Payment Date”) and no interest shall accrue on such payment as the result of the delay; provided, further that in each case, after the fifth anniversary of the Issue Date, interest shall be payable only at maturity (which interest shall be an amount calculated so that the total amount of interest paid after the fifth anniversary of the Issue Date would equal the amount that would have been paid without the foregoing proviso). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that the first Interest Payment Date shall be October 31, 2021. The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Issuers will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the April 15 or October 16 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest; provided, however, that in 2026, the Record Date will occur on April 7 instead of April 15. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, provided, that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuers or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

In the event that the Issuers shall determine to pay PIK Interest, in part or in full, for any Interest Period, then the Issuers shall deliver a notice (a “PIK Notice”) to the Trustee following the Determination Date but prior to the first day of the relevant Interest Period, which notice shall state the total amount of interest to be paid on the Interest Payment Date in respect of such Interest Period. The Trustee, on behalf of and at the expense of the Issuer, shall promptly deliver a corresponding notice provided by the Issuer to the Holders. For the avoidance of doubt, failure to deliver a PIK Notice in accordance with the Indenture shall not be an Event of Default. For the avoidance of doubt, interest on the Notes in respect of any Interest Period for which a PIK Notice is not delivered in accordance with the Indenture must be paid entirely in cash. Interest for the last Interest Period ending at the stated maturity of the Notes shall be payable entirely in cash.

If the Issuers are entitled to pay PIK Interest in respect of this Note, the Issuers may elect (subject to the restrictions contained in this Note), without the consent of the Holders of the Notes (and without regard to any restrictions or limitations set forth under Section 4.09 of the Indenture), to pay the applicable amount of PIK Interest (in accordance with the requirements contained in this Note) for such Interest Period in respect of this Note on the Interest Payment Date in respect of such Interest Period by (i) increasing the outstanding principal amount of this Note by an amount equal to the PIK Interest elected to be paid (rounded up to the nearest whole dollar), with respect to Global Notes; and, upon receipt of an Issuer Order, an adjustment shall be made by the Trustee to reflect such increase in the “Schedule of Exchanges of Interests” in the Global Note or (ii) issuing PIK Notes under the Indenture on the same terms and conditions as this Note in an amount equal to the PIK Interest elected to be paid (rounded up to the nearest whole dollar) (in each case of (i) and (ii), a “PIK Payment”). Following an increase in the principal amount of the outstanding Notes as a result of a PIK Payment, the Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All Notes issued pursuant to a PIK Payment will mature on the same date as the Notes in respect of which such PIK Payment was made as a payment of PIK Interest, and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and will have the same rights and benefits of the Notes in respect of which such PIK Payment was made as a payment of PIK Interest. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Notes.

3. PAYING AGENT AND REGISTRAR. Initially, Wilmington Savings Fund Society, FSB, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuers issued the Notes under an Indenture, dated as of April 23, 2021 (the “Indenture”), among the Issuers, the Guarantors named therein, the Trustee and Wells Fargo Bank, National Association, as Collateral Agent. This Note is one of a duly authorized issue of notes of the Issuers designated as their 9.00%/11.00%/13.00% Senior Secured First Lien PIK Toggle Notes due 2027. The Issuers shall be entitled to issue Additional Notes pursuant to Section 2.01 and 4.09 of the Indenture, including any increases thereof as the result of a PIK Payment and any PIK Notes issued as PIK Payments with respect to such Additional Notes. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. REDEMPTION AND REPURCHASE.    The Notes may be redeemed at the option of the Issuers, and may be the subject of a Change of Control Offer, an Asset Sale and Other Last Out Debt Repayment Offer, as further described in the Indenture. Except as provided in the Indenture, the Issuers shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

6. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Neither the Issuers nor the Trustee need exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer, in whole or in part, except for the unredeemed portion of any Note being redeemed in part, or between a Record Date and the next succeeding Interest Payment Date.

7. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

8. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

9. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuers, the Guarantors, the Trustee and the Holders shall be set forth in the applicable provisions of the Indenture.

10. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

11. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE GUARANTEES.

12. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuers at the following address:

Diamond Foreign Asset Company

C/O Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, TX 77094

Attention: David Roland

With a copy (which shall not constitute notice) to:

Diamond Finance, LLC

C/O Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, TX 77094

Attention: David Roland

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

                                                                                                                       (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: _____________________

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:* __________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10, 4.14 or 4.21 of the Indenture, check the appropriate box below:

            [    ] Section 4.10         [    ] Section 4.14         [    ] Section 4.21

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.10, Section 4.14 or Section 4.21 of the Indenture, state the amount you elect to have purchased:

$_______________

Date: _____________________

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee:* __________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $__________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Note Custodian

* This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Diamond Foreign Asset Company

C/O Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, TX 77094

Attention: David Roland

With a copy to:

Diamond Finance, LLC

C/O Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, TX 77094

Attention: David Roland

Wilmington Savings Fund Society, FSB

500 Delaware Ave

Wilmington, DE 19801

Telephone No.: (302) 888-7420

Attention: Patrick J. Healy

Re: Diamond Foreign Asset Company and Diamond Finance, LLC 9.00%/11.00%/13.00% Senior Secured First Lien PIK Toggle Notes due 2027

Reference is hereby made to the Indenture, dated as of April 23, 2021 (the “Indenture”), among Diamond Foreign Asset Company, Diamond Finance, LLC, the Guarantors named therein, the Trustee and the Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_______________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Transfer”), to _______________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2. [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3. [ ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE OR A RESTRICTED DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) [ ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) [ ] such Transfer is being effected to the Company, Issuers or a subsidiary thereof;

or

(c) [ ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and, if applicable, in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) [ ] such Transfer is being effected to an Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to the Restricted Definitive Note and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of

Exhibit B-1 to the Indenture and (2) an opinion of counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and/or Restricted Global Note and in the Indenture and the Securities Act. For purposes of this provision, the term “Accredited Investor” shall have the meaning set forth in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

4. [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) [ ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) [ ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) [ ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144 and Rule 903 or Rule 904 of Regulation S and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1. The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP [ ]), or

(ii)	[ ] Regulation S Global Note (CUSIP [ ]), or

(iii)	[ ] AI Global Note (CUSIP [ ]), or

(b)	[ ] a Restricted Definitive Note.

2. After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP [ ]), or

(ii)	[ ] Regulation S Global Note (CUSIP [ ]), or

(iii)	[ ] AI Global Note (CUSIP [ ]), or

(iv)	[ ] Unrestricted Global Note (CUSIP [ ]); or

(b)	[ ] a Restricted Definitive Note; or

(c)	[ ] an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

EXHIBIT B-1

FORM OF ACCREDITED INVESTOR CERTIFICATE

Diamond Foreign Asset Company

C/O Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, TX 77094

Attention: David Roland

With a copy to:

Diamond Finance, LLC

C/O Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, TX 77094

Attention: David Roland

Wilmington Savings Fund Society, FSB

500 Delaware Ave

Wilmington, DE 19801

Telephone No.: (302) 888-7420

Attention: Patrick J. Healy

Re: Diamond Foreign Asset Company and Diamond Finance, LLC 9.00%/11.00%/13.00% Senior Secured First Lien PIK Toggle Notes due 2027

Reference is hereby made to the Indenture, dated as of April 23, 2021 (the “Indenture”), among Diamond Foreign Asset Company, Diamond Finance, LLC, the Guarantors named therein, the Trustee and the Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_______________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Securities”), to _______________ (the “Transferee”). In connection with the transfer, the Transferee hereby certifies that:

1. We are an “accredited investor” (as defined in Rule 501(a) (1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)) (the “Accredited Investor”) purchasing for our own account or for the account of such an “Accredited Investor” at least $250,000 principal amount of the Securities, and we are acquiring the Securities for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Securities and we invest in or purchase securities similar to the Securities in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

B-1-1

2. We understand that the Securities have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Securities to offer, sell or otherwise transfer such Securities prior to the date that is one year after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Securities (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Issuers or a Subsidiary thereof, (b) pursuant to a registration statement which has been declared effective under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a qualified institutional buyer under Rule 144A (a “QIB”) that purchases for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) to an “Accredited Investor” within the meaning of Rule 501(a) under the Securities Act that is purchasing for its own account or for the account of such an “Accredited Investor,” in each case in a minimum principal amount of Securities of $250,000 or (e) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Securities is proposed to be made pursuant to clause (d) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuers and the Trustee, which shall provide, among other things, that the transferee is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and that it is acquiring such Securities for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuers and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Restriction Termination Date of the Securities pursuant to clauses (d) or (e) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company and the Trustee.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferee]

By:
Name:
Title:
Dated:

B-1-2

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Diamond Foreign Asset Company

C/O Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, TX 77094

Attention: David Roland

With a copy to:

Diamond Finance, LLC

C/O Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, TX 77094

Attention: David Roland

Wilmington Savings Fund Society, FSB

500 Delaware Ave

Wilmington, DE 19801

Telephone No.: (302) 888-7420

Attention: Patrick J. Healy

Re: Diamond Foreign Asset Company and Diamond Finance, LLC 9.00%/11.00%/13.00% Senior Secured First Lien PIK Toggle Notes due 2027

Reference is hereby made to the Indenture, dated as of April 23, 2021 (the “Indenture”), among Diamond Foreign Asset Company, Diamond Finance, LLC, the Guarantors named therein, the Trustee and the Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $__________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

a) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

a) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [ ] 144A Global Note [ ] Regulation S Global Note [ ] AI Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

[__________] Supplemental Indenture (this “Supplemental Indenture”), dated as of __________, [between][among] __________________ (the “Guaranteeing Subsidiary”), Diamond Foreign Asset Company (the “Cayman Issuer”) and Diamond Finance, LLC (the “U.S. Issuer,” together with the Cayman Issuer, the “Issuers”), Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”) and Wells Fargo Bank, National Association, as collateral agent (the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, each of the Issuers and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee and the Collateral Agent an indenture, dated as of April 23, 2021 (as further amended and supplemented, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 9.00%/11.00%/13.00% Senior Secured First Lien PIK Toggle Notes due 2027 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee and the Collateral Agent a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Guaranteeing Subsidiary, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of Holders.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to a Guarantor, including Article 10 thereof.

(3) Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4) Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes.

(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7) The Trustee and the Collateral Agent. Neither the Trustee nor the Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(8) Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(9) Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee and the Collateral Agent in this Supplemental Indenture shall bind their respective successors.

(10) Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:

Name:
Title:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee

By:

Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:

Name:
Title:

EXHIBIT E

FORM OF INTERCREDITOR AGREEMENT

E-1

EXHIBIT M

FORM OF MASTER INTERCOMPANY SUBORDINATION AGREEMENT

[____], 2021

THIS MASTER INTERCOMPANY SUBORDINATION AGREEMENT (as amended, restated, amended and restated, supplemented, joined, partially released or otherwise modified from time to time, this “Agreement”), is entered into as of April [____], 2021 (the “Effective Date”), by and among Diamond Offshore Drilling, Inc., a Delaware corporation (the “Parent”), and each of the undersigned Restricted Subsidiaries of the Parent and any other Person that becomes a party hereto pursuant to a Joinder (together with the Parent, collectively, the “Obligors”), for the benefit of Wells Fargo Bank, National Association, in its capacity as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined in the Intercreditor Agreement referred to below).

WHEREAS, (a) concurrent with the Effective Date, (i) the Parent and Diamond Foreign Asset Company, a Cayman Islands exempted company limited by shares (“DFAC”), as borrower, entered into that certain Credit Agreement dated as of the date hereof (as amended, restated, amended and restated, supplemented, increased, extended or otherwise modified from time to time, the “First Out Revolving Credit Agreement”) by and among the Parent, DFAC, Wells Fargo Bank, National Association, as administrative agent thereunder and as collateral agent, and the lenders and the issuing lenders from time to time party thereto, (ii) the Parent and DFAC, as borrower, entered into that certain Term Loan Agreement dated as of the date hereof (as amended, restated, amended and restated, supplemented, increased, extended or otherwise modified from time to time, the “Last Out Term Loan Agreement”) by and among the Parent, DFAC, as borrower, Wells Fargo Bank, National Association, as administrative agent thereunder and as collateral agent, and the lenders from time to time party thereto, (iii) the Parent, DFAC, as co-issuer, and Diamond Finance, LLC (“Diamond Finance”), as co-issuer, entered into that certain Indenture dated as of the date hereof (as amended, restated, amended and restated, supplemented, increased, extended or otherwise modified from time to time, the “Last Out Notes Indenture” and, together with the First Out Revolving Credit Agreement and the Last Out Term Loan Agreement, the “Facilities Agreements” and, each individually, a “Facility Agreement”) by and among the Parent, the other guarantors party thereto from time to time, DFAC, Diamond Finance, Wilmington Savings Fund Society, FSB, as trustee, the Collateral Agent, and the noteholders from time to time party thereto, (b) subject to the terms and conditions of the Facilities Agreements, certain of the Obligors may enter into one or more Last Out Incremental Debt Documents, each of which shall be secured on an equal and ratable basis with the other Secured Obligations, and (c) concurrent with the Effective Date, the Parent and each other Restricted Subsidiary party thereto, the authorized representatives under each of the Facilities Agreements, and the Collateral Agent entered into that certain Collateral Agency and Intercreditor Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Intercreditor Agreement”; unless otherwise defined herein or the context otherwise requires, capitalized terms used in this Agreement shall have the meanings provided in the Intercreditor Agreement, or if not defined in the Intercreditor Agreement, in the First Out Revolving Credit Agreement).

WHEREAS, the Parent and the other Obligors party hereto in their respective capacities as holders or payees of Indebtedness, liabilities, and other obligations, whether now or hereafter arising, and whether due to or becoming due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including all fees and all other amounts payable in connection with any of the foregoing, owed by any Obligor (collectively, the “Subordinated Debt”), desire to subordinate such Subordinated Debt to the Secured Obligations as set forth below.

WHEREAS, such agreements or understandings governing or evidencing such Subordinated Debt are referred to herein as “Subordinated Intercompany Debt Agreements”.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Obligors, the Obligors agree as follows:

1. Subordination.

(a) Each Obligor severally covenants and agrees in its respective capacity as holder or payee of any Subordinated Debt, that any Subordinated Debt owed to it, whether now or hereafter existing, is subordinated in right of payment and enforcement, to the extent and in the manner provided in this Section 1, to the prior payment in full in cash of all of the Secured Obligations and that the subordination herein is for the benefit of the Collateral Agent and the other Secured Parties. Each Obligor (with respect to Subordinated Debt owed to it) agrees that, after the occurrence and during the continuation of an Event of Default, such Obligor shall not ask, demand, accelerate, sue for, or take or receive from any other Obligor, directly or indirectly, in cash, securities, or other property or by set-off or in any other manner (including, without limitation, from or by way of collateral), payment of all or any of the Subordinated Debt. Without limitation of the foregoing with respect to any Subordinated Debt, so long as no Event of Default has occurred and is continuing, to the extent permitted under the First Lien Documents, any Obligor may make and any Obligor may receive any (x) payments of principal, interest and any other amounts, including, without limitation, prepayments of principal and (y) refinancings, replacements, renewals or extensions of such Subordinated Debt that are subordinated to the Secured Obligations in accordance with this Section 1; provided, that in the event that any Obligor receives any payment of any such Subordinated Indebtedness at a time when such payment is prohibited by this Section 1, such payment shall be held by such Obligor, in trust for the benefit of, and shall be paid forthwith over and delivered to the Collateral Agent for the benefit of the Secured Parties according to the respective Secured Obligations held or represented by each.

(b) Each Obligor agrees that upon any distribution of assets of any Obligor in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise): (i) the Collateral Agent and the other Secured Parties shall first be entitled to receive payment in full of the Secured Obligations before any holder or payee of Subordinated Debt is entitled to receive any payment on account of Subordinated Debt, (ii) any payment or distribution of assets of any Obligor of any kind or character, whether in cash, property or securities, to which any such holder or payee of Subordinated Debt would be entitled except for the provisions of this subsection 1(b), shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to the Collateral Agent, for the benefit of itself and the other Secured Parties, to the extent necessary to make payment in full of all Secured Obligations remaining unpaid after giving effect

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to any concurrent payment or distribution or provisions therefor to Collateral Agent, for itself and the other Secured Parties in accordance with the Intercreditor Agreement, (iii) in the event that, notwithstanding the foregoing provisions of this subsection 1(b), any such payment or distribution described in the foregoing subclause (i) or (ii) shall be received by any Obligor on account of Subordinated Debt during the term of this Agreement, such payment or distribution shall be received and held in trust for and shall be paid over to the Collateral Agent, for application to the payment of the Secured Obligations, after giving effect to any concurrent payment or distribution or provision therefor to the Collateral Agent and (iv) no right of the Collateral Agent or any other Secured Parties to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of a Credit Party or any Obligor. If, for any reason, any of the trusts expressed to be created in this Section 1 should fail or be unenforceable, the affected Obligor will promptly pay or distribute any such payment or distribution of assets to the Collateral Agent, for application to the payment of the Secured Obligations in accordance with the Intercreditor Agreement.

2. Authorization to Collateral Agent. If, while any Subordinated Debt is outstanding, any insolvency proceeding shall occur and be continuing with respect to any Obligor or its property: (a) the Collateral Agent hereby is irrevocably authorized and empowered (in the name of each Obligor or otherwise), but shall have no obligation, to ask, demand, accelerate, sue for, collect, and receive every payment or distribution in respect of the Subordinated Debt and give acquittance therefor and to file claims and proofs of claim and take such other action (including voting the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Collateral Agent and the other Secured Parties; and (b) each Obligor shall promptly take such action as the Collateral Agent reasonably may request (i) to collect the Subordinated Debt for the account of the Collateral Agent and the other Secured Parties and to file appropriate claims or proofs of claim in respect of the Subordinated Debt, (ii) to execute and deliver to the Collateral Agent such powers of attorney, assignments, and other instruments as it may request to enable it to enforce any and all claims with respect to the Subordinated Debt, and (iii) to collect and receive any and all payments in respect of Subordinated Debt.

3. No Enforcement of Remedies; No Contest of Enforcement or Forbearance. Each Obligor agrees that such Obligor shall not (a) exercise or enforce any creditors’ rights or remedies that it may have against any Obligor, or foreclose, repossess, sequester, or otherwise institute any action or proceeding (whether judicial or otherwise, including the commencement of any insolvency proceeding) to enforce any Subordinated Debt, unless the Collateral Agent otherwise consents, or (b) contest, protest, or object to any exercise of remedies by, or to any forbearance by, any Secured Party in connection with the Secured Obligations.

4. Confirmation of Waiver of Rights of Subrogation. Each Obligor agrees that no payment or distribution to the Collateral Agent pursuant to the provisions of this Agreement shall entitle such Obligor to exercise, nor shall such Obligor exercise, any rights of subrogation in respect thereof until the termination of this Agreement in accordance with its terms. It is understood by the parties hereto that the foregoing waiver of the exercise of any right of subrogation by each Obligor shall in no event be deemed to be a permanent waiver of such right of subrogation, but shall be effective only until the termination of this Agreement in accordance with its terms.

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5. Agreements by Obligors. Each Obligor agrees that it will not make any payment of any of the Subordinated Debt under which it is indebted, or take any other action, in contravention of the provisions of this Agreement.

6. Rights of Secured Parties. All rights and interests of the Collateral Agent and the other Secured Parties hereunder, and all agreements and obligations of the Obligors under this Agreement, shall remain in full force and effect (prior to the occurrence of the Subordination Discharge Date (as defined below) and subject to Section 11 hereof) irrespective of:

(a) any extension, modification or renewal of, or indulgence with respect to, or substitution for, the Secured Obligations or any part thereof or any agreement relating thereto at any time (including, without limitation, any change in the time, manner, or place of payment of any of the Secured Obligations);

(b) any failure or omission to perfect or maintain any Lien on, or preserve rights to, any security or Collateral or to enforce any right, power or remedy with respect to the Secured Obligations or any part thereof or any agreement relating thereto, or any Collateral securing the Secured Obligations or any part thereof;

(c) any waiver of any right, power or remedy or of any default with respect to the Secured Obligations or any part thereof or any Facility Agreement or other agreement relating thereto or with respect to any Collateral securing the Secured Obligations or any part thereof (including, without limitation, any manner of application of Collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner or sale or other disposition of any Collateral for all or any of the Secured Obligations or any other obligations of any other Person under the First Lien Documents or any other assets of any Obligor);

(d) any taking, exchange, release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any Collateral securing the Secured Obligations or any part thereof, any guaranties with respect to the Secured Obligations or any part thereof, or any other obligations of any Person thereof;

(e) the enforceability or validity of the Secured Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any Collateral securing the Secured Obligations or any part thereof;

(f) [reserved];

(g) any change of ownership, restructuring, or termination of the corporate structure or existence of any Obligor or the insolvency, bankruptcy or any other change in legal status of any Obligor (subject to Section 11 hereof);

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(h) any change in, or the imposition of, any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Secured Obligations;

(i) the failure of the Parent or any Obligor to take any other action, or maintain any other approvals, licenses or consents, required in connection with the performance of all obligations pursuant to the Secured Obligations or this Agreement;

(j) the existence of any claim, setoff or other rights which any Obligor may have at any time against any other Obligor in connection herewith or with any unrelated transaction;

(k) the Secured Parties’ election, in any case or proceeding instituted under Debtor Relief Laws, of the application of Section 1111(b)(2) of the Bankruptcy Code;

(l) any borrowing, use of cash collateral, or grant of a security interest by the Parent or any other Obligor, as debtor in possession, under Section 363 of the Bankruptcy Code;

(m) the disallowance of all or any portion of any of the Secured Parties’ claims for repayment of the Secured Obligations under Section 502 or 506 of the Bankruptcy Code;

(n) any refusal of payment by the Collateral Agent or any other Secured Party, in whole or in part, from any Obligor in connection with any of the Secured Obligations, whether or not with notice to, or further assent by, or any reservation of rights against, any Obligor; or

(o) any other fact or circumstance which might otherwise constitute grounds at law or equity for the discharge or release of any Obligor from its obligations hereunder (other than the occurrence of each of the following: (i) the payment in full in cash of all Secured Obligations (other than contingent indemnification obligations not then due), (ii) the termination of the commitments to extend credit or otherwise purchase indebtedness under each of the First Lien Documents, (iii) all letters of credit, secured hedge agreements, and secured cash management arrangements pursuant to the applicable First Lien Documents have been terminated or expired (or have been cash collateralized in an amount satisfactory to the applicable Secured Party and the applicable Authorized Representative, or as to which other arrangements satisfactory to the applicable Secured Party and the applicable Authorized Representative have been made and communicated to the Collateral Agent by the applicable Authorized Representative) (the date upon which each of the foregoing has occurred, the “Subordination Discharge Date”), subject however to Debtor Relief Laws and Section 11 hereof);

in each case, whether or not such Obligor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (o) of this Section.

7. Waiver. To the maximum extent permitted by Applicable Law, each Obligor hereby waives (a) promptness, diligence, notice of acceptance and any other notice with respect to any of the Secured Obligations and this Agreement, (b) any requirement that the Collateral Agent or any other Secured Party exhaust any right or take any action against any Obligor or any other Person, and (c) any right to require marshaling of assets.

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8. No Waiver; Remedies Cumulative. No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising, any rights hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

9. Conflicts. In the event of any conflict between this Agreement and any other provision of any Subordinated Intercompany Debt Agreements or any other agreement, instrument or understanding governing the Subordinated Debt, this Agreement shall control to the extent of such conflict. In the event of any conflict between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall control to the extent of such conflict. Without limiting the foregoing, notwithstanding any provision or requirement in any Subordinated Intercompany Debt Agreement to the contrary, the Parties hereto agree that (a) the Secured Obligations shall rank senior in right of payment and enforcement to any such Subordinated Debt to the extent set forth in this Agreement and (b) the terms of the Subordinated Debt may be varied pursuant to the express terms of this Agreement.

10. Joinder. Upon the execution and delivery to the Collateral Agent by any Person of a supplement joinder in substantially the form of Annex I or such other form as may be acceptable to the Collateral Agent (each, a “Joinder”), such Person shall become a “Obligor” hereunder as of the date of such Joinder with the same force and effect as if originally named as a Obligor herein. The execution and delivery of any Joinder shall not require the consent of any other Obligor hereunder, any Credit Party, the Collateral Agent or any other Secured Party. The rights and obligations of each Obligor hereunder shall remain in full force and effect notwithstanding the addition of any new Obligor as a party to this Agreement.

11. Release. To the extent that any Obligor is designated as an Unrestricted Subsidiary pursuant to each of the First Lien Documents, the Parent may elect, by written notice to the Collateral Agent, to have such Obligor discharged from all of its obligations and liabilities under this Agreement, so long as (a) the Parent shall be in compliance with the requirements for designation of Unrestricted Subsidiaries in the First Lien Documents before and after giving effect to such designation and release, and (b) no Default or Event of Default then exists or would be caused thereby. In addition, any Obligor shall be discharged from all of its obligations and liabilities under this Agreement if it ceases to be a Subsidiary of Parent in a transaction permitted under the terms of the First Lien Documents. Upon such election in a written notice to the Collateral Agent in the case of the first sentence in this Section 11, and satisfaction of the other conditions specified in the immediately preceding two sentences, as applicable, the applicable Obligor shall be automatically released from its obligations hereunder without the need for the execution and delivery of any document or instrument by the Collateral Agent or any other Secured Party. Additionally, this Agreement shall automatically terminate upon the Subordination Discharge Date.

12. Continuing Agreement; Termination; Reinstatement. This Agreement is a continuing agreement and shall remain in full force and effect until the termination of this Agreement, be binding upon each Obligor and their respective successors and assigns, and inure to the benefit of and be enforceable by the Collateral Agent and the other Secured Parties and its and their respective permitted successors and assigns. This Agreement shall terminate

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automatically upon the Subordination Discharge Date. Notwithstanding the foregoing, this Agreement shall continue to be effective or be reinstated, as the case may be, if any payment by or on behalf of an Obligor is made, or the Collateral Agent or any other Secured Party exercises any right of setoff, in respect of the Secured Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Collateral Agent or any other Secured Party in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred regardless of any prior revocation, rescission, termination or reduction.

13. Transfer of Subordinated Debt. Other than an assignment between Restricted Subsidiaries that are Obligors party to this Agreement, no Obligor may assign or transfer its rights and obligations in respect of the Subordinated Debt (other than in a transaction permitted under the First Lien Documents) without the prior written consent of the Collateral Agent, and any such assignment without the Collateral Agent’s prior written consent shall be null and void. Any transferee or assignee of any Subordinated Debt, as a condition to acquiring an interest in such Subordinated Debt shall agree to be bound hereby or by other subordination terms substantially identical to those herein and otherwise acceptable to the Collateral Agent, in a manner satisfactory to the Collateral Agent.

14. No Novation. For the avoidance of doubt, each Subordinated Intercompany Debt Agreement shall continue on and after execution and delivery of this Agreement without any novation, discharge, rescission, extinguishment or substitution of the Obligors’ rights and obligations thereunder pursuant to the terms thereof.

15. Titles and Captions. Titles and captions of Sections, subsections, and clauses in, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

16. Severability. Any provision of this Agreement or any other First Lien Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Collateral Agent (acting on behalf of the Secured Parties) and the Obligors shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction.

17. Governing Law and Submission to Jurisdiction. WITH RESPECT TO SECTION 9 AND SECTION 14, THE GOVERNING LAW OF EACH SUBORDINATED INTERCOMPANY DEBT AGREEMENT SHALL CONTINUE TO APPLY TO SUCH SUBORDINATED INTERCOMPANY DEBT AGREEMENT FOR PURPOSES OF CONSTRUING AND INTERPRETING THE EFFECTS OF THIS AGREEMENT ON SUCH SUBORDINATED INTERCOMPANY DEBT AGREEMENT. EXCEPT WITH RESPECT TO SECTION 9 AND SECTION 14, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF

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NEW YORK. Each Obligor irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind or description, whether in law or equity, whether in contract, in tort, or otherwise, against the Collateral Agent or any Related Party of the foregoing in any way relating to this Agreement, any First Lien Document, or any agreement or instrument contemplated hereby or thereby, or the consummation of the transactions contemplated hereby or thereby, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation, or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement against any Obligor or its properties in the courts of any jurisdiction.

18. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Collateral Agent and when the Collateral Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement

19. Amendments; Waivers. No term of this Agreement may be rescinded, cancelled, amended, waived or modified except by an instrument in writing signed by the Obligors and the Collateral Agent (acting on behalf of the Secured Parties in accordance with Section 4.02 of the Intercreditor Agreement); provided that, only the signature of a Person joining this Agreement pursuant to Section 10 shall be required for a Joinder; and provided further that, no signature of any Secured Party shall be required to release a Party pursuant to the provisions of Section 11, so long as the Parent is in compliance with the requirements set forth in Section 11 at such time. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

20. Notices, Etc. All notices and other communications provided for hereunder, by and between the Collateral Agent on the one hand and any Obligor on the other hand, shall be given and become effective as provided in Section 7.01 of the Intercreditor Agreement and shall be sent (a) if to any Obligor, to its address specified on Schedule A attached hereto, as may be updated from time to time by notice to the Collateral Agent, including, in connection with any Joinder, and (b) if to the Collateral Agent, at its address specified in or pursuant to the Intercreditor Agreement.

21. Further Assurances. Each Obligor will, at its expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Collateral Agent may reasonably request, in order to protect any rights or interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder.

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22. Third Party Beneficiary; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of all Persons who become permitted holders of, or continue to hold, Secured Obligations; and such holders are made third party beneficiaries of this Agreement during the term of this Agreement. Without limiting the generality of the foregoing clause, each of the Collateral Agent and the other Secured Parties may assign or otherwise transfer in accordance with the express provisions of the First Out Revolving Credit Agreement and the other First Lien Documents all or any portion of its rights and obligations under the First Out Revolving Credit Agreement or the other First Lien Documents, as applicable (including, without limitation, all or any portion of its commitments under such Facility Agreement and the Secured Obligations owed to it thereunder), to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Collateral Agent and/or the other Secured Parties, as applicable, herein or otherwise.

23. Waiver of Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

24. Integration. THIS AGREEMENT, THE FIRST LIEN DOCUMENTS, AND THE OTHER FIRST LIEN DOCUMENTS CONSTITUTE THE ENTIRE CONTRACT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY AND ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be executed as of the Effective Date.

PARENT:

DIAMOND OFFSHORE DRILLING, INC.

By:

Name:
Title:

[Signature Page to Agreement as to Master Intercompany Subordiantion Agreement]

SUBSIDIARIES:[1]

[___]

By:

Name:
Title:

[___]

By:

Name:
Title:

[___]

By:

Name:
Title:

[___]

By:

Name:
Title:

1 [NTD: Subject to finalization of list of Restricted Subsidiaries and appropriate signatories.]

[Signature Page to Agreement as to Master Intercompany Subordiantion Agreement]

SCHEDULE A

NOTICE ADDRESSES

OBLIGORS

Obligors	Address:	[___]
[___]
[___]
	Attn:	[___], [___]
	Telephone:	[___]
	Facsimile:	[___]

with a copy to:
	Attn:	[___], [___]
	Telephone:	[___]
	Facsimile:	[___]

ANNEX I

FORM OF SUPPLEMENT JOINDER

This SUPPLEMENT JOINDER (this “Joinder”), dated as of [__], 202[_], made by [______], a [______] (the “Additional Obligor”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Master Agreement referred to below.

W I T N E S E T H:

WHEREAS, Diamond Offshore Drilling, Inc., a Delaware corporation (“Parent”), and certain of its Restricted Subsidiaries are party to that certain Master Intercompany Subordination Agreement, dated as of [___], 2021 (as amended, restated, amended and restated, supplemented, joined, partially released or otherwise modified from time to time, the “Master Agreement”);

WHEREAS, in connection with the Master Agreement, the undersigned direct or indirect Restricted Subsidiary of the Parent wishes to join the Master Agreement as of the date hereof with the same force and effect as if originally named as a Obligor therein and has agreed to execute and deliver this Joinder; and

WHEREAS, this Joinder is made for the benefit of the Collateral Agent and other Secured Parties under the First Lien Documents, all as referred to in the Master Agreement.

NOW, THEREFORE, IT IS AGREED:

1. Joinder. By executing and delivering this Joinder, the undersigned Additional Obligor, as provided in Section 10 of the Master Agreement, hereby (a) agrees to all the terms and provisions of the Master Agreement, and (b) becomes a party to the Master Agreement as an Obligor thereunder with the same force and effect as if originally named therein as an Obligor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of an Obligor thereunder. Effective as of the date hereof, each reference to an “Obligor” in the Master Agreement shall be deemed to include the Additional Obligor. The Master Agreement is hereby incorporated herein by reference, and Sections 12, 14, 16, 17, and 23 of the Master Agreement shall apply to this Joinder, mutatis mutandis. Except as expressly supplemented hereby, the Master Agreement shall remain in full force and effect.

2. Miscellaneous. This Joinder may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Joinder by facsimile or other electronic imaging means (e.g., “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart of this Joinder.

IN WITNESS WHEREOF, the undersigned has caused this Joinder to be executed and delivered as of the date first above written.

[ADDITIONAL OBLIGOR]

By:

Name:
Title:

[Signature Page to Supplement Joinder]